Exhibit 4.2

Execution Version

CREDIT AGREEMENT

dated as of October 31, 2017

among

MULTI-COLOR CORPORATION,

COLLOTYPE INTERNATIONAL HOLDINGS PTY LIMITED,

and

CERTAIN SUBSIDIARIES,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and U.S. L/C Issuer,

CITISECURITIES LIMITED,

as Australian Administrative Agent,

CITICORP INTERNATIONAL LIMITED,

as Australian Collateral Agent,

CITIBANK, N.A., SYDNEY BRANCH,

as Australian L/C Issuer,

CAPITAL ONE, NATIONAL ASSOCIATION

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

FIFTH THIRD BANK,

PNC BANK, N.A.

SUNTRUST BANK

as Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.,

as Syndication Agent,

and

The Other Lenders Party Hereto

and

BANK OF AMERICA, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

CREDIT SUISSE SECURITIES (USA) LLC,

BANK OF MONTREAL,

and

KEYBANC CAPITAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES

1.01(a) Immaterial Subsidiaries

1.01(b) Unrestricted Subsidiaries

v

TABLE OF CONTENTS (continued)

Section		Page

1.01(c)	Restructuring Transactions
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
4.01(c)	Local Counsel
5.06	Litigation
5.09	Environmental Matters
5.11	Taxes
5.13	Subsidiaries; Other Equity Investments
5.17	Taxpayer Identification Number; Other Identifying Information
5.18	Intellectual Property Matters
6.17	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Investments
7.02(g)	Bank Deposits
7.03	Existing Indebtedness
10.02	Agents’ Offices; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	U.S. Revolving Credit Loan Note
C-3	Australian Revolving Credit Loan Note
C-4	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	U.S. Guaranty and Collateral Agreement
G	Australian Guarantee and Indemnity Deed Poll
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	Australian Verification Certificate
K	Notice of Loan Prepayment
L-1	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships)
L-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships)
L-3	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships)
L-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is dated as of October 31, 2017, among MULTI-COLOR CORPORATION, an Ohio corporation (the “Company”), COLLOTYPE INTERNATIONAL HOLDINGS PTY LIMITED (ACN 007 628 015), an Australian company limited by shares and registered in South Australia (the “Australian Borrower”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company and the Australian Borrower, the “Borrowers” and, each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and U.S. L/C Issuer, CITISECURITIES LIMITED (ACN 008 489 610), as Australian Administrative Agent, CITICORP INTERNATIONAL LIMITED, as Australian Collateral Agent, and CITIBANK, N.A., SYDNEY BRANCH, as Australian L/C Issuer.

RECITALS

WHEREAS, the Company intends to acquire (the “Acquisition”), directly or indirectly, the Target pursuant to that certain Sale and Purchase Agreement dated July 16, 2017, among the Company and Sellers (as defined herein) (as amended, supplemented, or modified prior to the date hereof in accordance with the terms thereof, the “Purchase Agreement”).

WHEREAS, the Company has requested that concurrently with the consummation of the Acquisition, the Lenders extend credit to the applicable Borrower in the form of the (i) Term A Loans (as defined herein) on the Closing Date in an initial aggregate principal amount of $150,000,000, (ii) Term B Loans (as defined herein) on the Closing Date in an initial aggregate principal amount of $500,000,000 and (iii) Revolving Credit Facility (as defined herein) in an initial aggregate principal amount of $400,000,000.

WHEREAS, (i) the proceeds of the Term Loans (as defined herein), (ii) amounts drawn under the Revolving Credit Facility on the Closing Date, (iii) Seller Equity (as defined herein), (iv) the proceeds of the Senior Unsecured Notes due 2025 (as defined herein), and (v) cash on the balance sheet of the Company will be used by the Company to finance the purchase price of the Acquisition, to refinance the Prior Company Credit Agreement (as defined herein) and to pay certain fees and expenses in connection with the Transaction (as defined herein).

WHEREAS, the Lenders have indicated their willingness to lend and each L/C Issuer (as defined herein) has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable L/C Currency” has the meaning specified in Section 2.03(a)(i).

“Account Debtor” has the meaning set forth in the U.S. Guaranty and Collateral Agreement.

“Acquired Indebtedness” means Indebtedness of a Person which was (a) existing at the time such Person became a Subsidiary or (b) assumed by the Company or a Subsidiary of the Company pursuant to a Permitted Acquisition, and in each case was not created or incurred in connection with or in anticipation of such Person becoming a Subsidiary or such Permitted Acquisition.

“Acquisition” has the meaning specified in the recitals hereto.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, the Company and, to the extent affecting the Australian Revolving Sub-facility, the Australian Agents, be in the form of an amendment and restatement of this Agreement) providing for any (a) Incremental Facilities pursuant to Section 2.18, (b) Credit Agreement Refinancing Indebtedness pursuant to Section 2.19 and/or (c) Extended Revolving Credit Commitments or Extended Term Loans pursuant to Section 2.20, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the Administrative Agent and, to the extent affecting the Australian Revolving Sub-facility, the Australian Agents. Each Additional Credit Extension Amendment shall be executed by each L/C Issuer and/or the Swing Line Lender (to the extent Section 10.01 would require the consent of each L/C Issuer and/or the Swing Line Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Administrative Agent and, to the extent affecting the Australian Revolving Sub-facility, the Australian Agents, the Loan Parties and the other parties specified in Section 2.18, 2.19 or 2.20, as applicable, of this Agreement (but not any other Lender not specified in Section 2.18, 2.19 or 2.20, as applicable, of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the first proviso in the first paragraph of Section 10.01. Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01 (without giving effect to references therein to the Certain Funds Provision) of this Agreement and certificates confirming satisfaction of conditions consistent with Section 4.02.

“Additional Senior Notes” means any additional senior unsecured notes issued or incurred after the Closing Date pursuant to, and in accordance with, the indenture governing either the Senior Unsecured Notes Due 2022 or the Senior Unsecured Notes due 2025 or any other indenture or documentation in form and substance satisfactory to the Administrative Agent.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Australian Administrative Agent, the Australian Collateral Agent and the Administrative Agent. The term “Agent”, however, shall not include the Co-Documentation Agents or Syndication Agent listed on the cover page hereof.

“Aggregate Australian Revolving Commitment” means the aggregate amount of the Australian Revolving Commitments of each Australian Revolving Sub-facility Lender. If new Australian Revolving Commitments are established after the Closing Date pursuant to an Additional Credit Extension Amendment, references to “Aggregate Australian Revolving Commitments” herein shall mean all Aggregate Australian Revolving Commitments (after giving effect to such Additional Credit Extension Amendment), unless the Additional Credit Extension Amendment provides otherwise with respect to any one or more particular references to “Australian Revolving Commitments”; and references to “Australian Revolving Sub-facility,” “Australian Revolving Sub-facility Lender” and “Australian Revolving Credit Loan” shall also be subject to such rule of interpretation. The Australian Revolving Commitment as of the Closing Date is Forty Million Dollars ($40,000,000).

“Aggregate Revolving Credit Commitments” means the Aggregate Australian Revolving Commitment and the Aggregate U.S. Revolving Commitment.

“Aggregate U.S. Revolving Commitment” means the aggregate amount of the U.S. Revolving Commitments of each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment. If new U.S. Revolving Commitments are established after the Closing Date pursuant to an Additional Credit Extension Amendment, references to “Aggregate U.S. Revolving Commitments” herein shall mean all U.S. Revolving Credit Commitments (after giving effect to such Additional Credit Extension Amendment), unless the Additional Credit Extension Amendment provides otherwise with respect to any one or more particular references to “U.S. Revolving Commitments”; and references to “U.S. Revolving Sub-facility,” “U.S. Revolving Sub-facility Lender” and “U.S. Revolving Sub-facility” shall also be subject to such rule of interpretation. The Aggregate U.S. Revolving Commitment as of the Closing Date is Three Hundred Sixty Million Dollars ($360,000,000).

“Agreement” means this Credit Agreement, as amended, restated, extended, modified or supplemented from time to time in accordance with the terms hereof.

“All-in Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurocurrency Rate or Base Rate floor, or otherwise, in each case, incurred or payable by the Company generally to all the lenders of such Indebtedness in the primary syndication thereof; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four (4)-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided further, that “All-in Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Alternative Currency” means Euro, Pounds Sterling and each other currency (other than Dollars) that is approved by each of the U.S. Revolving Sub-facility Lenders with a U.S. Revolving Commitment from time to time subsequent to the Closing Date.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate U.S. Revolving Commitment and $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate U.S. Revolving Commitment.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, and to the extent applicable the Company by virtue of such Person being organized or operating in such jurisdiction, the UK Bribery Act 2010 and other similar laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, (c) in respect of any other Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Term Facility represented by the principal amount of such Term Lender’s Term Loans under such Term Facility at such time, (d) in respect of the U.S. Revolving Sub-facility, with respect to any U.S. Revolving Sub-facility Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate U.S. Revolving Commitments represented by such U.S. Revolving Sub-facility Lender’s U.S. Revolving Sub-facility Commitment at such time, subject to adjustment as provided in Section 2.18, and (e) in respect of the Australian Revolving Sub-facility, with respect to any Australian Revolving Sub-facility Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Australian Revolving Commitments represented by such Australian Revolving Sub-facility Lender’s Australian Revolving Sub-facility Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, with respect to any Base Rate Loan or Eurocurrency Rate Loan, or with respect to Letter of Credit Fees and Commitment Fees payable hereunder:

(a) with respect to the Term A Facility and the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first full fiscal quarter ending after the Closing Date, (x) 1.25% per annum, with respect to Base Rate Loans and (y) 2.25% per annum, with respect to Eurocurrency Rate Loans, BBSY Loans and Letter of Credit Fees and (ii) thereafter, the following percentages per annum set forth below under the captions “Applicable Rate for Eurocurrency Rate Loans/BBSY Loans/Letter of Credit Fees” or “Applicable Rate for Base Rate Loans”, as the case may be, based upon the Consolidated Secured Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Secured Net Leverage Ratio	Applicable Rate for Eurocurrency Rate Loans/ BBSY Loans/Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	≥ 3.25	2.75%	1.75%
2	≥ 3.00 but < 3.25	2.50%	1.50%
3	≥ 2.25 but < 3.00	2.25%	1.25%
4	≥ 1.25 but < 2.25	2.00%	1.00%
5	< 1.25	1.75%	0.75%

(b) with respect to the Commitment Fee for the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first full fiscal quarter ending after the Closing Date, 0.45% per annum and (ii) thereafter, the following percentages per annum set forth below under the caption “Commitment Fee” based upon the Consolidated Secured Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Consolidated Secured Net Leverage Ratio	Commitment Fee
≥ 3.25	0.45%
≥ 3.00 but < 3.25	0.40%
≥ 2.25 but < 3.00	0.35%
≥ 1.25 but < 2.25	0.35%
< 1.25	0.30%

(c) with respect to the Term B Facility, (x) 1.25% per annum, with respect to Base Rate Loans and (y) 2.25% per annum, with respect to Eurocurrency Rate Loans; and

(d) with respect to any Term Loans or Revolving Credit Commitments established or extended pursuant to Section 2.18, 2.19 or 2.20, as specified in the Additional Credit Extension Amendment related thereto.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Term A Facility and the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in Australian Dollars, any Alternative Currency or any Acceptable L/C Currency, the local time in the place of settlement for such Australian Dollars, Alternative Currency or Acceptable L/C Currency as may be determined by the Australian Administrative Agent, the Australian L/C Issuer, the Administrative Agent or the U.S. L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan thereunder at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the applicable Facility Administrative Agent, in substantially the form of Exhibit E or any other form approved by the applicable Facility Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of such date for the fiscal year ended March 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and such Subsidiaries, including the notes thereto.

“Australian Agents” means, collectively, the Australian Administrative Agent and the Australian Collateral Agent.

“Australian Administrative Agent” means Citisecurities Limited in its capacity as Australian administrative agent under any of the Loan Documents, or any successor Australian Administrative Agent.

“Australian Administrative Agent’s Office” means, with respect to any currency, the Australian Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Australian Administrative Agent may from time to time notify to the Company and the Lenders.

“Australian Borrower” has the meaning set forth in the preamble hereto.

“Australian Collateral” means “Secured Property” as defined in the Australian Guarantee and Indemnity Deed Poll and all other assets subject or purported to be subject to a Lien in favor of the Australian Collateral Agent pursuant to any Australian Security Documents.

“Australian Collateral Agent” means Citicorp International Limited in its capacity as Australian collateral agent and appointed pursuant to Section 9.01(a)(iii), or any successor Australian Collateral Agent.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Guarantee and Indemnity Deed Poll” means the Guarantee and Indemnity Deed Poll executed and delivered by certain Subsidiaries of the Company incorporated under the Laws of Australia in favor of (amongst others) the Australian Collateral Agent, the Australian Administrative Agent and the Australian Revolving Sub-facility Lenders, substantially in the form of Exhibit G.

“Australian Dollar” and “AUD” mean lawful money of Australia.

“Australian L/C Advance” means, with respect to each Australian Revolving Sub-facility Lender, such Australian Revolving Sub-facility Lender’s funding of its participation in any Australian L/C Borrowing in accordance with its Applicable Percentage. All Australian L/C Advances shall be denominated in Australian Dollars.

“Australian L/C Borrowing” means an extension of credit resulting from a drawing under any Australian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All Australian L/C Borrowings shall be denominated in Australian Dollars.

“Australian L/C Issuer” means Citibank, N.A., Sydney Branch in its capacity as issuer of Australian Letters of Credit hereunder, or any successor issuer of Australian Letters of Credit hereunder.

“Australian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Australian Letters of Credit plus the aggregate of all Unreimbursed Amounts in relation to all outstanding Australian Letters of Credit, including all Australian L/C Borrowings. For the purposes of computing the amount available to be drawn under any Australian Letter of Credit, the amount of such Australian Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination an Australian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Australian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Australian Letter of Credit” means any letter of credit issued hereunder by the Australian L/C Issuer and shall include the applicable Existing Letters of Credit. An Australian Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that any such commercial letters of credit issued hereunder shall provide for payment in cash and at sight only and not pursuant to time drafts. Australian Letters of Credit shall be issued in Australian Dollars.

“Australian Letter of Credit Sublimit” means an amount equal to $10,000,000. The Australian Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Australian Revolving Commitments Revolving Credit Facility.

“Australian Loan Party” means, collectively, the Australian Borrower and each Subsidiary Guarantor that is incorporated or organized under the laws of Australia or any political subdivision thereof.

“Australian Revolving Commitment” means, as to each Australian Revolving Sub-facility Lender, its obligation to (a) make Australian Revolving Credit Loans to the Australian Borrower pursuant to Section 2.01(d) or pursuant to an Additional Credit Extension Amendment, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Australian Revolving Commitment” or opposite such caption in the Additional Credit Extension Amendment or Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Australian Revolving Credit Loan” has the meaning specified in Section 2.01(d).

“Australian Revolving Credit Loan Note” means a promissory note made by the Company in favor of an Australian Revolving Sub-facility Lender evidencing Australian Revolving Credit Loans made by such Australian Revolving Sub-facility Lender, substantially in the form of Exhibit C-3.

“Australian Revolving Sub-facility” means, collectively, the Australian Revolving Credit Loans and the Australian Letters of Credit.

“Australian Revolving Sub-facility Lender” means each Lender that has an Australian Revolving Commitment.

“Australian Security Documents” means, collectively, (a) the Australian Guarantee and Indemnity Deed Poll dated on or about the date of this Agreement in the form of Exhibit G, (b) except as the context otherwise requires, a specific security deed dated on or about the date of this Agreement executed and delivered by the Company in favor of the Administrative Agent in its own capacity and as agent for the applicable Secured Parties and the Australian Collateral Agent, in its capacity as collateral agent for the applicable Secured Parties in respect of 66% of the share capital in Multi-Color Australia Holdings Pty Limited (ACN 129 274 719), (c) a share pledge dated on or about the date of this Agreement executed and delivered by Multi-Color Australia Acquisition Pty Limited (ACN 129 275 181) in favor of the Australian Collateral Agent in its own capacity and as collateral agent for the Australian Revolving Sub-facility Lenders and the other applicable Secured Parties in respect of the entire share capital of Multi-Color Australia LLC, (d) a specific security deed dated on or about the date of this Agreement executed and delivered by Multi-Color Australia LLC in favor of the Australian Collateral Agent in its own capacity and as collateral agent for the Australian Revolving Sub-facility Lenders and the other applicable Secured Parties in respect of the entire share capital in Magnus Donners Pty Limited (ACN 008 102 207) and the entire share capital in Collotype International Holdings Pty Limited (ACN 007 625 015) held by Multi-Color Australia LLC from time to time, (e) a lien dated on or about the date of this Agreement executed and delivered by Multi-Color Australia LLC in favor of the Australian Collateral Agent in its own capacity and as collateral agent for the Australian Revolving Sub-facility Lenders and the other applicable Secured Parties, (f) a general security agreement dated on or about the date of this Agreement executed and delivered by Multi-Color Australia Holdings Pty Ltd (ACN 129 274 719), Multi-Color Australia Finance Pty Ltd (ACN 129 274 979), Multi-Color Australia Acquisition Pty Ltd (ACN 129 275 181), Magnus Donners Pty Limited (ACN 008 102 207), Collotype International Holdings Pty Limited (ACN 007 628 015), Multi-Color Corporation Australia Pty Limited (ACN 007 514 856), Collotype iPack Pty Limited (ACN 120 050 160), Multi-Color (Barossa) Pty Limited (ACN 008 212 539), Multi-Color (Griffith) Pty Limited (ACN 115 294 267), Collotype Labels International Pty Limited (ACN 068 409 478), Collotype BSM Labels Pty Limited (ACN 007 665 189), Multi-Color (QLD) Pty Limited (ACN 003 411 194), Multi-Color (SA) Pty Limited (ACN 120 050 204), Multi-Color (WA) Pty Limited (ACN 009 412 462), Graphix Labels and Packaging Pty Ltd (ACN 616 220 752) and Labelmakers Wine Division Pty Ltd (ACN 007 691 483) in favor of the Australian Collateral Agent in its own capacity and as collateral agent for the Australian Revolving Sub-facility Lenders and the other applicable Secured Parties and (g) all other documents delivered to the Australian Collateral Agent granting or perfecting a Lien on the property of any Person for the benefit of the Australian Revolving Sub-facility Lenders and the other applicable Secured Parties, including, without limitation, all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document with respect to such property, and all other security documents hereafter delivered to the Australian Collateral Agent granting or perfecting a Lien on such property of any Person to secure the obligations and liabilities of any applicable Australian Loan Party.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) $150,000,000, plus

(b) Cumulative Retained Excess Cash Flow Amount, plus

(c) Declined Proceeds, plus

(d) 100% of the aggregate Net Cash Proceeds and the fair market value of property other than cash received by the Company on or after the Closing Date as a contribution to its common equity capital or from the issue or sale of the Equity Interests of the Company (excluding, without duplication, the Seller Equity and Equity Interests sold to a Restricted Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or a Subsidiary of the Company), or from the issue or sale of debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (other than convertible or exchangeable Equity Interests or debt securities sold to a Subsidiary of the Company); plus

(e) in the event that any Unrestricted Subsidiary designated as such after the Closing Date is redesignated as a Restricted Subsidiary in accordance with Section 6.13(d) or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary so designated or combined as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made in reliance on the Available Amount); provided that in the case of this clause (e), if the fair market value of such Investment shall exceed $5,000,000, such fair market value shall be determined by the board of directors of the Company, whose resolutions with respect thereto will be delivered to the Administrative Agent, at the time of the redesignation of such Unrestricted Subsidiary, as a Restricted Subsidiary; minus

(f) any amount of the Available Amount to make Investments pursuant to Section 7.02(t) after the Closing Date and prior to such time; minus

(g) any amount of the Available Amount used to pay dividends or make distributions pursuant to Section 7.06(d) after the Closing Date and prior to such time; minus

(h) any amount of the Available Amount used to make Restricted Payments pursuant to Section 7.06(e) after the Closing Date and prior to such time; minus

(i) any amount of the Available Amount used to make capital expenditures pursuant to Section 7.12(a) after the Closing Date and prior to such time; minus

(j) any amount of the Available Amount used to prepay Indebtedness pursuant to Section 7.14(a)(ii) after the Closing Date and prior to such time.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date in respect of the Revolving Credit Facility, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Amount” has the meaning specified in Section 7.12.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1%; provided that, notwithstanding the foregoing, if the Base Rate would otherwise be equal to or less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the Company or a Designated Borrower that is a U.S. Loan Party and shall be denominated in Dollars.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.

“BBSY Loan” means a Loan that bears interest based on the BBSY Rate. All BBSY Loans shall be denominated in Australian Dollars.

“BBSY Rate” means the average Bank Bill Swap Bid Rate displayed at or about 11:00am, Sydney, Australia time (or if different, the time specified by the Australian Administrative Agent as the time at which the screen rate is normally published) on the applicable rate set date on the Reuters screen BBSY page (or any replacement page which displays that rate) for a term equivalent to the applicable Interest Period (disregarding any subsequent correction, recalculation or republication by the administrator of the Bank Bill Swap Bid Rate); provided that, notwithstanding the foregoing, if the BBSY Rate would otherwise be equal to or less than zero, such rate shall be deemed zero for purposes of this Agreement. If (a) for any reason that rate is not displayed for a term equivalent to that period, or (b) the basis on which that rate is displayed is changed and in the opinion of the Australian Administrative Agent it ceases to reflect the Australian Revolving Sub-facility Lenders’ cost of funding to the same extent as at the date of this Agreement, the BBSY Rate shall be the Interpolated Rate for a period equal in length to the Interest Period of that Loan or Borrowing. If it is not possible to determine the Interpolated Rate for that period, then BBSY Rate will be the rate determined by the Australian Administrative Agent to be the arithmetic mean of the buying rates (rounded upwards to four decimal places) quoted to the Australian Administrative Agent by three of the Reference Banks selected by the Australian Administrative Agent at or about that time on that date, but if one or more Reference Banks does not supply a quotation at or about that time on that date, that BBSY Rate shall be determined on the basis of the quotations of the remaining Reference Banks (so long as there is more than one). The buying rates must be for bills of exchange accepted by leading Australian banks and which have a term equivalent to the applicable Interest Period. If there are no Reference Banks available, the rate will be the weighted average of the rates determined by each Australian Revolving Sub-facility Lender to be its cost of funds in respect of the relevant BBSY Loan Rates, if necessary, will be rounded up to the nearest fourth decimal place.

“BBSY Revolving Credit Loan” means a Revolving Credit Loan that is a BBSY Loan.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located with respect to Obligations denominated in Dollars, an Alternative Currency or an Acceptable L/C Currency, (b) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Australian Administrative Agent’s Office is located with respect to Obligations denominated in Australian Dollars, (c) if used in connection with the Australian Collateral Agent or any Obligation under an Australian Security Document, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Hong Kong and Sydney (d) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market, (e) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day, (f) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Pounds Sterling, any fundings, disbursements, settlements and payments in Pounds Sterling in respect of any such Eurocurrency Rate Loan, or any other dealings in Pounds Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market, (g) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars, Euro or Pounds Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency and (h) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Euro or Pounds Sterling in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars, Euro or Pounds Sterling, or any other dealings in any currency other than Dollars, Euro or Pounds Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease, other than Excluded Lease Obligations.

“Capital Leases” means all leases of property that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Cash Collateralize” means, to pledge and deposit with or deliver to the applicable Agent, for the benefit of the applicable L/C Issuer or the Swing Line Lender (as applicable) or the Lenders, as collateral for L/C Obligations, the Obligations in respect of Swing Line Loans, or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the applicable Agent and the applicable L/C Issuer, and/or (c) if the applicable Agent and the applicable L/C Issuer or Swing Line Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars or Australian Dollars (with respect to the collateral to be provided for Australian Letters of Credit) and pursuant to documentation in form and substance satisfactory to the applicable Agent and such L/C Issuer or Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company and the Restricted Subsidiaries free and clear of all Liens (other than Liens permitted under Section 7.01):

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two (2) years from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, or repurchase obligations of, any commercial bank that (i) (A) is a Lender or (B) (1) in the case of any such Investment owned by a U.S. Loan Party, is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or (2) in all other cases, is organized under the national, provisional or local laws of the jurisdiction of the applicable Subsidiary, and (ii) has combined capital and surplus of at least $250,000,000 (or the equivalent in any local currency), in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(d) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P or the equivalent grade by any other nationally recognized statistical rating organization with maturities of not more than two (2) years from the date of acquisition; and

(e) Investments, classified in accordance with GAAP as current assets of the Company or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are rated at least “AA” (or the then equivalent grade) by S&P or “Aa2” (or the then equivalent grade) by Moody’s or the equivalent grade by any other nationally recognized statistical rating organization and the portfolios of which invests 90% or more of its assets in instruments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.

“Cash Management / Other Facility Agreement” means (a) any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements and (b) any agreement to provide bank guarantees, trade letters of credit, working capital facilities and other similar committed banking arrangements provided to Foreign Subsidiaries of the Company (such agreements in clause (b), the “Other Facility Agreements”) in an aggregate principal amount with respect to all such Other Facility Agreements not to exceed $10,000,000.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management / Other Facility Agreement, is an Agent, a Lender or an Affiliate of an Agent or a Lender, in its capacity as a party to such Cash Management / Other Facility Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certain Funds Provision” has the meaning set forth in Section 4.01.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities; or

(d) a “change of control” (as defined in the documentation governing any Indebtedness permitted under Section 7.03(j)), or the equivalent thereof, shall have occurred.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term A Loans, Term B Loans, Incremental Term Loans, Refinancing Term Loans, Extended Term Loans, U.S. Revolving Credit Loans, Australian Revolving Credit Loans, Incremental Revolving Credit Loans, Refinancing Revolving Credit Loans or Extended Revolving Credit Loans, (b) any Commitment, refers to whether such Commitment is a Term A Commitment, Term B Commitment, Incremental Term Loan Commitment, U.S. Revolving Credit Commitment, Australian Revolving Commitment, Incremental Revolving Credit Commitment, Refinancing Revolving Credit Commitment or Extended Revolving Credit Commitment, (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental Term Loans, Refinancing Term Loans, Extended Term Loans, Incremental Revolving Credit Commitments, Refinancing Revolving Credit Loans, Extended Revolving Credit Loans, Incremental Term Loan Commitments, Incremental Revolving Credit Commitments, Refinancing Revolving Credit Commitments or Extended Revolving Credit Commitments that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Releases” means the release of (a) all Liens in favor of the lenders and other secured parties by or in the Company or any of its Restricted Subsidiaries granted, given, issued under or in connection with the Prior Company Credit Agreement, and (b) all guarantees and Liens of the Target Entities, granted, given, issued under or in connection with the Prior Target Credit Agreement, it being understood that the Existing Letters of Credit may remain outstanding.

“Co-Documentation Agents” means Capital One, National Association, Coöperatieve Rabobank U.A., New York Branch, Fifth Third Bank, PNC BANK, N.A. and SunTrust Bank.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the U.S. Collateral, the Australian Collateral and all assets subject or purported to be subject to a Lien in favor of the Administrative Agent pursuant to the Dutch Security Document, the UK Security Document or any other Security Documents.

“Commitment” means a Term A Commitment, a Term B Commitment, a Revolving Credit Commitment or any other commitment to extend credit established pursuant to an Additional Credit Extension Amendment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Letter” means the commitment letter among MLPFS, Bank of America, N.A., Citigroup Global Markets Inc. and the Company dated July 16, 2017, as supplemented by the Additional Lender Agreement (as defined in the Commitment Letter) among Goldman Sachs Bank USA, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Bank of Montreal, BMO Capital Markets Corp., KeyBank National Association, KeyBanc Capital Markets Inc., Fifth Third Bank, Coöperatieve Rabobank U.A., New York Branch, MLPFS, Bank of America, N.A., Citigroup Global Markets Inc. and the Company dated August 7, 2017.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or BBSY Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or in the case of Loans (other than Australian Revolving Credit Loans) such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Computation Period” means, as to any applicable date of determination the four fiscal quarters then ended or most recently ended prior to such date.

“Consolidated EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period (including (A) net losses under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (B) bank fees and (C) costs of surety bonds in connection with financing activities), plus amounts excluded from the definition of “Consolidated Interest Charges” pursuant to clauses (i) through (vi) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Restricted Subsidiaries for such period; (iii) depreciation and amortization expense; (iv) stock option expense under FASB ASC 718 for such period; (v) acquisition costs and expenses under FASB ASC 805 for such period, including professional, attorney’s and other fees related to Permitted Acquisitions, the Transaction (other than Transaction Costs) and Permitted Investments, (vi) adjustments relating to Permitted Acquisitions in an aggregate amount for such period not to exceed 2.5% of Consolidated EBITDA for such period (determined without giving effect to this clause (vi)) or as otherwise approved by the Administrative Agent; (vii) actual expenses incurred in connection with the closure of manufacturing facilities; provided that no such expenses shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the period; provided further, that expenses under this clause (vii) shall not exceed 2.00% of Consolidated EBITDA for such period (before giving effect to any adjustments under this clause (vii)); (viii) Transaction Costs; (ix) run rate cost savings (including, without limitation, cost savings with respect to salary, benefit, and other direct savings resulting from workforce reductions, and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives, and synergies related to the Transaction, Permitted Acquisitions and Permitted Investments that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within eighteen (18) months after the Closing Date, in the case of the Transaction, or eighteen (18) months after the closing of the applicable Permitted Acquisition or Permitted Investment (calculated on a pro forma basis as though such run rate cost savings operating expense reductions, other operating improvements and initiatives, and synergies had been realized on the first day of such period and as if such run rate costs savings, operating expense reductions, other operating improvements and initiatives, and synergies were realized during the entirety of such period), net in each case of the amount of actual benefits realized during such period from such actions; provided that no run rate cost savings, operating expense reductions, other operating improvements and initiatives, and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the period; provided further, that such run rate cost savings, operational expense improvements, other operating improvements and initiatives, and under this clause (ix) shall not exceed 20% of Consolidated EBITDA for such period (before giving effect to any adjustments under this clause (ix)); (x) any fees, costs, expenses or charges (other than depreciation or amortization charges) related to any actual, proposed or contemplated offering of Qualified Equity Interest (including any expense relating to enhanced accounting functions or other transaction costs associated with a public company) to which the Company or a Restricted Subsidiary is a party, or the incurrence of Indebtedness permitted to be incurred under Section 7.03 (including a refinancing thereof) or any amendment, waiver or modification of Indebtedness (in each case, whether or not successful), including (A) such fees, expenses or charges related to any Senior Notes, (B) any amendment or other modification of any Senior Notes and (C) such costs, fees and expenses in connection with any tender for or redemption of any Indebtedness, including any premium, make-whole or penalty payments, in each case, deducted (and not added back) in computing Consolidated Net Income; (xi) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; (xii) net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; and (xiii) other non-recurring expenses of the Company and its Restricted Subsidiaries reducing such Consolidated Net

Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Company and its Restricted Subsidiaries for such period; (ii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; (iii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; and (iv) all non-recurring non-cash items increasing Consolidated Net Income for such period. For the avoidance of doubt, Consolidated EBITDA for any applicable period of determination shall be calculated on a Pro Forma Basis. Notwithstanding the foregoing, the Consolidated EBITDA of the Target for the fiscal quarter ended December 31, 2016 shall be equal to $27,494,100, for the fiscal quarter ended March 31, 2017 shall be equal to $29,293,000, and for the fiscal quarter ended June 30, 2017 shall be equal to $34,008,540.

“Consolidated First Lien Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, the total amount of Consolidated Funded Indebtedness that is secured by a Lien on any asset or property of the Company or any of its Restricted Subsidiaries other than Consolidated Funded Indebtedness that is secured by a Lien that is subordinated or junior to the Liens securing the Credit Facilities.

“Consolidated First Lien Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a)(i) Consolidated First Lien Indebtedness as of such date less (ii) Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the Computation Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations consisting of the drawn amounts of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any purchase price adjustments and earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (e) Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under any Capital Lease that is treated as interest in accordance with GAAP, and (c) net payments, if any, pursuant to obligations under any interest rate Swap Contracts with respect to Indebtedness, and excluding (i) penalties and interest relating to taxes, (ii) any additional cash interest owing pursuant to any registration rights agreement, (iii) accretion or accrual of discounted liabilities other than Indebtedness, (iv) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (v) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program and (vi) any expensing of bridge, commitment and other financing fees.

“Consolidated Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a)(i) Consolidated Funded Indebtedness as of such date less (ii) an amount equal to any Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the Computation Period.

“Consolidated Net Income” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, the net income (or loss) of the Company and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Secured Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, the total amount of Consolidated Funded Indebtedness that is secured by a Lien on any asset or property of the Company or any of its Restricted Subsidiaries.

“Consolidated Secured Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) (i) Consolidated Secured Indebtedness as of such date less (ii) Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date, if any, in an amount not to exceed $100,000,000 to (b) Consolidated EBITDA for the Computation Period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Credit Loans (or unused Revolving Credit Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an aggregate principal amount (or committed amount) not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, original issue discount, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature (or, if the Refinanced Debt is in the form of Revolving Credit Commitments, require commitment reductions or amortization) earlier than the applicable Refinanced Debt, (c) does not, if the Refinanced Debt is in the form of Term Loans, have a Weighted Average Life to Maturity shorter than such Refinanced Debt, (d) shall not be incurred or guaranteed by any entity that is not a Loan Party, (e) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Obligations (other than cash collateral required to be provided due to a defaulting lender) and (ii) is subject to a customary intercreditor agreement in form and substance reasonably acceptable to each Agent and the Company, (f) shall not contain any mandatory redemption or prepayment provisions (other than (x) solely with respect to any Indebtedness secured by the Collateral on a pari passu basis with the Obligations, amortization provisions and other than the mandatory prepayment provisions as set forth in Section 2.05 or (y) other customary asset sale and change of control offers) that could result in prepayments of such Indebtedness prior to the Maturity Date of the applicable Refinanced Debt and (g) has terms and conditions (excluding pricing, call protection, and optional prepayment or redemption terms) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms of the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that such Indebtedness may contain additional or more restrictive financial covenants than the Refinanced Debt so long as such covenants are added for the benefit of all the Lenders hereunder; provided further, that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facilities” means the collective reference to the U.S. Revolving Sub-facility, the Australian Revolving Sub-facility, the Term A Facility, the Term B Facility and any other applicable credit facility established hereunder from time to time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all completed Excess Cash Flow Periods that was not required to be applied to prepay the Loans in accordance with Section 2.05(b)(iii) (without giving effect to any reduction in respect of prepayments of Indebtedness as provided in clause (z) thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, Eurocurrency Rate Loans or BBSY Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurocurrency Rate Loan or a BBSY Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent (and, in the case of an Australian Revolving Sub-facility Lender, the Australian Administrative Agent) and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the applicable Facility Administrative Agent, the applicable L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified any Borrower, any Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each Australian Agent, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14(a).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory (or any Governmental Authority of such country or territory) is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 3.02.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, but excluding the grant of any Lien) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued.

“Disqualified Lenders” means (a) those Persons identified by the Company in writing to the Administrative Agent prior to July 16, 2017, (b) competitors of the Company, the Target and their respective subsidiaries that are identified by the Company to the Administrative Agent in writing (i) from time to time prior to the initial syndication of the Facilities prior to the Closing Date and (ii) thereafter (including after the Closing Date) from time to time and (c) any Affiliate of any Person described in clause (a) or competitor described in clause (b) that is identified by the Company to the Administrative Agent in writing from time to time or clearly identifiable solely by name as an Affiliate of such Person, other than an Affiliate of such Person that is a Bona Fide Debt Fund.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in an Alternative Currency or an Acceptable L/C Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or such Acceptable L/C Currency, and (c) with respect to any amount denominated in Australian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Australian Dollars.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States. Notwithstanding the foregoing, ChileanLabelCorp Holdings, LLC, LabelCorp International, LLC, Multi-Color Australia, LLC, and Multi-Color US Holdings, LLC shall each be deemed not to be a Domestic Subsidiary.

“DQ List” has the meaning specified in Section 10.06(h)(iv).

“Dutch Security Document” means a notarial deed of pledge over shares dated October 31, 2017 among the Company, the Administrative Agent and MCC Labels1 Netherlands B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands relating to the grant by the Company of a Lien over 66% of the shares in MCC Labels1 Netherlands B.V.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of the EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an intuition described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06 (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Lender is subject to Section 10.06(h).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, and all agreements issued, promulgated or entered into by or with any Governmental Authority, in each case relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan in endangered or critical status within the meaning of Section 430 or 432 of the Code or Sections 303 or 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (h) a failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Base Rate
Eurocurrency Rate	=	1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means,

(a) with respect to any Eurocurrency Rate Loan for such Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) with respect to any Base Rate Loan, LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars delivered in the London interbank market for a term of one month commencing that day;

provided that to the extent that a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided further, that neither the Eurocurrency Rate nor the Eurocurrency Base Rate shall be less than zero.

Notwithstanding the foregoing, if (i) LIBOR is not available for an Alternative Currency, the Eurocurrency Rate shall refer to such other rate customarily used by the Administrative Agent for such Alternative Currency and (ii) the Eurocurrency Rate or the Eurocurrency Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency or made to a Borrower that is not a U.S. Loan Party must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency Rate funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Company, Consolidated EBITDA for such fiscal year,

(a) minus, without duplication,

(i) (x) the aggregate amount of all principal payments of Indebtedness (including scheduled repayments of the Term Loans and the principal components of payments in respect of Capital Leases), (y) all mandatory prepayments of Term Loans pursuant to Section 2.05(b)(i) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other repayments of Term Loans made during such period, in each case, other than in respect of any revolving credit facility (except to the extent there is an equivalent permanent reduction in commitments thereunder), and (z) all Consolidated Interest Charges, in each case, of the Company and its Restricted Subsidiaries made during such fiscal year;

(ii) the amount of any voluntary prepayment permitted under this Agreement (or, if made prior to the Closing Date, permitted under the Prior Company Credit Agreement) of term loan Indebtedness during such fiscal year (other than any voluntary prepayment of the Loans), so long as the amount of such prepayment is not already reflected in clause (a)(i);

(iii) (x) the aggregate amount actually paid by the Company and its Restricted Subsidiaries during such fiscal year in respect of Capital Expenditures that are paid in cash (to the extent permitted under this Agreement) and (y) the aggregate consideration paid in cash during such fiscal year in respect of Permitted Acquisitions (and any deferred payments, earn-outs or like amounts paid during the fiscal year in respect of Permitted Acquisitions) and Permitted Investments (other than Investments made pursuant to Section 7.02(a)) less any amounts received in respect thereof as a return of capital;

(iv) at the option of the Company, and without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders entered into prior to or during such period relating to capital expenditures to be consummated or made during the subsequent fiscal year but that are not paid during such fiscal year (to the extent permitted under this Agreement or if prior to the Closing Date, the Prior Company Credit Agreement); provided that (x) the Company shall deliver a certificate to the Administrative Agent not later than ninety (90) days after the end of such fiscal year, signed by a Responsible Officer of the Company and certifying that such capital expenditures and the delivery of the related equipment will be made in the following fiscal year, and (y) any amount so deducted shall not be deducted again in a subsequent fiscal year;

(v) the amount of Taxes paid in cash by the Company and the Restricted Subsidiaries on a consolidated basis during such fiscal year or that will be paid within six (6) months after the close of such fiscal year; provided that with respect to any such amounts to be paid after the close of such fiscal year, (x) any amount so deducted shall not be deducted again in a subsequent fiscal year, and (y) appropriate reserves shall have been established in accordance with GAAP;

(vi) an amount equal to any increase in working capital of the Company and the Restricted Subsidiaries for such fiscal year;

(vii) cash expenditures made in respect of Swap Contracts during such fiscal year, to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Charges;

(viii) any Restricted Payments permitted by Section 7.06 paid in cash by the Company or a Subsidiary during such fiscal year (or, if paid prior to the Closing Date, permitted by Section 7.06 of the Prior Company Credit Agreement);

(ix) any prepayments of Indebtedness permitted by Section 7.14 paid in cash by the Company or a Subsidiary during such fiscal year (or, if paid prior to the Closing Date, permitted by Section 7.06 of the Prior Company Credit Agreement);

(x) amounts paid in cash during such fiscal year on account of (A) items that were accounted for as noncash reductions of net income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Company and the Restricted Subsidiaries in a prior fiscal year and (B) reserves or accruals established in purchase accounting;

(xi) to the extent not deducted in the computation of Net Cash Proceeds in respect of any Disposition or Casualty Event giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith;

(xii) the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior fiscal year), or an accrual for a cash payment, by the Company and the Restricted Subsidiaries or did not represent cash received by the Company and the Restricted Subsidiaries, in each case on a consolidated basis during such fiscal year; and

(xiii) amounts paid in cash during such fiscal year in respect of obligations under Section 6.3.1 of the Purchase Agreement;

(b) plus, without duplication,

(i) an amount equal to any decrease in working capital for such fiscal year;

(ii) all amounts referred to in clauses (a)(ii), (iii), (iv) and (viii) of this definition to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to capital expenditures, proceeds of Revolving Credit Loans (or, if prior to the Closing Date, revolving loans pursuant to the Prior Company Credit Agreement)), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above;

(iii) to the extent any permitted capital expenditures referred to in clause (a)(iv) of this definition and the delivery of the related equipment do not occur in the following fiscal year of the Company specified in the certificate of the Responsible Officer provided pursuant to clause (a)(iv) of this definition, the amount of such capital expenditures that were not so made in such following fiscal year;

(iv) cash payments referred to in clause (a)(v) of this definition to the extent such payments were projected to be paid in such fiscal year but were not so paid;

(v) cash payments received in respect of Swap Contracts during fiscal year to the extent (i) not included in the computation of Consolidated EBITDA or (ii) such payments do not reduce cash Consolidated Interest Charges;

(vi) any extraordinary or nonrecurring gain realized in cash during such fiscal year (except to the extent such gain consists of Net Cash Proceeds subject to the mandatory prepayment provisions above);

(vii) to the extent deducted in the computation of Consolidated EBITDA, cash interest income; and

(viii) the aggregate amount of items that were deducted from or not added to net income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (i) such items represented cash received by the Company or the Restricted Subsidiaries or (ii) such items do not represent cash paid by the Company or any Restricted Subsidiary, in each case on a consolidated basis during such fiscal year.

“Excess Cash Flow Percentage” means, (a) if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Company is greater than or equal to 2.50:1.00, 50%, (b) if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Company is greater than 2.00:1.00 but less than or equal to 2.50:1.00, 25%, and (c) if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Company is less than or equal to 2.00:1.00, 0%.

“Excess Cash Flow Period” means (a) the fiscal year of the Company ending on March 31, 2019 and (b) each fiscal year of the Company ended thereafter.

“Excluded Lease Obligation” means, for any Person, any lease for real property by such Person as lessee which in accordance with GAAP is an operating lease of such Person, it being understood and agreed that, any lease for real property which is (or would be) classified and accounted for as operating leases on a basis consistent with the accounting treatment reflected in the Audited Financial Statements, shall be classified and accounted for as an operating lease for all purposes of the this Agreement (including for purposes of the financial ratios and other financial calculations, the amount and utilization of any “basket” and whether any lease should be treated as a Capital Lease and the amount of any Capitalized Lease Obligations), regardless of any change in GAAP or the application or interpretation thereof (and disregarding the cumulative effect of changes in accounting principles, including without giving effect to any change to GAAP occurring after the Closing Date as a result of ASC 2016-02 or any other change in GAAP or the application or interpretation thereof pertaining to the treatment of leases if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of, a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.7 of the U.S. Guaranty and Collateral Agreement and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), above, (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include (i) any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor organized under the laws of Australia to any Lender hereunder or under any other Loan Document, or (ii) any withholding tax imposed at any time on payments made by or on behalf of any other Foreign Obligor to any U.S. Revolving Sub-facility Lender hereunder or under any other Loan Document, provided that, in each case, such Lender shall have complied with Section 3.01(e).

“Existing Letters of Credit” means letters of credit issued under and pursuant to the Prior Company Credit Agreement and outstanding as of the Closing Date as set forth on Schedule 2.03.

“Extended Revolving Credit Commitments” means any Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 2.20.

“Extended Revolving Credit Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 2.20.

“Extension” has the meaning set forth in Section 2.20(a).

“Extension Offer” has the meaning set forth in Section 2.20(a).

“Facilities” means, collectively, the Australian Revolving Sub-facility, the U.S. Revolving Sub-facility, the Term A Facility and the Term B Facility, each being a “Facility”.

“Facility Administrative Agents” means, collectively, the Administrative Agent and the Australian Administrative Agent.

“FAM” means the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Section 10.19.

“FAM Dollar Lender” means any Lender that has made or holds no Loans in Australian Dollars and has no Australian Revolving Commitments.

“FAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 10.19.

“FAM Exchange Date” shall mean the date on which (a) any event referred to in Section 8.01(f) shall occur in respect of the Company, the Australian Borrower or any other Loan Party, (b) an acceleration of the maturity of the Loans pursuant to Article VIII shall occur, (c) after the occurrence and during the continuance of an Event of Default, the Administrative Agent or Australian Collateral Agent shall have been directed to exercise remedies on a material portion of the Collateral, or (d) a payment default shall occur with respect to payments due on the Maturity Date of any of the Facilities.

“FAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate of the Specified Obligations owed to such Lender and such Lender’s participation in the then aggregate undrawn and unexpired amount of the Letters of Credit outstanding immediately prior to giving effect to the FAM Exchange and (b) the denominator shall be the aggregate of the Specified Obligations owed to all the Lenders and the then aggregate undrawn and unexpired amount of the Letters of Credit outstanding immediately prior to giving effect to the FAM Exchange. For purposes of computing each Lender’s FAM Percentage, all Specified Obligations and the then aggregate undrawn and unexpired amount of the then outstanding Letters of Credit which are denominated in Australian Dollars, an Alternative Currency or an Acceptable L/C Currency shall be translated into Dollars at the Spot Rate in effect on the FAM Exchange Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the general fee letter among MLPFS, Bank of America, N.A., Citigroup Global Markets Inc. and the Company dated July 16, 2017, as supplemented by the Additional Lender Agreement (as defined in the Commitment Letter) among Goldman Sachs Bank USA, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Bank of Montreal, BMO Capital Markets Corp., KeyBank National Association, KeyBanc Capital Markets Inc., Fifth Third Bank, Coöperatieve Rabobank U.A., New York Branch, MLPFS, Bank of America, N.A., Citigroup Global Markets Inc. and the Company dated August 7, 2017.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is a direct Subsidiary of either the Company or a Domestic Subsidiary of the Company.

“Fixed Charge Coverage Ratio” means, with respect to any Computation Period with respect to the most recently ended full four fiscal quarters for which financial statements are required to be delivered pursuant to Section 6.01, the ratio of (a) Consolidated EBITDA of the Company for such Computation Period to (b) Fixed Charges of the Company for such Computation Period.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Charges of such Person for such period; plus

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person (or any direct or indirect parent thereof) made during such period; plus

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests made during such period.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia. Notwithstanding the foregoing, ChileanLabelCorp Holdings, LLC, LabelCorp International, LLC, Multi-Color Australia, LLC and Multi-Color US Holdings, LLC shall each be deemed to be a Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to each applicable L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than any such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other U.S. Revolving Sub-facility Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States and the Securities and Exchange Commission, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Australia or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GST” means a goods and services, value added or similar tax.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty and Collateral Agreements” means the U.S. Guaranty and Collateral Agreement, the Australian Guarantee and Indemnity Deed Poll and any equivalent guarantee documentation entered into from time to time in any jurisdiction of a Designated Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” has the meaning specified in the definition of Secured Swap Contracts.

“Immaterial First-Tier Foreign Subsidiary” means any Foreign Subsidiary that (a) is a direct wholly owned Subsidiary of either the Company or a Domestic Subsidiary of the Company and (b) when measured on a combined basis with each of its Subsidiaries, taken as a whole, represents less than (i) 10.0% of Consolidated EBITDA of the Company and its Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under Section 6.01 and (ii) 10.0% of the Consolidated Total Assets of the Company and its Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under Section 6.01; provided that no Foreign Subsidiary that directly or indirectly owns a Borrower shall be deemed an Immaterial First-Tier Foreign Subsidiary.

“Immaterial Subsidiary” means (a) each Immaterial First-Tier Foreign Subsidiary and (b) any Restricted Subsidiary designated as such by the Company by notice to the Administrative Agent; provided that (i) no Restricted Subsidiary that, together with its respective Restricted Subsidiaries, represents (x) more than 2.5% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under

Section 6.01 or (y) 2.5% or more of the Consolidated Total Assets of the Company and its Restricted Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under Section 6.01 shall be an Immaterial Subsidiary and (ii) all Immaterial Subsidiaries may not, as of the end of each fiscal quarter of the Company represent (x) more than 10.0% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under Section 6.01 or (y) 10.0% or more of the Consolidated Total Assets of the Company and its Restricted Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under Section 6.01. Each Immaterial Subsidiary as of the Closing Date is set forth on Schedule 1.01(a).

“Impacted Loans” has the meaning assigned to such term in Section 3.03(a).

“Incremental Amount” means, at any time, the sum of the aggregate principal amount of (a) Incremental Facilities incurred at or prior to such time and (b) Incremental Equivalent Debt incurred at or prior to such time.

“Incremental Cap” means, after giving effect to the effectiveness of the principal amount of any proposed Incremental Facility (including any unused amount thereof, in the case of any proposed Incremental Revolving Credit Facility or Incremental Revolving Increase), an amount not to exceed the sum of (a) (i) the greater of (A) $300,000,000 and (B) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the Computation Period most recently ended for which financial statements have been delivered under Section 6.01 plus (ii) the aggregate amount of all voluntary prepayments and repurchases of Term Loans made prior to the date of any such incurrence (other than prepayments, repurchases and commitment reductions made with the proceeds of Indebtedness under this Agreement or any other Indebtedness with a maturity date of more than one (1) year) minus (iii) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt theretofore incurred in reliance of clauses (i) and (ii) of this clause (a), and (b) the maximum aggregate principal amount (if any) of the Incremental Facilities that could be established or incurred without causing the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Computation Period, on a Pro Forma Basis, to exceed 2.50:1.00 (treating any proposed Incremental Revolving Credit Facility or proposed Incremental Revolving Increase as fully drawn); provided that any loans under such Incremental Facility that rank junior to the Liens securing the Credit Facilities or that are unsecured shall be considered Consolidated First Lien Indebtedness for purposes of calculating the Consolidated First Lien Net Leverage Ratio to determine whether such Incremental Facility may be incurred and for all other Consolidated First Lien Net Leverage Ratio and Consolidated Secured Net Leverage Ratio (other than in the case of any such unsecured Indebtedness, the Consolidated Secured Net Leverage Ratio financial covenant) calculations from and after the date of effectiveness of such Incremental Facility; provided further, that solely for the purposes of calculating the Consolidated First Lien Net Leverage Ratio to determine whether an Incremental Facility may be incurred pursuant to this clause (b), such calculation shall be made without giving effect to any amount incurred simultaneously under clause (a).

“Incremental Effective Date” has the meaning assigned to such term in Section 2.18(a).

“Incremental Equivalent Debt” means Indebtedness incurred by one or more of the Loan Parties in the form of one or more series of senior secured first lien term loans or notes, junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility; provided that the requirements applicable to the incurrence of Incremental Term B Facilities shall apply other than, in the case of Incremental Equivalent Debt in the form of junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, the MFN Protection provisions, which shall not apply; provided further, that such Indebtedness shall be (a) secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets of the Loan

Parties or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement reasonably satisfactory to the Company and each Agent reflecting the pari passu status of the Liens securing such Indebtedness, (b) secured by the Collateral on a junior basis with the Obligations and shall not be secured by any property or assets of the Loan Parties or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a customary intercreditor agreement reasonably satisfactory to the Company and each Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (c) unsecured.

“Incremental Facilities” has the meaning specified in Section 2.18(a).

“Incremental Revolving Credit Commitment” means any revolving credit commitment under an Incremental Revolving Credit Facility.

“Incremental Revolving Credit Facility” has the meaning assigned to such term in Section 2.18(a).

“Incremental Revolving Credit Loans” means any revolving loans made under an Incremental Revolving Credit Facility.

“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term A Facility” means an Incremental Term Facility in the form of a term loan A facility designated by the Company in writing to the Administrative Agent as an Incremental Term A Facility.

“Incremental Term B Facility” means an Incremental Term Facility other than an Incremental Term A Facility.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term Loan Commitment” means any term loan commitment under an Incremental Term Facility.

“Incremental Term Loans” means any term loans made under an Incremental Term Facility.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any purchase price adjustments and earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided that if any Interest Period for a Eurocurrency Rate Loan or a BBSY Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the applicable Loan.

“Interest Period” means, as to each Eurocurrency Rate Loan and each BBSY Loan, the period commencing on the date such Eurocurrency Rate Loan or BBSY Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or BBSY Loan and ending on the date one (1), two (2), three (3) or six (6) months (or, if agreed by all Lenders under the applicable Facility, twelve (12) months) thereafter (in each case subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the applicable Loan.

“Interpolated Rate” shall mean, in relation to any BBSY Loan or Revolving Credit Borrowing denominated in Australian Dollars, the rate per annum (rounded up to the same number of decimal places as the two relevant BBSY Rates in (a) and (b)) determined by the Australian Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable BBSY Rate (rounded upwards to four decimal places) for the longest period (for which the applicable BBSY Rate is available) that is shorter than the Interest Period of that BBSY Rate Loan and (b) the applicable BBSY Rate (rounded upwards to four decimal places) for the shortest period (for which such BBSY Rate is available) that exceeds the Interest Period of that BBSY Rate Loan or Revolving Credit Borrowing denominated in Australian Dollars, in each case, as of 11:00 a.m. (Sydney, Australia time) on the first Business Day of such Interest Period (or such other Business Day as is generally treated as the rate fixing day by market practice in such interbank market).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, (x) the amount of any Investment shall be the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment and (y) the outstanding amount of any Investment shall be reduced by the amount (not to exceed the original amount invested) of dividends or distributions actually received in connection with such Investment and that is actually realized in respect of such Investment upon a sale, collection or return of capital.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means Bank of America, Citigroup Global Markets Inc., Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp. and KeyBanc Capital Markets Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan, Incremental Revolving Credit Commitment, Refinancing Term Loan, Refinancing Revolving Credit Commitment, Extended Term Loan or Extended Revolving Credit Commitment outstanding hereunder at such time.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Term Commitment, Incremental Term Loan Commitment, Refinancing Term Loan, or Extended Term Loan Commitment outstanding hereunder at such time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directions duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means an Australian L/C Advance or a U.S. L/C Advance.

“L/C Borrowings” means Australian L/C Borrowings and U.S. L/C Borrowings.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means, as the context requires, either the U.S. L/C Issuers or the Australian L/C Issuer.

“L/C Obligations” means the Australian L/C Obligations and the U.S. L/C Obligations.

“L/C Reserve Account” has the meaning set forth in Section 10.19(b)(i).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender. The term “Lender” shall include any Designated Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the applicable Facility Administrative Agent.

“Letter of Credit” means any Australian Letter of Credit or U.S. Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date with respect to the Revolving Credit Facility then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means the aggregate of the Australian Letter of Credit Sublimit and the U.S. Letter of Credit Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and any “security interest” as defined in the PPS Law.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Commitment Letter, the Fee Letter, each Additional Credit Extension Amendment, the Australian Security Documents, the U.S. Security Documents, the Dutch Security Document, the UK Security Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 and any mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Australian Collatral Agent pursuant to Section 6.15 or any other agreement, instrument or document that purports to create a Lien in favor of the Administrative Agent or the Australian Collateral Agent (as applicable) for the benefit of the Secured Parties (or any subset thereof), any amendments of and joinders to any Loan Document that are deemed pursuant to their terms to be Loan Documents for purposes hereof, any agency fee letter between any Borrower and any Agent and any other document or instrument designated by the Company and any Agent as a “Loan Document”.

“Loan Parties” means, collectively, the Company, the Australian Borrower, each Subsidiary Guarantor and each Designated Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Real Property” means any single parcel or contiguous parcels of real property acquired after the Closing Date and located in the United States in which a U.S. Loan Party has a fee simple ownership interest with a fair market value in excess of $5,000,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility and Revolving Credit Loans, the date that is five (5) years after the Closing Date (which Maturity Date shall be October 31, 2022), (b) with respect to the Term A Facility and Term A Loans, the date that is five (5) years after the Closing Date (which Maturity Date shall be October 31, 2022), (c) with respect to the Term B Facility and Term B Loans, the date that is seven (7) years after the Closing Date (which Maturity Date shall be October 31, 2024) and (d) with respect to any additional Loans or Commitments pursuant to Section 2.18, 2.19 or 2.20, that maturity date specified in the Additional Credit Extension Amendment related thereto; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MFN Protection” has the meaning set forth in Section 2.18(c)(iv).

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Restricted Subsidiaries, or with respect to any Casualty Event relating to any property of any Loan Party or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount of all payments (including principal, premium, penalty, if any, and interest) that are made by the Company and its Restricted Subsidiaries as a result of such event to repay Indebtedness that is secured by the applicable asset or that is subject to mandatory prepayments in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the sum of fees and out-of-pocket expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees) incurred by the Company and any Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Company or its Restricted Subsidiaries as a result thereof, (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) the amount of any liabilities directly associated with such asset and retained by the Company or any Restricted Subsidiary (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction), (E) the amount of all taxes paid (or reasonably estimated to be payable) in connection with such Disposition or Casualty Event and (F) the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such Disposition or Casualty Event; provided that, if the amount of any estimated taxes pursuant to subclause (E) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Cash Proceeds; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000, and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year for all Dispositions shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Company or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Company or such Restricted Subsidiary in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all affected Lenders or all Lenders with respect to a particular Class or Classes of Loans (but not all Class or Classes of Loans), in each case, in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders or the Required Class Lenders of the applicable Class, as the case may be, other than such Lender (and other Non-Consenting Lenders).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term Note, U.S. Revolving Credit Loan Note, Australian Revolving Credit Loan Note or Swing Line Note, as the context may require.

“Notice of Loan Prepayment” means (a) in the case of a Loan (other than an Australian Revolving Credit Loan) a notice of prepayment with respect to such Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer and (b) in the case of an Australian Revolving Credit Loan, a notice of prepayment in form and substance reasonably acceptable to the Australian Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or, solely in the case of obligations with respect to Secured Cash Management / Other Facility Agreements, Restricted Subsidiary, arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Secured Cash Management / Other Facility Agreement or any Secured Swap Contract and incurred in favor of any Secured Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party, Restricted Subsidiary or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws or code of regulations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Facility Agreements” has the meaning set forth in the definition of “Cash Management / Other Facility Agreement”

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans, on any date the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the U.S. L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in an Alternative Currency or an Acceptable L/C Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency or such Acceptable L/C Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the U.S. L/C Issuer, as the case may be, in the applicable offshore interbank market for such currency to major banks in such interbank market and (c) with respect to any amount in respect of the Australian Revolving Sub-facility that is denominated in Australian Dollars, the rate of interest per annum at which overnight deposits in Australian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Australian Administrative Agent or the Australian L/C Issuer, as the case may be, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Pari Passu Term Loan Debt Requirements” means, with respect to any Indebtedness that by the terms hereof is required to satisfy the “Pari Passu Term Loan Debt Requirements” that (i) the MFN Protections shall apply, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors, (iii) such Indebtedness does not mature prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term A Loans or the Term B Loans, (v) such Indebtedness, if secured, is not secured by any assets of any Loan Party other than Collateral, (vi) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to each Agent) and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an intercreditor agreement (or intercreditor agreements) satisfactory to each Agent.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code and is sponsored, is maintained or is contributed to by any Borrower or any ERISA Affiliate, or to which any Borrower or any ERISA Affiliate has any obligation to contribute or has made contributions at any time during the immediately preceding five years.

“Permitted Acquisition” means any acquisition by any Loan Party or any wholly owned Restricted Subsidiary in the form of an acquisition of any Person (whether through the purchase or acquisition of all or a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) of such Person or all or substantially all of the assets of such Person or any combination thereof) or assets of a Person that constitute a business unit or division (including any acquisition in which a Subsidiary that is not a Loan Party issues Equity Interests as Permitted Acquisition Consideration in exchange for a contribution to such Subsidiary of assets constituting a business unit or division of such other Person) so long as:

(i) the business unit or division acquired are for use, or the Person acquired is engaged, in a business that is the same as, complementary, synergistic or ancillary or related to, the businesses engaged in by the Loan Parties on the Closing Date;

(ii) immediately before and after giving effect to such acquisition, the amount by which the sum of the Aggregate U.S. Revolving Commitments exceeds the aggregate Outstanding Amount of all U.S. Revolving Credit Loans is greater than or equal to $15,000,000;

(iii) immediately before and after giving effect to such acquisition, no Default or Event of Default shall exist;

(iv) immediately after giving effect to such acquisition, the Company is in Pro Forma Compliance with the Financial Covenant set forth in Section 7.11;

(v) in the case of the acquisition of any Person, the board of directors or similar governing body of such Person has approved such acquisition;

(vi) with respect to any such acquisition for which the Permitted Acquisition Consideration is greater than or equal to $50,000,000, not less than three (3) Business Days prior to such acquisition, the Administrative Agent shall have received, to the extent requested by the Administrative Agent, an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed acquisition, and the Company’s calculation of pro forma Consolidated EBITDA relating thereto;

(viii) the applicable provisions of Sections 6.13 and 6.15 have been (or will, within the timeframes set forth therein, be) satisfied;

(ix) in the case of any such acquisitions (A) of any Person (or Equity Interests of a Person), business unit or division that does not become a Loan Party or (B) by any Person that is not a Loan Party the pro forma Consolidated Secured Net Leverage Ratio (calculated after giving effect to such proposed acquisition and any Indebtedness incurred in connection therewith) shall not exceed 4.00 to 1.00; and

(x) the aggregate Permitted Acquisition Consideration attributable to acquisitions of the Equity Interests of another Person in which a Loan Party or any wholly owned Restricted Subsidiary shall own less than all (but at least a majority) of the Equity Interests of such Person (such acquisitions, “Permitted JV Acquisitions”) shall not exceed $100,000,000 at any time outstanding.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of any Loan Party or Restricted Subsidiary, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable documentation executed in order to consummate the applicable Permitted Acquisition.

“Permitted Investment” means an Investment permitted under Section 7.02.

“Permitted Junior Priority Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to each Agent) and (c) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement in form and substance reasonably acceptable to each Agent and the Company.

“Permitted JV Acquisition” has the meaning specified in the definition of Permitted Acquisition.

“Permitted Minority Investment Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of any Loan Party or Restricted Subsidiary, to be paid on a singular basis in connection with any applicable Permitted Minority Investment as set forth in the applicable documentation executed in order to consummate the applicable Permitted Minority Investment.

“Permitted Minority Investments” means any acquisition by any Loan Party or any wholly owned Restricted Subsidiary of less than a majority of the aggregate Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) of any Person (including any acquisition in which a Subsidiary that is not a Loan Party issues to any Person a majority of the Equity Interests of such Subsidiary in exchange for a contribution of assets constituting a business unit or division of such Person) so long as (a) the Person whose Equity Interests are acquired, or the business unit or division acquired, as the case may be, is engaged in a business that is the same as, or related to, the businesses engaged in by the Loan Parties on the Closing Date, (b) immediately after giving effect to such acquisition, the Company is in Pro Forma Compliance with the Financial Covenant set forth in Section 7.11, (c) immediately before and after giving effect to such acquisition, no Default or Event of Default shall exist and (d) the aggregate Permitted Minority Investment Consideration attributable for all such acquisitions shall not exceed $30,000,000 at any time outstanding.

“Permitted Pari Passu Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of one or more series of senior secured term loans or senior secured notes; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to each Agent) and (c) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to one or more customary intercreditor agreements in form and substance reasonably acceptable to each Agent and the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Loan Party or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of such Loan Party or any of its Subsidiaries; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (the “Refinanced Indebtedness”) (plus all accrued interest on the Refinanced Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

(b) either (x) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness or (y) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the Latest Maturity Date hereunder;

(c) if the Refinanced Indebtedness is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loan on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness;

(d) such Indebtedness is incurred:

(i) by a Loan Party or by a Subsidiary who is the obligor on the Refinanced Indebtedness;

(ii) by a Loan Party if the obligor on the Refinanced Indebtedness is a Loan Party or a Subsidiary Guarantor;

(e) such Indebtedness is only secured if and to the extent and with the priority the Refinanced Indebtedness is secured, and if such Refinanced Indebtedness is subject to an intercreditor agreement, the holders of such Permitted Refinancing Indebtedness or their representative on their behalf shall become party to such intercreditor agreement; and

(f) in the event such Indebtedness is in the form of term loans that are secured by a lien on the Collateral that is pari passu with the lien securing the Obligations, such Indebtedness shall meet the Pari Passu Term Loan Debt Requirements.

“Permitted Unsecured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of one or more series of senior unsecured notes or senior unsecured loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Information” means any information or an opinion about an identified individual or an individual who is reasonably identifiable.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) that is established, is maintained or is contributed to by any Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“PPS Law” means (a) the PPSA and any regulation made at any time under the PPSA, including the PPS Regulations (each as amended from time to time), and (b) any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in clause (a).

“PPS Register” means the register established under section 147 of the PPSA.

“PPS Regulations” means the Personal Property Securities Regulations 2010 (Cth).

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“Prior Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 21, 2014 among the Borrowers, Bank of America, N.A., as administrative agent, Westpac Banking Corporation, as Australian administrative agent, and the other lenders party thereto, as amended.

“Prior Target Credit Agreement” means that certain Senior Facilities Agreement dated March 24, 2015, by and among J.P. Morgan Europe Limited, J.P. Morgan Securities plc, UniCredit Bank Austria AG and Constantia Flexibles Holding GmbH and Constantinople North America, LLC, as amended.

“Privacy Statement” means the Australian Administrative Agent’s privacy statement as required under the Australian Privacy Principles set out in the Privacy Act 1998 (Cth) as provided to the Loan Parties from time to time.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio, Fixed Charge Coverage Ratio and the calculation of Consolidated Total Assets, of any Person and its Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of Disqualified Equity Interests, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period;

(2) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate; and

(4) interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Company and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Company for which financial statements are required pursuant to Section 6.01.

“Public Company” means any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ, the London Stock Exchange, the Frankfurt Stock Exchange or any comparable stock exchange or similar market.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” has the meaning specified in the recitals hereto.

“Purchasing Borrower Party” means the Company or any Subsidiary of the Company to whom any Term Loans are assigned pursuant to Section 10.06(i).

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Reference Banks” means Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation or such other banks as may be appointed by the Australian Administrative Agent in consultation with the Australian Borrower.

“Refinanced Debt” has the meaning specified in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.19(a).

“Refinancing Revolving Credit Loans” has the meaning specified in Section 2.19(a).

“Refinancing Term Loans” has the meaning specified in Section 2.19(a).

“Register” has the meaning specified in Section 10.06(c).

“Regulation T” means Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Event” has the meaning set forth in Section 2.05(c).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Australian Revolving Lenders” means, as of any date of determination, Australian Revolving Sub-facility Lenders having more than 50% of the Aggregate Australian Revolving Commitment or, if the commitment of each Australian Revolving Sub-facility Lender to make Australian Revolving Credit Loans and the obligation of the Australian L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Australian Revolving Sub-facility Lenders holding in the aggregate more than 50% of the sum of (a) Total Australian Revolving Outstandings (with the aggregate amount of each Australian Revolving Sub-facility Lender’s risk participation and funded participation in

Australian L/C Obligations being deemed “held” by such Australian Revolving Sub-facility Lender for purposes of this definition) and (b) aggregate unused Australian Revolving Commitments; provided that the Australian Revolving Commitment of, and the portion of the Total Australian Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Australian Revolving Lenders; provided further, that, the amount of any participation in any Unreimbursed Amounts in respect of Australian Letters of Credit that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Australian Revolving Sub-facility Lender shall be deemed to be held by the Australian L/C Issuer in making such determination.

“Required Financial Covenant Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) aggregate principal amount of Term A Loans outstanding, (b) Aggregate Revolving Credit Commitment (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Class Lenders” means, (a) with respect to the U.S. Revolving Credit Lenders, the Required U.S. Revolving Credit Lenders, (b) with respect to the Australian Revolving Credit Lenders, the Required Australian Revolving Credit Lenders, (c) with respect to the Term A Lenders, the Required Term A Lenders and (d) with respect to the Term B Lenders, the Required Term B Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Revolving Credit Commitments and the aggregate principal amount of Term Loans outstanding or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further, that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the Aggregate Revolving Credit Commitments or, if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Credit Lenders holding in the aggregate more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders; provided further, that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Required Term B Lenders” means, as of any date of determination, at least two Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Required U.S. Revolving Lenders” means, as of any date of determination, U.S. Revolving Sub-facility Lenders having more than 50% of the Aggregate U.S. Revolving Commitment or, if the commitment of each U.S. Revolving Sub-facility Lender to make U.S. Revolving Credit Loans and the obligation of the U.S. L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, U.S. Revolving Sub-facility Lenders holding in the aggregate more than 50% of the sum of the (a) Total U.S. Revolving Outstandings (with the aggregate amount of each U.S. Revolving Sub-facility Lender’s risk participation and funded participation in U.S. L/C Obligations and Swing Line Loans being deemed “held” by such U.S. Revolving Sub-facility Lender for purposes of this definition) and (b) aggregate unused U.S. Revolving Commitments; provided that the U.S. Revolving Commitment of, and the portion of the Total U.S. Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Revolving Lenders; provided further, that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts in respect of U.S. Letters of Credit that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another U.S. Revolving Sub-facility Lender shall be deemed to be held by the U.S. Revolving Sub-facility Lender that is the Swing Line Lender or the U.S. L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means each Subsidiary of the Company other than Unrestricted Subsidiaries.

“Restructuring Transaction” means any transaction or a series of transactions pursuant to which:

(a) a US Loan Party transfers the Equity Interests it holds in a Domestic Subsidiary to another US Loan Party;

(b) an Australian Loan Party transfers the Equity Interests it holds in a Subsidiary to another Australian Loan Party;

(c) a Subsidiary of a US Loan Party transfers the Equity Interests it holds in a Subsidiary to a US Loan Party;

(d) a Subsidiary of an Australian Loan Party transfers the equity interests it holds in a Subsidiary to an Australian Loan Party;

(e) a Domestic Subsidiary that is not a US Loan Party transfers the Equity Interests it holds in a Subsidiary to another Domestic Subsidiary;

(f) certain transfers, amalgamations, mergers, consolidations, dissolutions, contributions, intercompany loans, and dividends that occur with respect to one or more Subsidiaries in order to consummate certain necessary steps to implement the final tax structure for the Subsidiaries proposed in the PricewaterhouseCoopers LLP Project Marco Polo Acquisition & Integration step plan describing the proposed post-Acquisition and post-closing restructuring as set forth on Schedule 1.01(c);

provided that (i) no Default or Event of Default is continuing or would result therefrom and (ii) to the extent applicable, the Loan Parties comply with the requirements of Sections 6.13 and Section 6.15 promptly after giving effect to each such transactions. The Agents and the Lenders hereby acknowledge and agree that where a Restructuring Transaction is to be accomplished in a series of substantially concurrent transactions, such Restructuring Transaction may be effected by transfers, Restricted Payments and/or Investments (including, without limitation, the conversion of any related intercompany Indebtedness into equity interests) through the Company or a Subsidiary not otherwise permitted to take such actions in such Restructuring Transaction so long as the last step in such series is permitted by any provision of clauses (a) through (f) above.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency or an Acceptable L/C Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency or an Acceptable L/C Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required U.S. Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Australian Dollars, in an Alternative Currency or in an Acceptable L/C Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in Australian Dollars, in an Alternative Currency or in an Acceptable L/C Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required U.S. Revolving Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c) or (d), as applicable.

“Revolving Credit Commitment” means the Australian Revolving Commitments and the U.S. Revolving Commitments.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Australian Revolving Sub-facility Lender and any U.S. Revolving Sub-facility Lender.

“Revolving Credit Loan” has the meaning specified in Section 2.01(d) or an Additional Credit Extension Amendment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, (b) with respect to disbursements and payments in an Alternative Currency or an Acceptable L/C Currency, same day or other funds as may be determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency or such Acceptable L/C Currency, and (c) with respect to disbursements and payments in Australian Dollars under the Australian Revolving Sub-facility, same day or other funds as may be determined by the Australian Administrative Agent or the Australian L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Australian Dollars.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC, the Ukraine-/Russia-related/Sectoral Sanctions Identification List sanctions program or sanctions imposed by the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury, Commonwealth of Australia or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management / Other Facility Agreement” means any Cash Management / Other Facility Agreement that is entered into by and between the Company or any Restricted Subsidiary, on the one hand, and any Cash Management Bank, on the other hand.

“Secured Parties” means, collectively, the Agents, the Lenders (including Designated Lenders), the L/C Issuers, the Cash Management Banks, the Hedge Banks, the Indemnitees and each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.05.

“Secured Swap Contract” means any Swap Contract of any U.S. Loan Party with the Administrative Agent, any U.S. Revolving Sub-facility Lender or any of its Affiliates or any Person that was the Administrative Agent, a U.S. Revolving Sub-facility Lender or any of its Affiliates (i) at the time it entered into a Swap Contract, or (ii) as of the Closing Date with respect to Swap Contracts in effect as of the Closing Date (each, a “Hedge Bank”).

“Security Documents” means, collectively, the Australian Security Documents, the Dutch Security Document, the UK Security Document and the U.S. Security Documents and any mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.15 or any other agreement, instrument or document that purports to create a Lien in favor of the Administrative Agent or the Australian Collateral Agent for the benefit of the Secured Parties (or any subset thereof).

“Seller Equity” means the issuance of common stock of the Company issued to Constantia Flexibles Germany GmbH as a portion of the consideration for the Acquisition in an amount equal to up to 19.9% of the Company’s outstanding common stock.

“Sellers” means (a) Constantia Flexibles Germany GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court of Weiden i.d.Opf., Germany, under HRB 4087 with its registered office in Pirkmühle 14-16, 92712 Pirk, Germany, (b) Constantia Flexibles International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of the commercial court of Vienna, Austria, under FN 253030d with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria, (c) Constantia Flexibles Group GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of the commercial court of Vienna, Austria, under FN 332189p with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria, and (d) GPC Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, registered with the Dutch trade register (kamer van koophandel), The Netherlands, under 34287059 with its registered office in Herengracht 466, 1017CA Amsterdam, The Netherlands.

“Senior Notes” shall mean the Senior Unsecured Notes Due 2022 and the Senior Unsecured Notes due 2025.

“Senior Unsecured Notes Due 2022” means the Company’s 6.125% senior unsecured notes due 2022 issued on November 21, 2014 in an aggregate principal amount of $250,000,000.

“Senior Unsecured Notes Due 2025” means the Company’s 4.875% senior unsecured notes due 2025 issued by Multi-Color Escrow Issuer, LLC on October 4, 2017 and assumed by the Company on the Closing Date in an aggregate principal amount of $600,000,000.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior or subordinated basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solvent” means with respect to any Person, on any date of determination, that (a) the value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present saleable value of the property of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, is greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise as they become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis are able to pay their debts or liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such Person and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on the date of determination and are proposed to be conducted following the date of determination.

“Special Notice Currency” means at any time an Alternative Currency or an Acceptable L/C Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Obligations” means the Obligations consisting of (a) the principal of and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Purchase Agreement Representations” means the representations made by or on behalf of the Sellers or the Target in Section 7.2, Section 7.3 and Section 7.4 of the Purchase Agreement as are material to the interests of the Lenders.

“Specified Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.04, Section 5.14, Section 5.20 and Section 5.21.

“Spot Rate” means (i) for a currency (other than Australian Dollars) the rate determined by the Administrative Agent or the U.S. L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. local time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the U.S. L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the U.S. L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further, that the U.S. L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency or an Acceptable L/C Currency (in each case, other than Australian Dollars) and (ii) for Australian Dollars, the rate determined by the Australian Administrative Agent or the Australian L/C Issuer, as applicable, to be the rate on the Reuters screen AFX= page (or any replacement page which displays that rate) at approximately 11:00am Sydney, Australian time on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subject Receivables” means an account receivable (a) owing to the Company or any of its Subsidiaries from (i) The Procter & Gamble Company and/or its Subsidiaries or Affiliates or (ii) any other Person approved by the Administrative Agent in its sole discretion (such approval not to be unreasonably withheld or delayed), (b) owing to the Australian Borrower or any of its Subsidiaries from (i) Treasury Wine Estates and/or its Subsidiaries or Affiliates or (ii) from any other Person approved by the Agents in their sole discretion (such approval not to be unreasonably withheld or delayed), (c) to a Subsidiary that is not a Loan Party from (i) Heineken Italia S.p.A. and/or its Subsidiaries or Affiliates, (ii) Heineken Global Procurement B.V. and/or its Subsidiaries or Affiliates, (iii) a customer pursuant to that certain Supplier Financing Agreement, dated August 13, 2014 between Deutsche Bank AG and Spear Europe, Ltd., or (iv) Molson Coors Brewing Company and/or its Subsidiaries or Affiliates, in each case for goods sold or services rendered by the Company or the Australian Borrower or any of their respective Subsidiaries, as the case may be, including (A) all of the Company’s or the Australian Borrower’s or any of their respective Subsidiaries’ interest in any merchandise (including returned merchandise) relating to the sale that gave rise to such account receivable, (B) all security interests or Liens and property subject to such security interests or Liens securing or purporting to secure payment of such account receivable and all Supporting Obligations relating solely to such Subject Receivables, (C) tax refunds and proceeds of insurance, other agreements or arrangements of whatever character supporting or securing the payment of such account receivable, (D) all rights and causes of action of the Company or the Australian Borrower or any of their respective Subsidiaries against the applicable Account Debtor of such account receivable and (E) all books, records and other information related to such account receivable or the applicable Account Debtor.

“Subordinated Debt” means any unsecured Indebtedness of any Loan Party which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Facility Administrative Agents.

“Subordination Agreements” means all subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent or the Australian Administrative Agent (as applicable) and the applicable Lenders from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to each of the Administrative Agent or the Australian Administrative Agent (as applicable).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means, collectively, each Subsidiary of the Company (other than the Australian Borrower or any Designated Borrower) that is party to a Guaranty and Collateral Agreement.

“Supporting Obligation” has the meaning set forth in the U.S. Guaranty and Collateral Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Note” means a promissory note made by the Company in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit C-4.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the U.S. Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Citigroup Global Markets Inc.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means (a) all of the issued and outstanding Equity Interests in each Target Entity, (b) the intercompany payables to Constantia Flexibles Group GmbH, a private limited liability company (Gesellschaft mitbeschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of the commercial court of Vienna, Austria, under FN 332189p with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria and (c) certain assets of Afripack Consumer Flexibles (PTY) Ltd.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Entities” means (a) Constantia Labels GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), with its registered seat in Heiligenstadt, registered with the commercial register at the local court of Jena under HRB 503086, (b) Haendler & Natermann GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), with its registered seat in Hann. Münden, registered with the commercial register at the local court of Göttingen under HRB 112118, (c) H&N (Suzhou) Packaging Materials Co., Ltd., a limited liability company established under the laws of the Peoples Republic of China, with its registered seat in Taicang, registered with the Suzhou Taicang Administration for Industry and Commerce under no. 91320585628442170C, (d) SGH (No. 2) Ltd., an English limited liability company incorporated under the laws of England & Wales, and registered with the Companies House of Great Britain under no. 07714168, (e) Constantia Flexibles Australia Holding Pty Ltd., a proprietary company limited by shares incorporated under the laws of Victoria, Australia, and registered with the Australian Securities and Investments Commission under ACN 608 731 728, (f) Constantia CM Label Sdn Bhd, a Malaysian limited liability company incorporated under the laws of Malaysia, and registered under no. 858313-H, (g) GPC III B.V., a Dutch limited liability company incorporated under the laws of the Netherlands, and registered with the Dutch trade register (kamer van koophandel) under no. 50715046, (h) GPC III Packaging Holdings Mexico S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 123450*1 and (i) Grafo Regia, S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 78510*1.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Loan Installment Date” has the meaning specified in Section 2.07(a).

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Company pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Loan Installment Date” has the meaning specified in Section 2.07(b).

“Term Borrowing” means either a Term A Borrowing or a Term B Borrowing or a borrowing of any term loan established pursuant to an Additional Credit Extension Amendment.

“Term Commitment” means either a Term A Commitment or a Term B Commitment or any term loan commitment established pursuant to an Additional Credit Extension Amendment.

“Term Facilities” means, at any time, the Term A Facility, the Term B Facility and any term loan credit facilities established pursuant to an Additional Credit Extension Amendment.

“Term Lender” means, at any time, a Term A Lender, a Term B Lender or any other Lender that holds Term Loans at such time.

“Term Loan” means a Term A Loan or a Term B Loan or any term loan established pursuant to an Additional Credit Extension Amendment.

“Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $50,000,000.

“Total Australian Revolving Outstandings” means the aggregate Outstanding Amount of all Australian Revolving Credit Loans and all Australian L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the Total Australian Revolving Outstandings and the Total U.S. Revolving Outstandings.

“Total U.S. Revolving Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Credit Loans, all U.S. L/C Obligations and Swing Line Loans.

“Transaction” means, collectively, (a) the consummation of each component of the Acquisition, including the issuance of Seller Equity, (b) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, the Borrowing of Loans hereunder and the use of proceeds thereof, (c) the issuance and sale of the Senior Unsecured Notes Due 2025, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Prior Company Credit Agreement, (e) the Closing Releases, and (f) the payment of related fees and expenses.

“Transaction Costs” shall mean the fees, premiums and expenses payable by the Company and its Subsidiaries in connection with the transactions described in clauses (a) through (e) of the definition of “Transaction”.

“Transformative Acquisition” means any acquisition by the Company or any Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Company and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Eurocurrency Rate Loan or BBSY Loan.

“UK Security Document” means the Security Agreement Over Interests in a Limited Partnership, between the Company and the Administrative Agent, to be entered into in accordance with Section 6.17 of the Credit Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of any date, all unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries, including any cash and Cash Equivalents in controlled accounts pledged in favor of the Administrative Agent, for the benefit of the Secured Parties and securing the Obligations.

“Unrestricted Subsidiary” means (i) on the Closing Date, each Subsidiary of the Company listed on Schedule 1.01(b) and (ii) any other Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.13(d) subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 6.13(d); provided that the Australian Borrower and each Designated Borrower shall not be designated as an Unrestricted Subsidiary.

“U.S. Borrower” means a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Collateral” means “Collateral” as defined in the U.S. Guaranty and Collateral Agreement and all other assets subject or purported to be subject to a Lien in favor of the Administrative Agent pursuant to any U.S. Security Documents.

“U.S. Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement executed and delivered by the Company and certain Subsidiaries of the Company in favor of the Administrative Agent, the Lenders and the other Secured Parties, substantially in the form of Exhibit F.

“U.S. L/C Advance” means, with respect to each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment, such U.S. Revolving Sub-facility Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Percentage. All U.S. L/C Advances shall be denominated in Dollars.

“U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All U.S. L/C Borrowings shall be denominated in Dollars.

“U.S. L/C Issuer” means each of (i) Bank of America, (ii) Citibank, N.A., (iii), Goldman Sachs Bank USA, (iv) Credit Suisse AG, Cayman Islands Branch, (v) Bank of Montreal, (vi) KeyBank National Association, (vii) Fifth Third Bank and (viii) Coöperatieve Rabobank U.A., New York Branch (in the case of the preceding clauses (iii) and (iv), such financial institutions shall not be required to provide any trade letters of credit), each through itself or, subject to Section 3.06(a), through one of its designated Affiliates or branch offices, in its capacity as issuer of U.S. Letters of Credit hereunder, or any successor issuer of U.S. Letters of Credit hereunder.

“U.S. L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts in relation to all outstanding U.S. Letters of Credit, including all U.S. L/C Borrowings. For the purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such U.S. Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such U.S. Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Lender” means each Lender that has a U.S. Revolving Commitment, Term A Commitment and/or Term B Commitment.

“U.S. Letter of Credit” means any standby letter of credit issued hereunder by the U.S. L/C Issuer and shall include the applicable Existing Letters of Credit. U.S. Letters of Credit shall be issued in Dollars, an Alternative Currency or an Acceptable L/C Currency.

“U.S. Letter of Credit Sublimit” means an amount equal to $50,000,000. The U.S. Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“U.S. Loan Party” means, collectively, the Company and each Subsidiary Guarantor or Designated Borrower that is incorporated or organized under the laws of United States or any political subdivision thereof.

“U.S. Revolving Commitment” means, as to each U.S. Revolving Sub-facility Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Company pursuant to Section 2.01(c) or pursuant to an Additional Credit Extension Amendment, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Commitment” or opposite such caption in the Additional Credit Extension Amendment or Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“U.S. Revolving Credit Loan Note” means a promissory note made by the Company in favor of a U.S. Revolving Sub-facility Lender evidencing U.S. Revolving Credit Loans made by such U.S. Revolving Sub-facility Lender, substantially in the form of Exhibit C-2.

“U.S. Revolving Sub-facility Lender” means each Lender that has a U.S. Revolving Commitment.

“U.S. Revolving Sub-facility” means, collectively, the U.S. Revolving Credit Loans and the U.S. Letters of Credit.

“U.S. Security Documents” means, collectively, (a) the U.S. Guaranty and Collateral Agreement, (b) a specific security deed executed and delivered by the Company dated on or about the date of this Agreement in favor of the Administrative Agent in its own capacity and as agent for the applicable Secured Parties and the Australian Collateral Agent, in its capacity as agent for the applicable Secured Parties in respect of 66% of the share capital in Multi-Color Australia Holdings Pty Limited, (c) each of the mortgages, deeds of trust or similar real property security agreements, if any, required pursuant to Section 6.13, and (d) all other documents delivered to the Administrative Agent granting or perfecting a Lien on the property of any Person for the benefit of the U.S. Lenders, including, without limitation, all financing statements filed in connection therewith, any intellectual property security agreements, blocked account agreements or control agreements that may be required to be delivered pursuant to this Agreement or any other Loan Document with respect to such property, and all other security documents hereafter delivered to the Administrative Agent granting or perfecting a Lien on such property of any Person to secure the Obligations of any applicable U.S. Loan Party under any Loan Document.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(iii).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented reaffirmed or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Australian Terms.

(a) Unless the context requires otherwise, a reference herein to “Australia” shall include the Commonwealth of Australia and each State or Territory of the Commonwealth of Australia (and “Australian” shall have a corresponding meaning).

(b) Notwithstanding anything to the contrary herein, where the PPS Law applies, a reference to a lien or other security interest includes any “security interest” as defined in sections 12(1) or (2) of the PPS Law.

(c) Notwithstanding anything to the contrary herein, where it relates to any Australian Loan Party or any Restricted Subsidiary which is incorporated under the Laws of Australia, a reference to: (a) Debtor Relief Laws include Chapter 5 and Part 5C.9 of the Australian Corporations Act; (b) liquidation includes winding up; (c) a receiver includes a controller, and a receiver and manager includes a managing controller, each as defined in the Australian Corporations Act (and a reference to receivership has a corresponding meaning); (d) a decree or order in respect of, or case under, Debtor Relief Laws includes any corporate action, legal proceedings or other formal procedure, filing or step under Debtor Relief Laws for the appointment of a liquidator, provisional liquidator, controller, managing controller, administrator or similar officer; (e) such Person being unable, or admitting inability, to pay its debts as they become due includes such Person being, or being presumed or deemed under applicable law to be, insolvent, or suspending making payment on its debts, or by reason of actual or anticipated insolvency, commencing negotiations with one or more of its creditors (excluding any Lender, the Administrative Agent or the Australian Collateral Agent in each case in its capacity as such) with a view to rescheduling its Indebtedness; or (f) articles of incorporation or by-laws includes certificates of incorporation and constitutional documents.

1.04 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except (i) as to whether any lease should be treated as a Capital Lease and the amount of any Capitalized Lease Obligations for purposes of this Agreement which shall be made, in accordance with GAAP and the application thereof as in effect on March 31, 2017 and (ii) as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Facility Administrative Agents, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Facility Administrative Agents and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.05 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Spot Rates; Currency Equivalents.

(a) The Administrative Agent or the U.S. L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Australian Dollars, in Alternative Currencies or in Acceptable L/C Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the U.S. L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Revolving Credit Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing or Letter of Credit is denominated in Australian Dollars, an Alternative Currency or an Acceptable L/C Currency, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest Australian Dollar, such Alternative Currency or such Acceptable L/C Currency, as the case may be, with 0.5 of an Australian Dollar, such Alternative Currency or such Acceptable L/C Currency being rounded upward), as determined by the Administrative Agent or the U.S. L/C Issuer, as the case may be.

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09 Code of Banking Practice (2013). The Code of Banking Practice (2013) (Cth) does not apply to the Loan Documents or any banking services provided thereunder.

1.10 Change of Currency.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Company on the Closing Date in an amount equal to such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Company on the Closing Date in an amount equal to such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c) U.S. Revolving Credit Loans. Subject to the terms and conditions set forth herein, each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) to the Company in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Commitment; provided, however, that after giving effect to any U.S. Revolving Credit Loan, (i) the Total U.S. Revolving Outstandings shall not exceed the Aggregate U.S. Revolving Commitments, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s U.S. Revolving Commitment, and (iii) the aggregate Outstanding Amount of all U.S. Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each U.S. Revolving Sub-facility Lender’s U.S. Revolving Commitment (if any), and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). U.S. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(d) Australian Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Australian Revolving Sub-facility Lender severally agrees to make loans (each such loan, an “Australian Revolving Credit Loan” and, together with each U.S. Revolving Credit Loan, the “Revolving Credit Loans”) to the Australian Borrower in Australian Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Australian Revolving Commitment; provided that after giving effect to any Australian Revolving Credit Loan, (i) the Total Australian Revolving Outstandings shall not exceed the Aggregate Australian Revolving Commitment, and (ii) the aggregate Outstanding Amount of the Australian Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Australian L/C Obligations shall not exceed such Lender’s Australian Revolving Commitment. Within the limits of each Australian Revolving Sub-facility Lender’s Australian Revolving Commitment, and subject to the other terms and conditions hereof, each Australian Borrower may borrow under this Section 2.01(d), prepay under Section 2.05, and reborrow under this Section 2.01(d). Australian Revolving Credit Loans shall be BBSY Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans or BBSY Loans shall be made upon the applicable Borrower’s irrevocable notice to the applicable Facility Administrative Agent, which may be given by: (A) telephone (other than in respect of notices to the Australian Administrative Agent) or (B) a Committed Loan Notice. Each such notice must be received by the applicable Facility Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or BBSY Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5), in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by such Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the applicable Facility Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BBSY Loans shall be in a minimum principal amount of $1,000,000. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Term A Borrowing, a Term B Borrowing, a U.S. Revolving Sub-facility Borrowing, an Australian Revolving Sub-facility Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or BBSY Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the U.S. Revolving Credit Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of U.S. Revolving Credit Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans or BBSY Loans in any Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, (i) a Swing Line Loan may not be converted to a Eurocurrency Rate Loan, (ii) Term Loans shall at all times be maintained in Dollars and (iii) no U.S. Revolving Credit Loan may be converted into or continued as a U.S. Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such U.S. Revolving Credit Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the applicable Facility Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Credit Loans (and, in the case of the U.S. Revolving Credit Loans, currency), and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the applicable Facility Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Credit Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the applicable Facility Administrative Agent in Same Day Funds at the Administrative Agent’s Office or Australian Administrative Agent’s Office, as applicable, for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Australian Administrative Agent or the Administrative Agent, as the case may be, in the case of any Revolving Credit Loan in Australian Dollars or an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the applicable Facility Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by such Facility Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent or the Australian Administrative Agent, as the case may be, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) such Facility Administrative Agent by the applicable Borrower; provided that if, (i) on the date the Committed Loan Notice with respect to a Borrowing of U.S. Revolving Credit Loans denominated in Dollars is given by the applicable Borrower, there are U.S. L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such U.S. L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above, and (ii) on the date the Committed Loan Notice with respect to a Borrowing of Australian Revolving Sub-facility Loans denominated in Australian Dollars is given by the applicable Borrower, there are Australian L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Australian L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and a BBSY Loan may be continued or converted only on the last day of an Interest Period for such BBSY Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as, Eurocurrency Rate Loans or BBSY Loans, as the case may be, without the consent of the Required Lenders, and during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the U.S. Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate, and the Australian Administrative Agent shall promptly notify the Company and the Australian Revolving Sub-facility Lenders of the interest rate applicable to any Interest Period for BBSY Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the U.S. Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than two (2) Interest Periods in effect with respect to the Term A Loans. After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than two (2) Interest Periods in effect with respect to the Term B Loans. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Credit Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars, in one or more Alternative Currencies, in Australian Dollars or other currencies acceptable to such L/C Issuer (an “Acceptable L/C Currency” with respect to such L/C

Issuer), as the case may be, for the account of the Company or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the U.S. Revolving Sub-facility Lenders with U.S. Revolving Commitments severally agree to participate in U.S. Letters of Credit issued for the account of the Company or its Subsidiaries by the U.S. L/C Issuer and any drawings thereunder and the Australian Revolving Sub-facility Lenders severally agree to participate in Australian Letters of Credit issued for the account of the Australian Borrower or its Subsidiaries by the Australian L/C Issuer and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (u) the Total U.S. Revolving Outstandings shall not exceed the Aggregate U.S. Revolving Commitments, (v) the Total Australian Revolving Outstandings shall not exceed the Aggregate Australian Revolving Commitment, (w) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Commitment, (x) the Outstanding Amount of the U.S. L/C Obligations shall not exceed the U.S. Letter of Credit Sublimit, (y) the Outstanding Amount of the Australian L/C Obligations shall not exceed the Australian Letter of Credit Sublimit and (z) the aggregate face amount of all Letters of Credit issued and outstanding by such L/C Issuer shall not exceed $20,000,000. Each request by the applicable Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, such Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit are set forth on Schedule 2.03 and shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve (12) months (or such later date prior to the Letter of Credit Expiration Date agreed by the applicable L/C Issuer and the applicable Borrower) after the date of issuance, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Required Revolving Credit Lenders have approved such expiry date; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to twelve (12) months (which in no event shall extend beyond the Letter of Credit Expiration Date, except to the extent Cash Collateral has been delivered or the Letter of Credit has been backstopped pursuant to arrangements reasonably acceptable to the relevant L/C Issuer).

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such

Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the applicable Facility Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000 in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the applicable Facility Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars, one or more Alternative Currencies, an Acceptable L/C Currency or Australian Dollars, as the case may be;

(E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(G) with respect to any commercial Letter of Credit, such Letter of Credit is not payable at sight or in cash or is required to be paid pursuant to time drafts; or

(H) a default of any Revolving Credit Lender’s obligation to fund under Section 2.03(c) exists or any Revolving Credit Lender is at that time a Defaulting Lender, unless each L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company (or, in the case of the Australian L/C Issuer, the Company and/or the Australian Borrower) or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the applicable Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Agents in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agents” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the applicable Facility Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by such L/C Issuer and such Facility Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as such Facility Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and with respect to U.S. Letters of Credit, in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (V) the Letter of Credit to be amended; (W) the proposed date of amendment thereof (which shall be a Business Day); (X) the nature of the proposed amendment; (Y) a copy of the applicable beneficiary’s consent to the proposed amendments; and (Z) such other matters as such L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the applicable Facility Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or such Facility Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the applicable Facility Administrative Agent (by telephone (except in the case of confirmations with the Australian Administrative Agent) or in writing) that such Facility Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide the applicable Facility Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the applicable Facility Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Revolving Sub-facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. L/C Issuers a risk participation in such Letter of Credit in an amount equal to the product of such U.S. Revolving Sub-facility Lender’s Applicable Percentage for the U.S. Revolving Sub-facility times the amount of such Letter of Credit. Immediately upon the issuance of each Australian Letter of Credit, each Australian Revolving Sub-facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Australian L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Australian Revolving Sub-facility Lender’s Applicable Percentage for the Australian Revolving Sub-facility times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the applicable Facility Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the applicable Facility Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency or the applicable Acceptable L/C Currency, the Company shall reimburse the U.S. L/C Issuer in such Alternative Currency or the applicable Acceptable L/C Currency, as the case may be, unless (A) the U.S. L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the U.S. L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the U.S. L/C Issuer in Dollars. Not later than 11:00 a.m. on the date of any payment by the U.S. L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the U.S. L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency or an Acceptable L/C Currency or by the Australian L/C Issuer under a Letter of Credit to be reimbursed in Australian Dollars (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency or an Acceptable L/C Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency or an Acceptable L/C Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuers for the loss resulting from its inability on that date to purchase the Alternative Currency or an Acceptable L/C Currency in the full amount of the drawing. If the applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, the applicable L/C Issuer shall promptly notify the applicable Facility Administrative Agent, and the applicable Facility Administrative Agent shall promptly notify each applicable Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a U.S. Letter of Credit denominated in an Alternative Currency or an Acceptable L/C Currency, as applicable, or in Australian Dollars in the case of an Australian Letter of Credit) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans or BBSY Loans, as the case may be, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or BBSY Loans, as the case may be, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent (other than notices given to the Australian Administrative Agent) pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each applicable Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the applicable Facility Administrative Agent (and the applicable Facility Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars or Australian Dollars, as applicable, at the Administrative Agent’s Office for Dollar-denominated payments or at the Australian Administrative Agent’s Office for Australian Dollar-denominated payments, as the case may be, in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the applicable Facility Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan or BBSY Revolving Credit Loan, as the case may be, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the U.S. L/C Issuer in Dollars and the Australian Administrative Agent shall remit the funds so received to the Australian L/C Issuer in Australian Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans or BBSY Loans, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent (in the case of U.S. Letters of Credit) or the Australian Administrative Agent (in the case of Australian Letters of Credit) for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company, any Subsidiary of the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the applicable Facility Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the applicable Facility Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the applicable Facility Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the applicable Facility Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the applicable Facility Administrative Agent), the applicable Facility Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by such Facility Administrative Agent.

(ii) If any payment received by a Facility Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the applicable Facility Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of such Facility Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. Absent manifest error, such Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agents, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders, the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agents, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) If (A) the Administrative Agent notifies the Company at any time that the Outstanding Amount of (1) all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit or (2) all of the U.S. L/C Obligations at such time exceeds 105% of the U.S. Letter of Credit Sublimit then in effect, then, within two Business Days after such notice the Company shall Cash Collateralize the U.S. L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all U.S. L/C Obligations exceeds the U.S. Letter of Credit Sublimit or (B) the Australian Administrative Agent notifies the Australian Borrower (with a copy to the Administrative Agent) at any time that the Outstanding Amount of all Australian L/C Obligations at such time exceeds 105% of the Australian Letter of Credit Sublimit then in effect, then within two Business Days after receipt of such notice, the Australian Borrower shall Cash Collateralize the Australian L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all Australian L/C Obligations exceeds the Australian Letter of Credit Sublimit.

(ii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The applicable Borrower shall pay to the applicable Facility Administrative Agent for the account of each applicable Revolving Credit Lender in accordance with its Applicable Percentage, in Dollars or Australian Dollars, as applicable, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars or Australian Dollars, as applicable, a fronting fee (i) with respect to each Australian Letter of Credit or any amendment of an Australian Letter of Credit increasing the amount of such Australian Letter of Credit, at a rate separately agreed between the Australian Borrower and the Australian L/C Issuer, computed on the amount of such Australian Letter of Credit and payable upon issuance thereof or in respect to an amendment of an Australian Letter of Credit on the amount of such increase and payable upon the effectiveness of such amendment, and (ii) with respect to each U.S. Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such U.S. Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars or Australian Dollars, as applicable, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Reporting. Each L/C Issuer will report in writing to the applicable Facility Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the applicable Facility Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the applicable Facility Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the applicable Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total U.S. Revolving Outstandings shall not exceed the Aggregate U.S. Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such U.S. Revolving Sub-facility Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment make a Base Rate Revolving Credit Loan in an amount equal to such U.S. Revolving Sub-facility Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate U.S. Revolving Commitment and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the U.S. Revolving Sub-facility Lenders with U.S. Revolving Commitments fund its risk participation in the relevant Swing Line Loan and each U.S. Revolving Sub-facility Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such U.S. Revolving Sub-facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such U.S. Revolving Sub-facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such U.S. Revolving Sub-facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such U.S. Revolving Sub-facility Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each U.S. Revolving Sub-facility Lender’s obligation, if any, to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such U.S. Revolving Sub-facility Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each U.S. Revolving Sub-facility Lender’s obligation, if any, to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such U.S. Revolving Sub-facility Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the U.S. Revolving Sub-facility Lenders with U.S. Revolving Commitments under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such U.S. Revolving Sub-facility Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional

(i) Each Borrower may, upon notice from the Company to the applicable Facility Administrative Agent pursuant to delivery to the applicable Facility Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except (x) in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05 and (y) with respect to Term B Loans, as set forth in Section 2.05(c)); provided that (i) such notice must be received by the applicable Facility Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or five (5), in the case of prepayment of U.S. Revolving Credit Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, (C) three (3) Business Days prior to any date of prepayment of BBSY Loans denominated in Australian Dollars, and (D) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a minimum principal amount of $1,000,000; (iii) any prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency shall be in a minimum principal amount of $5,000,000, (iv) any prepayment of BBSY Loans denominated in Australian Dollars shall be in a minimum principal amount of $1,000,000; and (v) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans or BBSY Loans are to be prepaid, the Interest Period(s) of such Loans. The applicable Facility Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s applicable portion of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or BBSY Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied (x) as among the different Classes of Term Loans, as directed by the Company and (y) with respect to a specific Class of Term Loans, to the principal repayment installments thereof as directed by the Company. Each prepayment of other Term Loans established or extended pursuant to Section 2.18, 2.19 or 2.20 shall be applied as set forth in the applicable Additional Credit Extension Amendment; provided that any such Additional Credit Extension Amendment shall not permit prepayments of Extended Term Loans established pursuant to Section 2.20 to be applied on a greater than pro rata basis than the Class of Term Loans being extended. The prepayment of Revolving Credit Loans shall be made on a pro rata basis across all Revolving Credit Loans (except, with respect to Revolving Credit Loans established pursuant to Section 2.18, 2.19 or 2.20, to the extent that any applicable Additional Credit Extension Amendment provides that the Revolving Credit Loans established thereunder shall be entitled to less than pro rata treatment). Each such prepayment under this Section 2.05(a)(i) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Company may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Term Loan Prepayments

(i) If the Company or any of its Subsidiaries receives any Net Cash Proceeds from any Casualty Event or Disposition of any property pursuant to Sections 7.05(a), (f) and (l), the Company shall cause to be offered to be prepaid in accordance with clause (v) below, an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within ten (10) Business Days of receipt thereof by such Person; provided that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i), at the election of the Company (as notified by the Company to the Administrative Agent within ten (10) Business Days of receipt thereof), and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful in the business of the Company or its Subsidiaries within twelve (12) months of receipt of such Net Cash Proceeds (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Cash Proceeds are not so used within eighteen (18) months of initial receipt, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry and shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(i)); provided that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be applied within five (5) Business Days to the prepayment of the Loans as set forth in this Section 2.05(b)(i).

(ii) Upon the incurrence or issuance by the Company or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03 (other than Permitted Unsecured Refinancing Debt, Permitted Pari Passu Refinancing Debt or Permitted Junior Priority Refinancing Debt)), the Company shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom within two (2) Business Days upon receipt thereof by the Company or such Subsidiary (such prepayments to be applied as set forth in clause (iv) below).

(iii) Within five (5) Business Days after financial statements are required to be delivered pursuant to Section 6.01(a), during the Excess Cash Flow Period, the Company shall cause to be offered to be prepaid in accordance with Section 2.05(b)(v), an aggregate principal amount of Term B Loans equal to (x) the Excess Cash Flow Percentage, multiplied by (y) the Excess Cash Flow for such fiscal year, less (z) the sum of aggregate principal amount of Term Loans and Revolving Credit Loans (provided that there is an equivalent permanent reduction of Revolving Credit Commitments) prepaid in cash pursuant to Section 2.05(a), during such fiscal year, except to the extent that such prepayments are funded with Indebtedness with a maturity date of more than one (1) year.

(iv) Each prepayment of Term Loans pursuant to clauses (i) and (ii) of this Section 2.05(b) shall be offered and, subject to clause (v) below, applied on a pro rata basis across the Term Facilities; provided that (x) any Term Loans established pursuant to Section 2.18, 2.19 or 2.20 shall be entitled to less than their pro rata share if and to the extent so provided for in the applicable Additional Credit Extension Amendment, (y) Incremental Equivalent Debt secured on a pari passu basis with the Facilities on the Collateral shall be entitled to share in such prepayment on a pro rata basis (or less than pro rata basis) as and to the extent so provided for in the applicable documents governing such Incremental Equivalent Debt and (z) prepayments with the proceeds of Refinancing Term Loans shall be applied to the Term Facilities being refinanced. Each prepayment of Term Loans pursuant to clause (iii) of this Section 2.05(b) shall be applied solely to the Term B Facility; provided that any Term Loans established pursuant to Section 2.18, 2.19 or 2.20 or Incremental Equivalent Debt secured on a pari passu basis with the Facilities on the Collateral shall be entitled to share in such prepayment on a pro rata basis (or less than pro rata basis) as and to the extent so provided for in the applicable Additional Credit Extension Amendment or applicable documents governing such Incremental Equivalent Debt. With respect to any such Term Facility that is to receive a prepayment pursuant to this Section 2.05(b), such prepayment shall be applied to the principal repayment installments thereof as directed by the Company and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(v) With respect to each prepayment required pursuant to Section 2.05(b)(i) or (iii), (A) the Company will, not later than the dates specified in Sections 2.05(b)(i) or (iii) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such offer of prepayment to each applicable Lender, (B) the Administrative Agent shall provide notice of such offer of prepayment to each applicable Lender, (C) each such Lender will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within three (3) Business Days after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Company shall not prepay any Loans of each such refusing Lender on the date that is specified in clause (D) below), (D) the Company will make all such prepayments not so refused upon the fifth (5th) Business Day after delivery of notice by the Company pursuant to Section 2.05(b)(i) or (iii) above (with such prepayments to be applied as set forth in clause (iv) above) and (E) any prepayment refused by Lenders of Loans (such refused amounts, the “Declined Proceeds”) may be retained by the Company.

(vi) Notwithstanding any other provisions of Section 2.05(b)(i) or (iii), (A) to the extent that any of or all the Net Cash Proceeds received by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.05(b)(i) or Excess Cash Flow attributable to a Foreign Subsidiary (a “Foreign Prepayment Event”) are prohibited or delayed under applicable Law from being repatriated to the Company or the United States, or could result in directors’ liability, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.05(b)(i) or (iii), as the case may be; provided that (x) the Company hereby agrees to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable Law to permit such repatriation and (y) if the repatriation of the relevant affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Law, and directors’ liability could not result, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional Taxes payable or reasonably reserved against in good faith as a result thereof) to the repayment of the Loans pursuant to Section 2.05(b)(i) or (iii), as the case may be, and (B) to the extent that the Company has reasonably determined in good faith that repatriation of any or all of the Net Cash Proceeds or Excess Cash Flow of any Foreign Prepayment Event would result in a material adverse Tax consequence to the Company or its

Restricted Subsidiaries, including the consequences of related costs, fees and expenses, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary and the Company shall have no obligation to repay an amount equal to such Net Cash Proceeds or Excess Cash Flow retained by the applicable Foreign Subsidiary; provided that (I) in any event, the Company shall use commercially reasonable efforts to eliminate such material adverse Tax consequence in its reasonable control in order to make such prepayments, and (II) to the extent that the repatriation of such Net Cash Proceeds or Excess Cash Flow from the applicable Foreign Subsidiary would no longer have a material adverse Tax consequence, the applicable Foreign Subsidiary will promptly repatriate the applicable Net Cash Proceeds or Excess Cash Flow and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional Taxes payable or reasonably reserved against in good faith as a result thereof) to the repayment of the Loans pursuant to Section 2.05(b)(i) or (iii), as the case may be. Nothing in this Section 2.05 shall be construed as a covenant by any Foreign Subsidiary to distribute any amounts to any Loan Party or a covenant by the Company or any Loan Party to cause any Foreign Subsidiary to distribute any amounts (it being understood that this Section 2.05 requires only that the Company repay certain amounts calculated by reference to certain Excess Cash Flow and/or Foreign Prepayment Events of a Foreign Subsidiary).

(c) Repricing Event. In the event that, all or a portion of the Term B Loans are (x) repaid, prepaid, refinanced or replaced with any Indebtedness (including without limitation, with Refinancing Term Loans) having an All-in Yield that is less than the All-in Yield of the Term B Loan (or portion thereof) so repaid, prepaid or refinanced or (y) repriced or effectively refinanced through any waiver, consent, amendment or amendment and restatement, in each case, directed at, or the result of which would be, the lowering of the All-in Yield of any Term B Loans, in each case other than in connection with a Transformative Acquisition occurring on or prior to six (6) months following the Closing Date (a “Repricing Event”), the Company shall pay the Term B Lenders (A) in the case of clause (x), a prepayment premium equal to 1.00% of the aggregate principal amount of the Term B Loans so repaid, prepaid, refinanced or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B Loans repriced or effectively refinanced through such waiver, consent, amendment or amendment and restatement. If all or any portion of the Term B Loans held by any Term B Lender is subject to mandatory assignment pursuant to Section 10.13 as a result of, or in connection with, such Term B Lender not agreeing or otherwise consenting to any such waiver, consent, amendment or amendment and restatement referred to in clause (ii) (or otherwise in connection with a Repricing Event) on or prior to the six (6) month anniversary of the Closing Date, the Company shall pay to such Term B Lender a fee equal to 1.00% of the principal amount of the Term B Loans so assigned. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.

(d) If (i) the Administrative Agent notifies the Company at any time that (A) the Total Revolving Credit Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitment then in effect or (B) that the Total U.S. Revolving Outstandings at such time exceed an amount equal to 105% of the Aggregate U.S. Revolving Commitment then in effect, then, in each case, within two Business Days after receipt of such notice, the Company shall prepay Revolving Credit Loans and/or the Company shall Cash Collateralize the U.S. L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Credit Commitment or 100% of the Aggregate U.S. Revolving Commitment, as the case may be, then in effect or (ii) the Australian Administrative Agent notifies the Australian Borrower (with a copy to the Administrative Agent) at any time that the Total Australian Revolving Outstandings at such time exceed an amount equal to 105% of the Aggregate Australian Revolving Commitment then in effect, then, within two (2) Business Days after receipt of such notice, the Australian Borrower shall prepay Revolving Credit Loans and/or Cash Collateralize the Australian L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Australian Revolving Commitment then in effect; provided that, subject to the provisions of Section 2.03(g)(i), neither the Company nor the Australian Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitment then in effect, the Total U.S. Revolving Outstandings exceed the Aggregate U.S. Revolving Commitment then in effect or the Total Australian Revolving Outstandings exceed the Aggregate Australian Revolving Commitment then in effect. The applicable Facility Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. Each prepayment of the U.S. Revolving Sub-facility shall be applied first, ratably to the U.S. L/C Borrowings and the Swing Line Loans, second, shall be applied to the outstanding U.S. Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining U.S. L/C Obligations. Each prepayment of the Australian Revolving Sub-facility shall be applied first, ratably to the Australian L/C Borrowings, second, shall be applied to the outstanding Australian Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining Australian L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the applicable L/C Issuer or the Lenders, as applicable.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Company may, upon notice to the Facility Administrative Agents, terminate the Aggregate U.S. Revolving Commitments and/or Aggregate Australian Revolving Commitments, or from time to time permanently reduce the Aggregate U.S. Revolving Commitments and/or Aggregate Australian Revolving Commitments; provided that (i) any such notice shall be received by the Facility Administrative Agents not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (in each case unless the Company and the Administrative Agent otherwise agree), (iii) the Company shall not terminate or reduce the Aggregate U.S. Revolving Commitments and/or Aggregate Australian Revolving Commitments under this clause if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments, the Total U.S. Revolving Outstandings would exceed the Aggregate U.S. Revolving Commitment or the Total Australian Revolving Outstandings would exceed the Aggregate Australian Revolving Commitment, and (iv) if, after giving effect to any reduction of the Aggregate U.S. Revolving Commitments and/or Aggregate Australian Revolving Commitments, the applicable Letter of Credit Sublimit or, if applicable, the Swing Line Sublimit or the Alternative Currency Sublimit exceeds the amount of the U.S. Revolving Commitments and/or Australian Revolving Commitments, as the case may be, such Letter of Credit Sublimit, the Swing Line Sublimit or Alternative Currency Sublimit shall be automatically reduced by the amount of such excess. The applicable Facility Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate U.S. Revolving Commitments and/or Aggregate Australian Revolving Commitments. Except as provided above, the amount of any such reduction of the applicable Revolving Credit Facility shall not be applied to the applicable Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Revolving Credit Facility pursuant to this Section 2.06(a) shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate U.S. Revolving Commitments and/or Aggregate Australian Revolving Commitments shall be paid on the effective date of such termination.

(b) Mandatory.

(i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing.

(ii) The aggregate Term B Commitments shall be automatically and permanently reduced to zero on the date of the Term B Borrowing.

2.07 Repayment of Loans.

(a) Term A Loans. The Company shall repay to the Term A Lenders in respect of the principal of the outstanding Term A Loans on the last day of each March, June, September and December of each year (commencing on March 31, 2018) and on the Maturity Date for the Term A Facility or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as a “Term A Loan Installment Date”), in an aggregate principal amount of such Term A Loans equal to (i) 1.25% of the aggregate principal amount of such Term A Loans incurred on the Closing Date on each Term A Loan Installment Date on or prior to December 31, 2019, (ii) 1.875% of the aggregate principal amount of such Term A Loans incurred on the Closing Date on each Term A Loan Installment Date after December 31, 2019 and on or prior to December 31, 2020, (iii) 2.50% of the aggregate principal amount of such Term A Loans incurred on the Closing Date on each Term A Loan Installment Date after December 31, 2020 and on or prior to December 31, 2021, (iv) 3.75% of the aggregate principal amount of such Term A Loans incurred on the Closing Date on each Term A Loan Installment Date after December 31, 2021 and prior to the Maturity Date with respect to the Term A Facility, and (v) in the case of such payment due on the Maturity Date with respect to the Term A Facility, the then unpaid principal amount of such Term A Loans outstanding.

(b) Term B Loans. The Company shall repay to the Term B Lenders in respect of the principal of the outstanding Term B Loans on the last day of each March, June, September and December of each year (commencing on March 31, 2018) and on the Maturity Date for the Term B Facility or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”), in an aggregate principal amount of such Term B Loans equal to (A) in the case of quarterly payments due prior to the Maturity Date of the Term B Facility, 0.25% of the aggregate principal amount of such Term B Loans incurred on the Closing Date on each Term B Loan Installment Date prior to the Maturity Date with respect to the Term A Facility, and (B) in the case of such payment due on the Maturity Date of the Term B Facility, the then unpaid principal amount of such Term B Loans outstanding;

(c) Revolving Credit Loans. Each Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of Revolving Credit Loans made to such Borrower outstanding on such date. Each Borrower incorporated under the Laws of Australia shall repay each Australian Revolving Credit Loan on the earlier to occur of (i) the last day of the applicable Interest Period and (ii) the Maturity Date for the Revolving Credit Facility unless if all or any part of such Australian Revolving Credit Loan is to be redrawn on the last day of the applicable Interest Period, then on such last day, such Borrower (subject to the conditions to all Credit Extensions referred to in Section 4.02) will not be obliged to repay and the applicable Lenders will not be obliged to make available, the amount of such Loan which is being redrawn.

(d) Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(e) Incremental Term Loans; Refinancing Term Loans; Extended Term Loans. In the event any Incremental Term Loans, Refinancing Term Loans, Extended Term Loans or Extended Revolving Credit Loans are made, such Incremental Term Loans, Refinancing Term Loans, Extended Term Loans or Extended Revolving Credit Loans, as applicable, shall be repaid by the Company in the amounts and on the dates set forth in the Additional Credit Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

2.08 Interest.

(a) Subject to the provisions of subsections (b)-(e) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each BBSY Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BBSY Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (or in the event such amount relates (x) solely to Revolving Credit Loans and/or Term A Loans, the Required Financial Covenant Lenders or (y) solely to the Australian Revolving Credit Loans, the Required Australian Revolving Lenders), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Upon (i) the occurrence of an Event of Default under Section 8.01(f) or (g), (ii) upon the request of the Required Lenders, while any Event of Default (other than an Event of Default described the preceding clause (i) or in clause (b) above) exists or (iii), solely with respect to a Default as a result of a breach of Section 7.11, upon the request of the Required Financial Covenant Lenders, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, on each date such Loan is prepaid or repaid and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each U.S. Revolving Sub-facility Lender with a U.S. Revolving Commitment in accordance with its Applicable Percentage, a commitment fee (a “Commitment Fee”) in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate U.S. Revolving Commitment exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans drawn under the U.S. Revolving Sub-facility and (ii) the Outstanding Amount of L/C Obligations in respect of the U.S. Revolving Sub-facility; provided that Swing Line Loans shall not be considered Revolving Credit Loans for purposes of calculating the commitment fee under this Section 2.09(a). The Australian Borrower shall pay to the Australian Administrative Agent for the account of each Australian Revolving Sub-facility Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Australian Revolving Commitment exceeds the sum of (x) the Outstanding Amount of Revolving Credit Loans drawn under the Australian Revolving Sub-facility and (y) the Outstanding Amount of L/C Obligations in respect of the Australian Revolving Sub-facility. The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Company shall pay to the Joint Lead Arrangers, the Co-Documentation Agents, and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computation of interest for BBSY Loans shall be made on the basis of a 365-day year and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of U.S. Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the applicable Facility Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other prior-period adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Secured Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Secured Net Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the applicable Facility Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by such Facility Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by any Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of any Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive for one (1) year following the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the applicable Facility Administrative Agent in the ordinary course of business. The accounts or records maintained by the applicable Facility Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Facility Administrative Agent in respect of such matters, the accounts and records of such Facility Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the applicable Facility Administrative Agent, such Borrower shall execute and deliver to such Lender (through such Facility Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the applicable Facility Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by such Facility Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of such Facility Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agents’ Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on U.S. Revolving Credit Loans denominated in an Alternative Currency and Australian Revolving Credit Loans, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise provided herein, all payments by the Borrowers hereunder with respect to principal and interest on U.S. Revolving Credit Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Australian Revolving Credit Loans shall be made to the Australian Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Australian Administrative Agent’s Office in Australian Dollars and in Same Day Funds not later than the Applicable Time specified by the Australian Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Australian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Australian Dollar payment amount. The applicable Facility Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the applicable Facility Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments with respect to U.S. Revolving Credit Loans in an Alternative Currency or the Australian Administrative Agent in the case of payments with respect to Australian Revolving Credit Loans in Australian Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Facility Administrative Agents. Unless the applicable Facility Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Borrowing of Eurocurrency Rate Loans or BBSY Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Credit Borrowing) that such Lender will not make available to such Facility Administrative Agent such Lender’s share of such Revolving Credit Borrowing, such Facility Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the applicable Facility Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to such Facility Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Facility Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such Facility Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or in the case of Alternative Currencies in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to such Facility Administrative Agent for the same or an overlapping period, such Facility Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the applicable Facility Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the applicable Facility Administrative Agent.

(c) Payments by Borrowers; Presumptions by Facility Administrative Agents. Unless the applicable Facility Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Facility Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, such Facility Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to such Facility Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Facility Administrative Agent, at the Overnight Rate.

A notice of either Facility Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Facility Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by such Facility Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, such Facility Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except as provided in Section 2.17(a)(iv), no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. Subject in all cases to Section 10.08, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the applicable Facility Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Lender), (y) the application of Cash Collateral provided for in Sections 2.03, 2.05, 2.16 and 8.02, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply, subject to Section 10.06(i)).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers.

(a) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the applicable Facility Administrative Agent (or such shorter period as may be agreed by such Facility Administrative Agent in its sole discretion), designate any additional wholly owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the applicable Facility Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, (i) the applicable Facility Administrative Agent and the applicable Lenders that are to provide Revolving Credit Commitments and/or Revolving Credit Loans in favor of such Applicant Borrower must each agree to such Applicant Borrower becoming a Designated Borrower and (ii) for any Applicant Borrower, the applicable Facility Administrative Agent and the Lenders shall have received (x) not more than five (5) Business Days after the Company’s initial notice required above, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act and (y) shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the applicable Facility Administrative Agent, as may be required by the applicable Facility Administrative Agent or the Required Revolving Credit Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Facility Administrative Agents and the affected Lenders agree that an Applicant Borrower shall be entitled to receive Revolving Credit Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the applicable Facility Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Revolving Credit Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that (a) no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date, (b) only the Company and Designated Borrowers organized under the laws of Luxembourg, the Netherlands, the United States, or the United Kingdom may receive U.S. Revolving Credit Loans, and (c) only the Australian Borrower and Designated Borrowers incorporated under the laws of Australia may receive Australian Revolving Credit Loans.

(b) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of the Australian Borrower and each Designated Borrower that is a Foreign Subsidiary shall be several in nature.

(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement, each of the other Loan Documents and all other documents and electronic platforms entered into in connection herewith, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Facility Administrative Agents (or such shorter period as may be agreed by the Facility Administrative Agents in their sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The applicable Facility Administrative Agent will promptly notify the applicable Lenders of any such termination of a Designated Borrower’s status.

2.15 [reserved].

2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Sections 2.03, 2.05 or 8.02, or (iv) there shall exist a Defaulting Lender, the Company or the Australian Borrower (as applicable) shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the applicable Facility Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Fronting Exposure (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Company (in the case of any U.S. Letter of Credit or Swing Line Loan) and the Australian Borrower (in the case of any Australian Letter of Credit), and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent or Australian Collateral Agent (as applicable), for the benefit of the applicable Agents, the applicable L/C Issuer and the applicable Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines or the Australian Collateral Agent is instructed in writing by the Australian Administrative Agent (as applicable) that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or Australian Collateral Agent (as applicable) or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Company (or, solely in the case of Fronting Exposure of the Australian L/C Issuer, the Company and/or the Australian Borrower) will, promptly upon demand by the Administrative Agent or the Australian Collateral Agent (acting on the written instructions of the Australian Administrative Agent) (as applicable), pay or provide to the Administrative Agent or Australian Collateral Agent (as applicable) additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America (or, solely in the case of Cash Collateral provided by the Australian Borrower, Citicorp International Limited). The Company and/or the Australian Borrower (as applicable) shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii)) or (ii) the determination by the Administrative Agent or the Australian Collateral Agent (acting on the written instructions of the Australian Administrative Agent) (as applicable) and the applicable L/C Issuer that there exists excess Cash Collateral; provided (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the applicable Facility Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the applicable Facility Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the applicable Facility Administrative Agent as follows: first, to the payment on pro rata basis of any amounts owing by such Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing

Line Lender hereunder; third, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company or Australian Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Facility Administrative Agent; fifth, if so determined by the applicable Facility Administrative Agent and the Company or the Australian Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize any L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Commitment Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) Defaulting Lender Fees. With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below,

(2) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause any Non-Defaulting Lender’s Applicable Percentage of (1) the Total Outstandings to exceed such Non-Defaulting Lender’s Commitment, (2) the Total U.S. Revolving Outstandings to exceed such Non-Defaulting Lender’s U.S. Revolving Commitment and (3) the Total Australian Revolving Outstandings to exceed such Non-Defaulting Lender’s Australian Revolving Commitment. Subject to Section 10.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Company, each Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Increase in Commitments.

(a) Request for Increase. From and after the Closing Date provided there exists no Default, upon notice to the Administrative Agent and, if applicable, the Australian Administrative Agent (which shall promptly notify the U.S. Revolving Sub-facility Lenders and, if applicable, the Australian Revolving Sub-facility Lenders), the Company may from time to time, request (x) commitments (each, an

“Incremental Term Increase”) to increase the aggregate principal amount of any existing Term Facility or to establish one or more new Term Facilities (each, an “Incremental Term Facility”) and/or (y) commitments (each, an “Incremental Revolving Increase”) to increase the Revolving Credit Commitments under any existing Revolving Credit Facility or to establish one or more new revolving facilities (each, an “Incremental Revolving Credit Facility” and, together with any Incremental Term Increase, Incremental Term Facility and Incremental Revolving Increase, the “Incremental Facilities”) not to exceed the Incremental Cap available at the time any such Incremental Facility is funded or established, as applicable, from one or more lenders willing to provide such Incremental Facility in their sole discretion; provided that each new lender under an Incremental Revolving Credit Facility or Incremental Revolving Increase shall be subject to the approval of the applicable Facility Administrative Agent, the applicable L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld, conditioned or delayed) to the extent the same would be required for an assignment under Section 10.06. Each such notice shall specify (i) the date (each, an “Incremental Effective Date”) on which the Company proposes that the Incremental Facility shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period approved by the Administrative Agent) and (ii) the identity of each Eligible Assignee to whom the relevant Borrower proposes any portion of such Incremental Facility be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Facility may elect or decline, in its sole discretion, to provide such Incremental Facility. Each Incremental Facility shall be in an aggregate amount of $25,000,000 or any whole multiple of $5,000,000 in excess thereof (in each case unless the Company and the Administrative Agent otherwise agree) (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Facilities set forth in above).

(b) Conditions. Each Incremental Facility shall become effective as of the Incremental Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied; provided that, in the case of Section 4.02(a), to the extent such Incremental Facility is being incurred to fund a Permitted Acquisition, such condition shall be limited to the Specified Representations;

(ii) as of the last day of the most recently ended Computation Period, on a Pro Forma Basis after giving effect to the incurrence of any Incremental Facility, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments (but (x) without netting any cash proceeds from such incurrence and (y) treating any proposed Incremental Revolving Credit Facility or proposed Incremental Revolving Increase as fully drawn), the Company would be in compliance with Section 7.11; and

(iii) the Company shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent or the Australian Agents, as applicable.

(c) Terms of Incremental Facilities. The terms and provisions of the Incremental Facilities shall be as follows:

(i) the terms and provisions of (x) Revolving Credit Loans made pursuant to an Incremental Revolving Increase shall be identical to the Revolving Credit Loans under the Revolving Credit Facility subject to such increase and (y) the Term Loans made pursuant to an Incremental Term Increase shall be identical to the Term Loans under the Term Facility subject to such increase, in each case, other than with respect to upfront fees and customary arranger fees;

(ii) (A) maturity date of each Incremental Facility shall be no earlier than the Latest Term Loan Maturity Date; provided that up to $100,000,000 in aggregate principal amount of Incremental Facilities constituting Incremental Term A Facilities may mature prior to the Maturity Date for the Term B Facility so long as such Incremental Term A Facility (x) does not mature earlier than the Maturity Date for the Term A Facility and (y) the Weighted Average Life to Maturity for such Incremental Term A Facility is no shorter than the Weighted Average Life to Maturity of the Term A Facility and (B) the maturity date of any Incremental Revolving Credit Facility shall be no earlier than the Maturity Date for the Revolving Credit Facility;

(iii) the amortization schedule for each Incremental Term Facility shall be determined by the Company and the Lenders of such Incremental Facility; provided that (A) the Weighted Average Life to Maturity of any Incremental Term A Facility shall be no shorter than the Weighted Average Life to Maturity of the Term A Facility and (B) the Weighted Average Life to Maturity of any Incremental Term B Facility shall be no shorter than the Weighted Average Life to Maturity of the Term B Facility;

(iv) the Applicable Rate, interest margin, upfront fees and original issue discount for each Incremental Facility shall be determined by the Company and the Lenders of such Incremental Facility; provided that (A) in the event that the All-in Yield of any Incremental Term A Facility exceeds the All-in Yield for the Term A Facility by more than 50 basis points, then the Applicable Rate for the Term A Facility shall be increased to the extent necessary so that the All-in Yield for the Incremental Term A Facility is not more than 50 basis points higher than the All-in Yield for the Term A Facility and (B) in the event that the All-in Yield of any Incremental Term B Facility exceeds the All-in Yield for the Term B Facility by more than 50 basis points, then the Applicable Rate for the Term B Facility shall be increased to the extent necessary so that the All-in Yield for the Incremental Term B Facility is not more than 50 basis points higher than the All-in Yield for the Term B Facility ((A) and (B), collectively, the “MFN Protection”); provided that if the Eurocurrency Rate or Base Rate floor for any Incremental Term Facility is greater than the Eurocurrency Rate or Base Rate floor, respectively, for the corresponding Term Facility, the difference between such floor for such Incremental Term Facility and such Term Facility shall be equated to an increase in the All-in Yield for purposes of this clause (iv); provided further, that this clause (iv) shall not be applicable to any Incremental Facility with an Incremental Effective Date that is more than twelve (12) months after the Closing Date.

(v) each Incremental Facility shall be secured by a pari passu Lien on the Collateral securing the Facilities on terms and pursuant to documentation reasonably satisfactory to the applicable Agent(s) (and documentation substantially similar to the applicable Security Documents shall be reasonably satisfactory to the applicable Agent(s));

(vi) any Incremental Revolving Credit Facility shall be on terms and pursuant to documentation as determined by the Company and the lenders providing such Incremental Revolving Credit Facility agree; provided that to the extent the terms and documentation with respect to any Incremental Revolving Credit Facility are not consistent with the existing Revolving Credit Facility (except with respect to matters contemplated by clauses (ii) and (iv) above), the terms, conditions and documentation of any such Incremental Revolving Credit Facility shall, taken as a whole, be no more favorable to the lenders providing such Incremental Revolving Facility than the terms of Agreement applicable to the Revolving Credit Facility (except for covenants and events of default applicable only to periods after the Latest Maturity Date existing at the time of incurrence of such Incremental Revolving Credit Facility) (as determined by the Company in their reasonable discretion); and

(vii) any Incremental Term Facility shall be on terms and pursuant to documentation as determined by the Company and the lenders providing such Incremental Term Facility agree; provided that to the extent the terms and documentation with respect to any Incremental Term Facility are not consistent with the existing Term Facilities (except with respect to matters contemplated by clauses (ii), (iii) and (iv) above), the terms, conditions and documentation of any such Incremental Term Facility shall be, taken as a whole, no more favorable to the lenders providing such Incremental Term Facility than the terms of Agreement applicable to the Term Facilities (except for covenants and events of default applicable only to periods after the Latest Maturity Date existing at the time of incurrence of such Incremental Revolving Credit Facility) (as determined by the Company in their reasonable discretion).

(d) Additional Credit Extension Amendment. The Incremental Facilities shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Incremental Facilities (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.18.

(e) Adjustment of Revolving Credit Loans. In the case of an Incremental Revolving Increase, then each Revolving Credit Lender that is acquiring a Revolving Credit Commitment thereunder on the Incremental Effective Date shall make a Revolving Credit Loan, the proceeds of which will be used to prepay Revolving Credit Loans of the other Revolving Credit Lenders immediately prior to such Incremental Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Incremental Effective Date. If there is a new borrowing of Revolving Credit Loans on such Incremental Effective Date, the Revolving Credit Lenders after giving effect to such Incremental Effective Date shall make such Revolving Credit Loans in accordance with Sections 2.01(c) or (d), as applicable.

(f) Making of New Term Loans. On any Incremental Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Company in an amount equal to its new Commitment.

(g) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.18 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guaranties and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the applicable Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or the PPS Law or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.

(h) This Section 2.18 shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

2.19 Refinancing Facilities

(a) At any time after the Closing Date, the Company may obtain Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Term Loans established pursuant to an Additional Credit Extension Amendment) or (ii) all or any portion of the Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Revolving Credit Loans or Revolving Credit Commitments established pursuant to an Additional Credit Extension Amendment), in the form of (x) other Term Loans (“Refinancing Term Loans”) or (y) other Revolving Credit Loans (“Refinancing Revolving Credit Loans”) or other Revolving Credit Commitments (“Refinancing Revolving Credit Commitments”), as the case may be, in each case pursuant to an Additional Credit Extension Amendment; provided that the Net Cash Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Credit Commitments being so refinanced, as the case may be. The effectiveness of any Additional Credit Extension Amendment establishing Credit Agreement Refinancing Indebtedness shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent (and, if relating to the Australian Revolving Sub-facility, the Australian Administrative Agent), receipt by the Administrative Agent (and, if relating to the Australian Revolving Sub-facility, the Australian Administrative Agent) of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the applicable Facility Administrative Agents). Any Credit Agreement Refinancing Indebtedness incurred under this Section 2.19 shall be in an aggregate principal amount that is not less than $25,000,000 and an integral multiple of $5,000,000 in excess thereof (in each case unless the Company and the Administrative Agent otherwise agree). Any Additional Credit Extension Amendment establishing Credit Agreement Refinancing Indebtedness may provide for the issuance of letters of credit or the provision of swing line loans pursuant to any Revolving Credit Commitments of Credit Agreement Refinancing Indebtedness established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Credit Commitments; provided that no L/C Issuer or Swing Line Lender shall be required to act as “L/C issuer” or “swing line lender” under any such Additional Credit Extension Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Credit Extension Amendment establishing Credit Agreement Refinancing Indebtedness, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Term Loans, Revolving Credit Loans, Revolving Credit Commitments and/or Term Commitments). Any Additional Credit Extension Amendment establishing Credit Agreement Refinancing Indebtedness may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.19.

(b) This Section 2.19 shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

2.20 Amend and Extend Transactions

(a) The Company may, by written notice to the Administrative Agent (and, if relating to the Australian Revolving Sub-facility, the Australian Administrative Agent) from time to time, request an extension (each, an “Extension”) of the maturity date of any Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of

Revolving Credit Commitments and/or Term Loans that will be subject to the Extension (which shall be in a minimum amount of $25,000,000 and an integral multiple of $5,000,000 in excess thereof (in each case unless the Company, the Administrative Agent and, if applicable, the Australian Administrative Agent otherwise agree)), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent and, if applicable, the Australian Administrative Agent shall agree in its or their sole discretion)) and (iii) identify the relevant Class of Revolving Credit Commitments and/or Term Loans to which such Extension relates. Each Lender of the applicable Class of Revolving Credit Commitments and/or Term Loans shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class of Revolving Credit Commitments and/or Term Loans pursuant to procedures established by, or reasonably acceptable to, the applicable Facility Administrative Agent and the Company. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Revolving Credit Commitments and/or Term Loans shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) the conditions set forth in Sections 4.01(c) and (d) shall be satisfied (as if the references therein to Credit Extension were replaced with Extension), (ii) the L/C Issuer and the Swing Line Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iii) the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with paragraph (c) of this Section 2.20.

(c) The terms of each Extension shall be determined by the Company and the applicable extending Lenders and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Credit Commitment or Extended Term Loan shall be no earlier than the Maturity Date of the Revolving Credit Facility or the Maturity Date of the applicable Term Loans, respectively, (ii) (A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans, (iii) the Extended Revolving Credit Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the existing Term Loans and the borrower and the guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Loan Parties with respect to the existing Revolving Credit Loans or Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Credit Commitment (and the Extended Revolving Credit Loans thereunder) and Extended Term Loans shall be determined by the Company and the applicable extending Lenders, (v) (A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans of the Class being extended and (B) borrowing and prepayment of Extended Revolving Credit Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Revolving Credit Loans or Revolving Credit Commitments of the Class being extended (other than upon the maturity of the non-extended Revolving Credit Loans and Revolving Credit Commitments) and (vi) the terms of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein with respect to the applicable Class being extended (except as set forth in clauses (i) through (v) above).

(d) In connection with any Extension, the Company, the Administrative Agent (and, if applicable, the Australian Administrative Agent) and each applicable extending Lender shall execute and deliver to the Administrative Agent and, if applicable, the Australian Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent and, if applicable, the Australian Administrative Agent shall reasonably specify to evidence the Extension. The applicable Facility Administrative Agent shall promptly notify each applicable Lender as to the effectiveness of each Extension. Any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new Class or tranche of Revolving Credit Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, if applicable, the Australian Administrative Agent, and the Company in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Total Revolving Credit Outstandings upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 2.20.

(e) This Section 2.20 shall supersede any provision in Section 2.12 or Section 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws; provided that if the applicable Borrower, any Agent or any other applicable withholding agent shall be required by applicable Law to deduct any Taxes from such payments, then (i) to the extent that the withholding or deduction is on account of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification.

(i) Each Borrower shall indemnify each Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01, but excluding, for the avoidance of doubt, taxes imposed on the net income of each Agent, any Lender or L/C Issuer) paid by such Agent, Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Agent, Lender and L/C Issuer, as applicable, shall notify the Company of any such Indemnified Taxes, Other Taxes or other liability promptly upon, but in any event within ninety (90) days of, learning of such Indemnified Taxes or Other Taxes or other liability. This indemnification shall be made within thirty (30) days from the date each Agent, Lender or applicable L/C Issuer makes written demand therefor, which demand shall set forth the amount paid, the basis therefor and the relevant Governmental Authority paid. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the applicable L/C Issuer (with a copy to the applicable Agent), or by the applicable Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Agents, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to such Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the applicable Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the such Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (B) the Agents and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by an Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes each of the Agents to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to such Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to each Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to each Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to each Agent), at the time or times prescribed by applicable Law or reasonably requested by the Company or any Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or any Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or such Agent as will enable the Company or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service From W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-4 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-1 or Exhibit L-2, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3 on behalf of each such direct and indirect partner; or

(v) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. federal withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances that would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund and to the extent that such refund can be made without prejudice to the retention of the relief), net of all out-of-pocket expenses of such Agent, Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each Borrower, upon the request of such Agent, Lender or L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or L/C Issuer in the event such Agent, Lender or L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(g) Tax Benefit. If any Agent, any Lender or any L/C Issuer determines, in its sole discretion, that its current obligation to pay Taxes (other than estimated Taxes) has been reduced or that it has received a refund it would otherwise not have received (a “Tax Reduction”) as a result of a Tax credit or other Tax benefit in connection with any deduction, withholding or payment of Tax that gives rise to the payment by a Borrower of Indemnified Taxes or Other Taxes pursuant to this Section 3.01, then such Agent, Lender or L/C Issuer shall, to the extent that it can do so, in its sole discretion, without prejudice to its retention of such Tax credit or benefit and without any other adverse Tax consequences to it, pay such Borrower the amount of the Tax Reduction as such Agent, Lender or L/C Issuer shall, in its sole discretion, have determined to be attributable to the relevant credit deduction, withholding or payment of Tax and as will leave such Agent, Lender or L/C Issuer in no better or worse position than it would have been in if there had been no such credit deduction, withholding or payment of Tax; provided that such Borrower, upon the request of such Agent, Lender or L/C Issuer, agrees in writing (in a form acceptable to such Agent, Lender or L/C Issuer in its sole discretion) to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or L/C Issuer in the event such Agent, Lender or L/C Issuer is required to repay such Tax credit or other Tax benefit or such Tax credit or other Tax benefit no longer results in a Tax Reduction (on a cumulative basis) of such Agent’s, Lender’s or L/C Issuer’s Taxes; provided further, that this Section 3.01(g) shall not apply if a Default has occurred and is continuing or if there has been an Event of Default. This subsection shall not be construed to require any Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality and Designated Lenders.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund Eurocurrency Rate Loans or BBSY Loans (whether denominated in Dollars, Australian Dollars, an Alternative Currency or an Acceptable L/C Currency), or to determine or charge interest rates based upon the Eurocurrency Rate or BBSY Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, Australian Dollars, such Alternative Currency or such Acceptable L/C Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the applicable Facility Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or BBSY Loans, as the case may be, in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies such Facility Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the applicable Facility Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender or L/C Issuer, at its option, may make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 10.04 shall apply to such Affiliate to the same extent as to such Lender); provided that no Borrower shall be required to pay any amount to any Designated Lender pursuant to Sections 3.01 through 3.05 in excess of the aggregate amount such Borrower would be required to pay such Lender or L/C Issuer, as applicable, had such Lender or such L/C Issuer directly made such Credit Extension (except to the extent that such greater amount is attributable to a Change in Law that occurs after the Designated Lender makes such Credit Extension); provided further, that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with terms of this Agreement; provided further, if any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Designated Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension to any Designated Borrower shall be suspended. Upon receipt of such notice, the Loan Parties shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Eurocurrency Rate Loan or BBSY Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or Australian Dollars or an Alternative Currency or an Acceptable L/C Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or BBSY Loan, (B) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, (C) adequate and reasonable means do not exist for determining the BBSY Rate for any requested Interest Period with respect to a proposed BBSY Loan, (D) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, (e) the BBSY Rate for any requested Interest Period with respect to a proposed BBSY Loan does not adequately and fairly reflect the cost to such Lenders of funding such BBSY Loan or (f) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the Alternative Currency or the Acceptable L/C Currency in which such Loan is denominated (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) which makes the funding or maintaining of Loans in such Alternative Currency or such Acceptable L/C Currency impractical for the Appropriate Lenders (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the applicable Facility Administrative Agent or the Appropriate Lenders determine that for any reason Eurocurrency Rate or BBSY Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or BBSY Loan, respectively, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the applicable Facility Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or BBSY Loans, as the case may be, in the affected currency or currencies shall be suspended until the applicable Facility Administrative Agent (upon the instruction of the Appropriate Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BBSY Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a)(i), the Administrative Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under Section 3.03(a), (ii) the Administrative Agent or the Appropriate Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any

Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan or BBSY Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iv) subject any Agent, any Lender, L/C Issuer, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder to any Taxes (other than Indemnified Taxes indemnifiable under Section 3.01, Other Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan or BBSY Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans or BBSY Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received at least ten (10) days’ prior notice (with a copy to the applicable Facility Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the applicable Facility Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan or BBSY Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13 or the operation of Section 10.19;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan and BBSY Loan made by it at the Eurocurrency Base Rate or the BBSY Rate, as the case may be, used in determining the Eurocurrency Rate or the BBSY Rate, as the case may be, for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan or BBSY Loan, as the case may be, was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial funding of the Credit Extensions and the issuance of the Senior Unsecured Notes Due 2025 in accordance in all material respects with the Purchase Agreement without giving effect to any amendment, modification, waiver or consent thereof which is materially adverse to the Lenders or the Joint Lead Arrangers for the Credit Facilities (in their capacities as such) without the prior written consent of the Joint Lead Arrangers (not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any decrease in the purchase price (other than any decrease that is (A) allocated on a dollar-for-dollar basis pro rata to reduce the Seller Equity, on the one hand, and the Term A Facility, Term B Facility and the Senior Unsecured Notes Due 2025, on the other hand, on a pro rata basis across all such Facilities or (B) allocated on a dollar-for-dollar basis pro rata to reduce the Term A Facility, Term B Facility and the Senior Unsecured Notes Due 2025, on a pro rata basis across all such Facilities), and (b) any increase in the purchase price (other than any increase funded (A) with proceeds from an issuance of Qualified Equity Interests, including any increase in the amount of the Seller Equity and/or (B) with up to $225,000,000 of Revolving Credit Loans), shall in each case, be deemed to be a modification which is materially adverse to the Lenders and the Joint Lead Arrangers); it being understood that no purchase price or similar adjustment provisions set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price of the Acquisition (so long as any increase is not funded with Disqualified Equity Interests or Indebtedness (other than the Credit Facilities or the Senior Unsecured Notes Due 2025)).

(b) The Seller Equity payment shall have been made or shall be made or consummated prior to, or substantially concurrently with, the initial funding of the Credit Extensions.

(c) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (or, in the case of an Australian Loan Party, by two directors, a director and a secretary, or an attorney appointed by such Australian Loan Party), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to each Agent and, solely in the case of clause (ii), the applicable Lender:

(i) executed counterparts of this Agreement, sufficient in number for distribution to each Agent and the Company and executed counterparts of each other Loan Document to be entered into as of the Closing Date, sufficient in number for distribution to each Agent and the Company;

(ii) Notes executed by the Company in favor of each Lender requesting Notes;

(iii) a duly executed counterpart of the U.S. Guaranty and Collateral Agreement by the Company and each applicable Subsidiary Guarantor, to be in full force and effect substantially simultaneously with the initial funding of the Credit Extensions;

(iv) (A) in the case of a U.S. Loan Party, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, and (B) in the case of an Australian Loan Party, a certificate in relation to such Loan Party given by a director of such Loan Party substantially in the form of Exhibit J attached hereto, including all necessary attachments, dated not earlier than seven (7) days before the Closing Date;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing (or the equivalent, if applicable) and qualified to engage in business in its jurisdiction of organization, incorporation or formation and, to the extent required by any Agent, each other material jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, including, without limitation, copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and complete as of the Closing Date;

(vi) favorable and customary opinions of legal counsel (including the appropriate local counsel set forth on Schedule 4.01(c)) to the Loan Parties, addressed to the Agents and each Lender (and expressly permitting reliance by the successors and assigns of each Agent and each Lender), dated as of the Closing Date;

(vii) a certificate of a Responsible Officer of the Company, on behalf of the Loan Parties, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of the Company certifying that (A) the conditions specified in Sections 4.01(a), 4.01(b), 4.01(h), 4.01(i) and 4.02(a) have been satisfied and (B) attached thereto are true and correct copies of the note purchase agreement and other definitive documents for the Senior Unsecured Notes Due 2025;

(ix) Subordination Agreements with respect to all Subordinated Debt, if any;

(x) subject to the Certain Funds Provision, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements naming the applicable Agent, on behalf of the applicable Lenders, as an additional insured or lender loss payee, as the case may be, under all such insurance policies;

(xi) a perfection certificate completed and executed by the Company with respect to each U.S. Loan Party and, subject to the Certain Funds Provision, all documents and instruments required to perfect each applicable Agent’s security interest in the Collateral (including title documents and signed blank transfer forms);

(xii) subject to the Certain Funds Provision, certified copies of tax, judgment and Uniform Commercial Code (or equivalent) search reports in each relevant jurisdiction dated a date reasonably near to the Closing Date, listing all effective financing statements and other lien filings which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Indebtedness to be repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 7.01) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request;

(xiii) subject to the Certain Funds Provision, any landlord waivers and access letters reasonably requested by the Administrative Agent with respect to real property interests of the Company and its Subsidiaries;

(xiv) subject to the Certain Funds Provision, each document (including Uniform Commercial Code financing statements) required by the Loan Documents or under law or reasonably requested by any Agent to be filed, registered or recorded in order to create in favor of such Agent, for the benefit of the applicable Lenders and other Secured Parties, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 7.01), in proper form for filing, registration or recording with all filing and recording fees and taxes duly paid;

(xv) (a) GAAP or IFRS (along with a reconciliation to GAAP) audited consolidated financial statements of the Target consisting of audited consolidated balance sheets as of the last date of each of the two (2) fiscal years of the Target ended at least ninety (90) days prior to the Closing Date and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the two (2) fiscal years of the Target ended at least ninety (90) days prior to the Closing Date and (b) auditor reviewed consolidated financial statements of the Target consisting of consolidated balance sheets and income statements and statements of stockholders’ equity and cash flows for each subsequent fiscal quarter or half-year, as applicable, ended at least forty-five (45) days prior to the Closing Date (it being understood that the audit report of PwC Wirtschaftsprufung GmbH with respect to the Labels Division of Constantia Flexibles Holding GmbH, Vienna, for the fiscal years ended December 31, 2015 and 2016 shall satisfy the foregoing requirements (it being further understood that to the extent such audit report is substantially similar to the draft audit report of PwC Wirtschaftsprufung GmbH dated July 7, 2017 then such audit report shall satisfy the foregoing requirements));

(xvi) (a) GAAP audited consolidated financial statements of the Company consisting of audited consolidated balance sheets as of the last date of each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the three (3) fiscal years of the Company ended at least ninety (90) days prior to the Closing Date and (b) auditor reviewed consolidated financial statements of the Company consisting of consolidated balance sheets and income statements and statements of stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (it being understood that the public filing of the required financial statements on Form 10-K and Form 10-Q by the Company will satisfy the foregoing requirements);

(xvii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which the latest financial information pursuant to paragraph (xvi) above has been delivered, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) and prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, and which reflect adjustments customary for Rule 144A transactions;

(xviii) at least three (3) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent, the Australian Administrative Agent or any Lender in order to comply with the requirements of the USA Patriot Act and any applicable “know your customer” and anti-money laundering rules and regulations, to the extent any such information or documentation was requested at least ten (10) Business Days prior to the Closing Date;

(xix) a certificate executed by the chief financial officer of the Company certifying that the Borrowers and their Subsidiaries, on a consolidated basis after giving effect to the Transaction, are Solvent; and

(xx) subject to the Certain Funds Provision, such other assurances, certificates, documents, consents or opinions as the Agents, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(d) The Australian Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by two directors, a director and a secretary, or an attorney appointed by the signing Australian Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to each Agent and each of the Lenders:

(i) Australian Revolving Credit Loan Notes;

(ii) subject to the Certain Funds Provision, a duly executed copy of the Australian Guarantee and Indemnity Deed Poll executed by each of Multi-Color Australia Holdings Pty Ltd, Multi-Color Australia Finance Pty Ltd, Multi-Color Australia Acquisition Pty Ltd, Multi-Color Australia LLC, Magnus Donners Pty Limited, Collotype International Holdings Pty Limited, Multi-Color Corporation Australia Pty Limited, Collotype iPack Pty Limited, Multi-Color (Barossa) Pty Limited, Multi-Color (Griffith) Pty Limited, Collotype Labels International Pty Limited, Collotype BSM Labels Pty Limited, Multi-Color (QLD) Pty Limited, Multi-Color (SA) Pty Limited, Multi-Color (WA) Pty Limited, Graphix Labels and Packaging Pty Ltd. and Labelmakers Wine Division Pty Ltd, to be in full force and effect substantially simultaneously with the initial funding of the Credit Extensions;

(iii) subject to the Certain Funds Provision, duly executed counterparts by each applicable Australian Loan Party party thereto of the Australian Security Documents described in clauses (b), (c), (d), (e) and (f) of the definition of Australian Security Documents;

(iv) a certificate given by a director of each of each Australian Loan Party substantially in the form of Exhibit J with the attachments referred to and dated not earlier than the date which is seven (7) days before the Closing Date;

(v) subject to the Certain Funds Provision, evidence of the registration on the PPS Register of each financing statement (as defined in the PPSA) required by the applicable Agent to perfect any Lien created under the Australian Security Documents (such searches, enquiries and requisitions to be obtained directly by, or on behalf of, the Australian Collateral Agent, independently of the Australian Loan Parties);

(vi) subject to the Certain Funds Provision and to the extent not previously delivered to the Australian Administrative Agent, share certificates for all issued share capital of shares secured under an Australian Security Document with executed undated blank transfer forms for all shares;

(vii) subject to the Certain Funds Provision, the results of all searches, enquiries and requisitions on each Agent’s behalf with respect to each Australian Loan Party and the Australian Collateral, including all searches of the PPS Register (such evidence to be obtained directly by, or on behalf of, the Australian Collateral Agent, independently of the Australian Loan Parties);

(viii) an opinion of MinterEllison, Australian counsel to the Loan Parties, addressed to the Agents and each Lender (and expressly permitting reliance by the successors and assigns of each Agent and each Lender), in form and substance satisfactory to the Agents;

(ix) written confirmation from Multi-Color Australia Holdings Pty Ltd, in form and substance satisfactory to the Australian Administrative Agent, that the post-Closing financial assistance under Part 2J.3 of the Australian Corporations Act constituted by the grant by the Target Entities incorporated in Australia of a guarantee, undertaking, liability or Lien under the Loan Documents (as and to the extent specified in Schedule 6.17) has been approved by its shareholders under section 260B(3) of the Australian Corporations Act; and

(x) evidence that all notices to and documents required to be lodged with the Australian Securities and Investments Commission by Multi-Color Australia Holdings Pty Ltd relating to the approval by the shareholders of Multi-Color Australia Holdings Pty Ltd of such post-Closing financial assistance by the Australian incorporated Target Entities or their Subsidiaries, have been lodged.

(e) Receipt by (i) the Administrative Agent, the Australian Administrative Agent, the Australian Collateral Agent and the Joint Lead Arrangers of any fees and reasonable and documented expenses required to be paid on or before the Closing Date and (ii) the Lenders of any fees required to be paid on or before the Closing Date.

(f) Unless waived by the applicable Joint Lead Arranger or Co-Documentation Agent, as the case may be, the Company shall have paid all fees, charges and disbursements of counsel to such Joint Lead Arranger or Co-Documentation Agent (directly to such counsel if requested by such Joint Lead Arranger or Co-Documentation Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and such Joint Lead Arranger or Co-Documentation Agent).

(g) Evidence satisfactory to the Administrative Agent of the issuance by the Company of at least €400,000,000 of Senior Unsecured Notes Due 2025.

(h) Concurrently with the funding of the initial Credit Extensions (x) all the outstanding principal and interest under Prior Company Credit Agreement and all other Indebtedness for borrowed money of the Company and its Subsidiaries (other than Indebtedness permitted under Section 7.03) shall have been repaid in full and (y) the Closing Releases shall have been made or consummated.

(i) (a) The Specified Purchase Agreement Representations shall be true and correct on and as of the Closing Date, but only to the extent that the Company (or its affiliates) has the right to terminate the Company’s (or such affiliates’) obligations under the Purchase Agreement or decline to consummate the Acquisition, in each case as a result of a breach of such Specified Purchase Agreement Representation and (b) the Specified Representations shall be true and correct on and as of the Closing Date;

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything in this Agreement, the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Specified Purchase Agreement Representations and the Specified Representations, and to the extent any lien search, delivery of evidence of insurance, delivery of Collateral or any security interests therein (including the creation or perfection of any security interest) (other than (i) grants of Collateral subject to the Uniform Commercial Code that may be perfected by the filing of Uniform Commercial Code financing statements and such filings, (ii) the delivery of stock certificates for certificated stock of (A) any Target Entity that is either (x) formed or organized in the same jurisdiction as a Borrower and not an Immaterial Subsidiary or (y) is a First-Tier Foreign Subsidiary and not an Immaterial Subsidiary, and (B) the Company’s and the Target Entities’ Domestic Subsidiaries that are not Immaterial Subsidiaries, that are part of the Collateral and (iii) Uniform Commercial Code lien searches) is or cannot be provided or perfected on the Closing Date after the Company’s use of commercially reasonable efforts to do so, without undue burden or expense, the delivery of such lien search, evidence of insurance, and/or Collateral (and perfecting of security interests therein) shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall, with respect to all other actions specified herein, be required to be delivered as promptly as commercially reasonably practicable following the Closing Date, but in any event within ninety (90) days after the Closing Date (or such later date as may be reasonably agreed by the applicable Agent), including as set forth in Section 6.17. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Eurocurrency Rate Loans or BBSY Loans) is subject to the following conditions precedent:

(a) The representations and warranties (subject to the Certain Funds Provision) of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualifier)) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualifier)) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default (subject to Certain Funds Provision) shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The applicable Facility Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the applicable Facility Administrative Agent.

(e) In the case of a Credit Extension to be denominated in Australian Dollars, any Alternative Currency or any Acceptable L/C Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Australian Administrative Agent (in the case of any Credit Extension under the Australian Revolving Sub-facility) or the Administrative Agent (in the case of any Credit Extension under the U.S. Revolving Sub-facility), the Required Revolving Credit Lenders, the Australian L/C Issuer or the U.S. L/C Issuer would make it impracticable for such Credit Extension to be denominated in Australian Dollars, such Alternative Currency or such Acceptable L/C Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Agents and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and general principles of equity and subject to other similar customary limitations affecting enforceability of the Loan Documents under applicable Law in the relevant foreign jurisdictions.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and each Person that was a Subsidiary of the Company on the date of the Audited Financial Statements as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and such Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheets of the Company and each Person that was a Subsidiary of the Company on the date of such balance sheets dated June 30, 2017, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and such Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated and consolidating pro forma balance sheet of the Company and its Subsidiaries as at June 30, 2017 and the related consolidated and consolidating pro forma statements of income and cash flows of the Company and its Subsidiaries for the six (6) months then ended, certified by the chief financial officer or treasurer of the Company, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated and consolidating pro forma financial condition of the Company and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging Environmental Liability on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and Environmental Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11 Taxes. Except as set forth on Schedule 5.11, the Company and its Subsidiaries have filed all U.S. federal, state and other material Tax returns and reports required to be filed, and have paid all U.S. federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Except for tax sharing agreements that may be entered into among the Company and its Subsidiaries in the ordinary course of business, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), none of the following events or conditions exists and is continuing that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory Governmental Authorities; (iii) any obligation of the Company or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Foreign Government Scheme or Arrangement or Foreign Plan; (iv) any Lien on the property of the Company or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Foreign Government Scheme or Arrangement or Foreign Plan; (v) for each such Foreign Government Scheme or Arrangement or Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the knowledge of the Company or any of its Subsidiaries, exist that could, individually or in the aggregate, reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the knowledge of the Company or any of its Subsidiaries, could, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of its Subsidiaries concerning the assets of any such Foreign Government Scheme or Arrangement or Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

(e) Each Borrower represents and warrants as of the Closing Date that each Borrower is not and will not be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned (directly or indirectly) by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than Liens permitted by Sections 7.01(a), (c), and (h) and any nonconsensual Lien that is permitted by Section 7.01). As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used for any purpose that violates Regulation U, Regulation T or Regulation X.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature or in respect of the Target) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material.

5.16 Compliance with Laws and Agreements. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with (i) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 5.17. The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.

5.18 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, license, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to own or have a license or other right to use such assets could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The operation of the Company and its Subsidiaries’ respective businesses, and the use of such IP Rights, does not infringe upon or violate any rights held by any other Person, except for such infringements or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Agents and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or will be made pursuant to Section 4.01(c)(xiv) or Section 4.01(d)(v) or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid or is subject to reservation in accordance with Law.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent or will be made pursuant to Section 4.01(c)(xiv).

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.20 Solvency. On the Closing Date, and immediately prior to and after giving effect to the Transaction and the issuance of each Letter of Credit and each Credit Extension hereunder and the use of the proceeds thereof, the Company is Solvent.

5.21 USA Patriot Act; Sanctions Concerns and Anti-Corruption Laws.

(a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

(b) No Loan Party, nor any Subsidiary, nor any director or officer thereof, nor, to the knowledge of senior management of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant Sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(c) The Loan Parties and their Subsidiaries have conducted their business in compliance with Anti-Corruption Laws in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

5.22 Use of Proceeds. The use of the proceeds of the Loans and the Letters of Credit will not violate any Law or contravene any Loan Document.

5.23 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to each Agent for prompt further distribution to each Lender, in form and detail satisfactory to the Agents:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ended March 31, 2018), a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year (reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Grant Thornton LLP or another an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, an upcoming maturity date with respect to the Revolving Credit Commitments, the Term Loans or other Indebtedness, as applicable, that is scheduled to occur within one year from the time such report and opinion are delivered) or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended December 31, 2017), a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended (reflecting adjustments necessary to eliminate the accounts of

Unrestricted Subsidiaries (if any) from such consolidated financial statements), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and including management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the fiscal year then ended, such consolidated statements to be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries; and

(c) as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Company, forecasts prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Latest Maturity Date occurs) (reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such forecasts).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Notwithstanding the foregoing, the obligations in subsections (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (1) such information is accompanied by the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements, and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Grant Thornton LLP or another an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

6.02 Certificates; Other Information. Deliver to each Agent for prompt further distribution to each Lender, in form and detail satisfactory to the Administrative Agent:

(a) promptly, and in any event within five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending December 31, 2017), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after any reasonable request by any Agent, copies of any detailed audit reports, final management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Agents pursuant hereto;

(d) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender through an Agent may from time to time reasonably request;

(f) promptly, and in any event within five (5) Business Days with the delivery of the financial statements referred to in Section 6.01(a), a list of all acquisitions completed during the most recently completed fiscal year and a copy of a then-current organizational chart marked to identify each of the Loan Parties and each Restricted Subsidiary; and

(g) promptly, and in any event within five (5) Business Days with the delivery thereof under the documentation governing Indebtedness permitted under Section 7.03(l) any information required to be delivered to the trustee or any noteholder under such Indebtedness (including, without limitation, any notice required to be delivered thereunder) for which a substantially similar delivery obligation does not exist under this Agreement or any other Loan Document.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon request from any Agent, the Company shall deliver paper copies of such documents to such Agent (for prompt further distribution to any Lender that requests the Company to deliver such paper copies) until a written request to cease delivering paper copies is given by such Agent and (B) the Company shall notify each Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents upon request. No Agent shall have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPFS (or an Affiliate thereof) may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Syndtrak, ClearPar, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a

“Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, MLPFS (and any Affiliate thereof), the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and MLPFS (and any Affiliate thereof) shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly, and in any event within two (2) business days after any Responsible Officer of a Loan Party obtaining actual knowledge thereof, notify each Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, to the extent applicable: (i) breach or non-performance of, or any default under, a Contractual Obligation of a Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Borrower or any Subsidiary, including pursuant to any Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

6.04 Payment of Obligations. Pay and discharge (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, as the same shall become due and payable, (b) all lawful claims which, if unpaid, would by law become a Lien not otherwise permitted by this Agreement upon its property; unless, in each case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) except in a transaction permitted by Section 7.05, preserve or renew all of its registered patents, trademarks, trade names and service marks and other IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate for the Company and all the Restricted Subsidiaries, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof. Use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company) as are customarily carried under similar circumstances by such other Persons, naming the Administrative Agent or Australian Collateral Agent (as applicable) as additional insured or loss payee and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b) If any portion of any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Company shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws as reasonably required by the Administrative Agent and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. As a condition precedent to any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Company shall cause to be delivered to the Administrative Agent for any Material Real Property, a completed “life of the loan” Federal Emergency Management Agency standard flood hazard determination, duly executed and acknowledged by the appropriate Loan Parties, and evidence of flood insurance, as may be required pursuant to the Flood Insurance Laws.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including the USA Patriot Act, Anti-Corruption Laws and Sanctions) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) other than with respect to Anti-Corruption Laws and Sanctions the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of any Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that so long as no Event of Default has occurred and is continuing, the Company shall not be required to reimburse the applicable Agent for inspections or audits made more frequently than twice in any fiscal year; provided further, that when an Event of Default exists the Agents (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. The Agents shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Company or any Subsidiary shall be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to an Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any Contractual Obligation or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that if information is withheld under clause (b), the Company or such Subsidiary shall use commercially reasonable efforts to obtain waivers and otherwise provide such information that does not violate such Contractual Obligations.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) in the case of the U.S. Revolving Credit Loans, Australian Revolving Credit Loans, Term A Loans and Term B Loans, directly or indirectly together with cash on hand, proceeds of the Senior Unsecured Notes Due 2025 and the Seller Equity, (i) to pay the total purchase price for the Acquisition, (ii) to refinance the Prior Company Credit Agreement and effect the Closing Releases and, (iii) to pay Transaction Costs, and (b) under the U.S. Revolving Credit Loans and Australian Revolving Credit Loans, for working capital, capital expenditures, other lawful corporate purposes, and for other transactions otherwise permitted hereunder, including Permitted Acquisitions, Permitted Minority Investments, and any Restructuring Transactions and other transactions incidental thereto.

6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, and in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13 Additional Subsidiary Guarantors; Real Property.

(a) Additional Subsidiary Guarantors.

(i) Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days or such later time as may be determined by the Administrative Agent in its sole discretion), cause such Person to (A) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of, or joinder to, the U.S. Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest, deed of charge or lien (or such other document as the Administrative Agent shall deem appropriate for such purpose) over all or substantially all of its assets and all Equity Interests of such Domestic Subsidiary in favor of the Administrative Agent, and (C) deliver to the Administrative Agent documents of the types referred to in clauses (iv) and (v) of Section 4.01(c) and, if requested by the Administrative Agent, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, if, at any time, any Subsidiary shall guarantee or otherwise provide credit support for any Indebtedness permitted under Section 7.03(l) such Subsidiary shall as promptly as practicable become a Subsidiary Guarantor and take the other actions required under this Section 6.13.

(ii) Notify each Agent on the earliest of (x) the time that any Person becomes a Foreign Subsidiary that is formed or organized in the same jurisdiction as a Borrower or is a First-Tier Foreign Subsidiary (whether by the creation or acquisition of such Subsidiary or otherwise) and (y) the time that any Person becomes a Borrower pursuant to Section 2.14, of any Person that is a Foreign Subsidiary as of such date that is formed or incorporated in the same jurisdiction as such Borrower, and in the case of each such Person that is a Foreign Subsidiary that is organized under the laws of a jurisdiction in which any Borrower is also organized, promptly thereafter (and in any event within sixty (60) days or such later time as may be determined by the Agents in their collective sole discretion) and subject to clause (iii) below, cause such Person to (A) become a Subsidiary Guarantor by executing and delivering to the Agents a counterpart of, or joinder to, the Australian Guarantee and Indemnity Deed Poll or such other document as any Agent shall deem appropriate for such purpose (including, without limitation, an accession deed to the Australian Guarantee and Indemnity Deed Poll), (B) grant a deed of charge or lien (or such other document as the Agents shall deem appropriate for such purpose) over all or substantially all of its assets and all Equity Interests of such Subsidiary (limited, in the case of a Loan to a U.S. Borrower, to 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Subsidiary) in favor of each the Administrative Agent or Australian Collateral Agent (as applicable) and (C) deliver to the Agents documents of the types referred to in clauses (iv) and (v) of Section 4.01(c) and, if requested by any Agent, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Agents.

(iii) Nothing in this Section 6.13 shall require that (A) a Foreign Subsidiary guarantee or grant a security interest, deed of charge or lien (or such other document as the applicable Agent shall deem appropriate for such purpose) over all or substantially all of its assets to guarantee or secure any obligations of any Borrower (or any Subsidiary of such Borrower) that is not organized in the same jurisdiction as such Foreign Subsidiary (other than in the case of Multi-Color Australia, LLC) or (B) that the U.S. Loan Parties be required to take any action under the laws of the jurisdiction of incorporation or formation of any Immaterial First-Tier Foreign Subsidiary to perfect security interests in any Collateral consisting of the capital stock issued by such Immaterial First-Tier Foreign Subsidiary.

(b) Real Property. (i) Not later than sixty (60) days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the later of (x) confirmation from the Secured Parties that flood due diligence and applicable flood insurance requirements are complete and (y) forty-five (45) days after the acquisition of any Material Real Property, cause such acquired Material Real Property to be subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien; and (ii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each such acquired Material Real Property, such insurance policies (including lender’s title insurance policies), flood zone determinations, flood insurance certifications, environmental reports, surveys and other documents reasonably requested by the Administrative Agent (including a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and each Loan Party relating thereto)) in connection with granting and perfecting a first priority Lien, subject only to Liens permitted under Section 7.01, on such acquired Material Real Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent.

(c) Immaterial Subsidiaries. Notify the Administrative Agent at the time (x) upon the acquisition of any Domestic Subsidiary or First-Tier Foreign Subsidiary that is not an Immaterial Subsidiary and (y) that any Domestic Subsidiary or First-Tier Foreign Subsidiary that was previously an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, and, upon the request of the Administrative Agent in respect of such Subsidiary promptly thereafter (and in any event within thirty (30) days or such later time as may be determined by the Administrative Agent in its sole discretion), cause the applicable Loan Party and such Subsidiary to take any and all actions under the laws of the jurisdiction of incorporation or formation of such Subsidiary to perfect security interests in any Collateral consisting of the capital stock issued by such Subsidiary.

(d) Designation of Unrestricted Subsidiaries. The Company may at any time after the Closing Date designate any Restricted Subsidiary of the Company as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company is in Pro Forma Compliance with the Financial Covenant set forth in Section 7.11, (iii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Subsidiary designated immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such Subsidiary under the applicable guarantee agreement) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to the Company or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (iii) above, on a consolidated basis in accordance with GAAP), and such Investment shall be permitted under Section 7.02, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness permitted under Section 7.03(j), (l) and (n), (v) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall comply with the provisions of Section 6.13 or Section 6.15 with respect to such designated Restricted Subsidiary, (vi) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Company or any of its Restricted Subsidiaries or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary, and (viii) the Company shall have delivered to the Administrative Agent and each Lender a certificate executed by a Responsible Officer of the Company, certifying to such Responsible Officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (vii), inclusive, and containing the calculations (in reasonable detail) required by the preceding clause (ii). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (A) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (B) a return on any Investment by the Company in Unrestricted

Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Company’s Investment in such Subsidiary. Further, promptly after the date on which the Company or the Administrative Agent determines that either (1) any Unrestricted Subsidiary and its Subsidiaries individually represent two and one half percent (2.5%) or more of (x) the Consolidated EBITDA of the Company and its Subsidiaries for the Computation Period most recently ended prior to such date or (y) the Consolidated Total Assets of the Company and its Subsidiaries as of the Computation Period most recently ended or (2) all Unrestricted Subsidiaries and their respective Subsidiaries collectively represent in the aggregate ten percent (10%) or more of (w) the Consolidated EBITDA of the Company and its Subsidiaries for the Computation Period most recently ended prior to such date or (z) the Consolidated Total Assets of the Company and its Subsidiaries as of the Computation Period most recently ended, then the Company shall promptly identify in writing to the Administrative Agent such Unrestricted Subsidiaries to be redesignated as Restricted Subsidiaries to cause such remaining Unrestricted Subsidiaries and their respective Subsidiaries (after giving effect to such redesignation) to individually represent less than two and one half percent (2.5%) of each of the Consolidated EBITDA of the Company and its Subsidiaries for the Computation Period most recently ended prior to such date and the Consolidated Total Assets of the Company and its Subsidiaries as of the Computation Period most recently ended and collectively represent in the aggregate less than ten percent (10%) of each of the Consolidated EBITDA of the Company and its Subsidiaries for the Computation Period most recently ended prior to such date and the Consolidated Total Assets of the Company and its Subsidiaries as of the Computation Period most recently ended. Notwithstanding the foregoing, if, at any time, any Unrestricted Subsidiary shall be a “Restricted Subsidiary” (or the equivalent thereof) as defined in the documentation for any Indebtedness permitted under Section 7.03(l), such Unrestricted Subsidiary shall automatically and without further action by any party be redesignated a Restricted Subsidiary hereunder. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of redesignation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Company in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such redesignation of the Company’s Investment in such Subsidiary.

6.14 Environmental Matters. If any release or threatened release or other disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as necessary to comply, in all material respects, with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply, in all material respects, with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of Hazardous Materials. To the extent that the transportation of Hazardous Materials is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Materials, or of any other wastes, only at licensed disposal facilities operating in compliance, to the Company’s knowledge, with Environmental Laws.

6.15 Further Assurances. Promptly upon the reasonable request by any Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Security Document or other filing, document or instrument relating to Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as an Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries to do so; provided that in no event shall the U.S. Loan Parties be required to take any action under the laws of the jurisdiction of incorporation or formation of any Immaterial Subsidiary to perfect security interests in any Collateral consisting of the capital stock issued by such Immaterial Subsidiary. The Borrower shall also provide prompt notice (within five (5) Business Days) to each Agent upon the consummation of any transaction constituting a Restructuring Transaction.

6.16 Anti-Corruption Laws. Conduct its business in compliance in all material respect with Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with such Laws.

6.17 Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on such schedule.

6.18 Maintenance of Ratings. The Company will use commercially reasonable efforts to maintain (a) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s and (b) a public rating (but not any specific rating) in respect of the Term B Facility and the Term B Commitments from each of S&P and Moody’s.

6.19 Conference Calls. Upon no longer being deemed a Public Company, the Company shall, on a date to be mutually agreed upon by the Company and the Administrative Agent following the end of each fiscal quarter of the Company, participate in a conference call with the Administrative Agent and the Lenders to discuss the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter.

6.20 Governmental Approvals. Promptly obtain and maintain any and all authorizations, consents, approvals, licenses, franchises, concessions, leases, rulings, permits, certifications, exemptions, filings or registrations by or with any Governmental Authority material and necessary for such Loan Party to conduct its business and own (or lease) its properties or to execute, deliver and perform this Agreement or any other Loan Document to the extent that failure to do so is reasonably likely to have a Material Adverse Effect.

6.21 Australian Corporations Act. Comply in all material respects with Chapter 2E and Chapter 2J of the Corporations Act and any equivalent legislation in other jurisdictions including in relation to the execution of the Australian Security Documents and payments of amounts under this Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized or otherwise backstopped on terms reasonably satisfactory to the L/C Issuer), the Company shall not, nor shall it permit any other Loan Party or any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $2,000,000, that are listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries;

(h) Liens securing judgments for the payment of money (or appeal or surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; provided that individual financings of equipment permitted to be secured hereunder provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;

(j) in relation to an Australian Loan Party (i) a deemed security interest under section 12(3) of the PPSA which does not secure payment or performance of an obligation and (ii) a Lien taken in personal property (as defined in the PPSA) by a seller of that personal property to the extent that it secures the obligation to pay all or part of the purchase price of that personal property, where that personal property is purchased in the ordinary course of the buyer’s business;

(k) precautionary financing statements filed by a lessor against one or more of the Company or any other Loan Party in connection with a true operating lease between such Company or such Subsidiary and such lessor;

(l) normal and customary Liens in favor of the custodian of any securities custody account in which cash, securities and other property of the Company or any other Loan Party may be deposited from time to time;

(m) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13(d)), and subject to the limitation set forth in Section 7.03(i), Liens securing only Indebtedness permitted pursuant to Section 7.03(i) and, in each case, arising in connection with Permitted Acquisitions; provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific property or assets (and not “blanket” or all assets Liens) (other than the proceeds or products thereof) and (iii) do not attach to any other property or assets of the Company or any of its Subsidiaries;

(n) Liens arising with respect to Swap Contracts permitted pursuant to Section 7.03(d);

(o) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof, and (iii) in favor of credit card companies pursuant to agreements therewith in the ordinary course of business;

(p) [Reserved];

(q) Liens securing Indebtedness permitted under Section 7.03(k); provided that such Liens do not at any time encumber any property other than the Subject Receivables sold (or intended to be sold) pursuant to a Disposition permitted by Section 7.05(m)

(r) leases, licenses, subleases or sublicenses and Liens on the property covered thereby (including real property and intellectual property), in each case, granted to others by the Company or a Restricted Subsidiary in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or such Restricted Subsidiary, or (ii) secure any Indebtedness;

(s) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i), (j), (n) or (r) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted (or that is required to be permitted as a condition to closing such Disposition) under Section 7.05 (other than Section 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(t) Liens arising out of conditional sale, title retention, hire, purchase, consignment or similar arrangements for sale of goods permitted hereunder entered into by the Company or any Restricted Subsidiary in the ordinary course of its business;

(u) Liens on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Agreement;

(v) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of business of by the Company and the Restricted Subsidiaries, taken as a whole

(w) Liens on assets or property of a Foreign Subsidiary securing Indebtedness of such Subsidiary permitted to be incurred by Section 7.03(v);

(x) Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(y) Liens on equipment located on the premises of any customer or supplier in the ordinary course of business;

(z) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement, in each case only to the extent such encumbrances or restrictions do not secure Indebtedness;

(aa) Liens securing Indebtedness permitted under Section 7.03(b); provided that such Liens do not at any time encumber any of the Collateral;

(bb) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(cc) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case, to the extent such Indebtedness is permitted under Section 7.03; and

(dd) Liens not otherwise permitted by this Section 7.01 to the extent securing liabilities not in excess of $10,000,000, in the aggregate.

7.02 Investments. Make any Investments, except:

(a) Investments in the form of cash and Cash Equivalents;

(b) advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation, moving expenses for closing facilities, and analogous ordinary business purposes;

(c) Investments of (i) the Company or any other U.S. Loan Party in any other U.S. Loan Party; (ii) the Australian Borrower or any other Australian Loan Party in any U.S. Loan Party or any Australian Loan Party; (iii) any Loan Party that is not an Australian Loan Party or a U.S. Loan Party in any other Loan Party that (A) is incorporated or organized under the Laws of the same jurisdiction as such Loan Party making such Investment or (B) has Guaranteed the Obligations of any Designated Borrower located in the same jurisdiction as the Loan Party making such Investments; (iv) any Subsidiary that is not a Loan Party in any Loan Party (subject, in the case of any Investment that constitutes Indebtedness, to the requirements of Section 7.03(g)); (v) (A) any Loan Party in any Subsidiary that is not a Loan Party and (B) any Loan Party in any other Loan Party to the extent not otherwise permitted under this clause (c), in an aggregate amount for all such Investments under this subclause (v) not to exceed the greater of (x) $45,000,000 or 1.5% of Consolidated Total Assets at any time outstanding; and (vi) the Company, any Loan Party or any Restricted Subsidiary in any wholly owned Subsidiary solely for purposes of funding a substantially concurrent Permitted Acquisition or Permitted Minority Investment; provided that in the case of any such Investment made by a U.S. Loan Party pursuant to this subclause (vi), to the extent such Investment is made in the form of Indebtedness, such Investment shall be evidenced by a promissory note in form and substance reasonably acceptable to the Administrative Agent and payable by such wholly owned Subsidiary to the applicable U.S. Loan Party and such U.S. Loan Party shall deliver such promissory note to the Administrative Agent together with a transfer power executed in blank as security for the Obligations in accordance with the U.S. Security Documents;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) contributions to or any payments of benefits under any Pension Plan or other “employee benefit plan” as defined in Section 3(2) of ERISA;

(g) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Lender or an Affiliate thereof shall not at any time exceed (i) $5,000,000 with respect to any Domestic Subsidiary or the Australian Borrower and its Subsidiaries (incorporated or formed in Australia) subject to Schedule 7.02(g), or (ii) $40,000,000 with respect to any other Foreign Subsidiary;

(h) Investments in debt or securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(i) Investments in Permitted Acquisitions;

(j) Investments in Permitted Minority Investments;

(k) Investments constituting Liens permitted by Section 7.01 or Indebtedness permitted by Section 7.03 (other than clause (g) thereof);

(l) Investments outstanding on the Closing Date and listed on Schedule 7.02;

(m) Investments in Swap Contracts permitted under Sections 7.03(d) or (h);

(n) asset purchases (including purchases of inventory, supplies, materials and equipment) and the licensing, leasing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(o) promissory notes and other non-cash consideration received by the Company or any Restricted Subsidiary in connection with Dispositions permitted by Section 7.05 (other than Sections 7.05(d) and (e));

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(q) advances of payroll payments to employees in the ordinary course of its business;

(r) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisition, in each case only to the extent the underlying transaction is permitted by this Section 7.02;

(s) Investments made in connection with the Acquisition or a Restructuring Transaction; and

(t) other Investments not exceeding (x) $30,000,000 in the aggregate in any fiscal year of the Company plus (y) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Company could incur $1.00 of Indebtedness pursuant to Section 7.03(j) the portion, if any, of the Available Amount on such date that the Company elects to apply to this Section 7.02(t).

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Investment for purposes of this Section 7.02.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date that is (i) less than $2,000,000 individually or $5,000,000 in the aggregate or (ii) on Schedule 7.03 (excluding the Senior Notes) and any Permitted Refinancing Indebtedness thereof;

(c) Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party; provided that (i) the Loan Party providing such Guarantee shall also guarantee all the Loans made hereunder to each Borrower that is organized in the same jurisdiction as the Loan Party whose Indebtedness is being guaranteed and (ii) if such Indebtedness is subordinated to the Obligations such Guarantee shall be subordinated on the same terms;

(d) Obligations (contingent or otherwise) of the Company or any other Loan Party existing or arising under any Swap Contract and incurred in favor of an Agent or an Affiliate thereof, a Lender or an Affiliate thereof, or a Hedge Bank; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, interest rates, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) (i) Attributable Indebtedness and Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (i) $70,000,000 and (ii) 2.5% of Consolidated Total Assets for the most recent Computation Period (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, assuming that the entire committed amount thereof is fully drawn on the effective date thereof) at the time of incurrence thereof;

(f) Subordinated Debt; provided that in the case of each incurrence of such Subordinated Debt (i) no Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Debt and (ii) the Administrative Agent shall have received satisfactory written evidence that the Fixed Charge Coverage Ratio of the Borrowers, determined on a Pro Forma Basis as of the last day of the most recently ended Computation Period, as if such Subordinated Debt had been outstanding on the last day of such four quarter period, shall be no less than 2.00 to 1.00;

(g) Indebtedness of (i) the Company or any other U.S. Loan Party owing to any other Loan Party; provided that such Indebtedness owing to a Loan Party that is not a U.S. Loan Party shall be subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent; (ii) the Australian Borrower or any other Australian Loan Party owing to any Australian Loan Party; (iii) any Loan Party that is not an Australian Loan Party or a U.S. Loan Party owing to any other Loan Party that is incorporated or organized under the Laws of the same jurisdiction as the Loan Party owing such Indebtedness; (iv) any Loan Party owing to any Subsidiary that is not a Loan Party; provided that such Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent; (v) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; (vi) consisting of Investments permitted under Section 7.02(c)(v); and (vii) consisting of Investments permitted under Section 7.02(c)(vi); provided that such Indebtedness is evidenced by a promissory note that is pledged to the applicable Agent pursuant to the applicable Guaranty and Collateral Agreement;

(h) up to $5,000,000 of unsecured Swap Contracts, which do not require the approval of the Administrative Agent, in each case, in which the counterparty is not a Lender or an Affiliate thereof; provided that such unsecured Swap Contracts are entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(i) Acquired Indebtedness; provided that (i) if such Acquired Indebtedness is in the form of term loans that are secured by a Lien on the Collateral that is pari passu with the Liens granted in the Security Documents securing the Obligations, such Indebtedness shall meet the Pari Passu Term Loan Debt Requirements, and (ii) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Computation Period, as if such Indebtedness had been outstanding on the last day of such four quarter period, shall be either (A) no less than 2.00 to 1.00 or (B) no less than the Fixed Charge Coverage Ratio prior to and without giving effect to such Permitted Acquisition; provided, that, any Indebtedness incurred, acquired or assumed by a Restricted Subsidiary that is not a Loan Party under this Section 7.03(i) shall not, together with the Indebtedness owed by any Restricted Subsidiary that is not a Loan Party under Section 7.03(j), exceed the greater of (x) $45,000,000 and (y) 1.50% of Consolidated Total Assets at any time outstanding and any Permitted Refinancing Indebtedness in respect of any of the foregoing.

(j) other unsecured Indebtedness, in addition to the Indebtedness otherwise permitted under this Section 7.03; provided, that (i) such Indebtedness would not cause the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Computation Period, as if such unsecured Indebtedness had been outstanding on the last day of such four quarter period, to be less than 2.00 to 1.00 and (ii) such Indebtedness shall not (A) mature prior to six (6) months following the Latest Maturity Date or (B) have a Weighted Average Life to Maturity shorter than the then Weighted Average Life to Maturity of any Term Facility; provided, that, any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party under this Section 7.03(j) shall not, together with the Acquired Indebtedness incurred, acquired or assumed by any Restricted Subsidiary that is not a Loan Party under Section 7.03(i), exceed the greater of (x) $45,000,000 and (y) 1.50% of Consolidated Total Assets at any time outstanding and any Permitted Refinancing Indebtedness in respect of any of the foregoing.

(k) any transaction permitted under Section 7.05(m), but only so long as (i) such transaction at any time constitutes Indebtedness, (ii) such transaction was permitted under Section 7.05(m) at the time of the proposed Disposition in connection with such transaction and (iii) the aggregate amount of such Indebtedness in any fiscal year shall not exceed twenty percent (20%) of the projected aggregate net revenue of the Company and its Subsidiaries on a consolidated basis for such fiscal year on a Pro Forma Basis and (iv) such Indebtedness is permitted under the documentation for the Senior Notes;

(l) (i) the Senior Unsecured Notes Due 2022, (ii) the Senior Unsecured Notes Due 2025, (iii) any Additional Senior Notes and (iv) Permitted Refinancing Indebtedness of the Indebtedness in clauses (i), (ii) or (iii); provided that (A) the Indebtedness resulting therefrom (1) in the case of clause (iii), shall (1) mature no earlier than, or have a Weighted Average Life to Maturity no shorter than, the Indebtedness being refinanced, refunded, renewed or extended; and (2) be unsecured; (B) in the case of clauses (iii) and (iv), (1) not be guaranteed or otherwise recourse to any Person or assets other than the Person(s) to whom the Indebtedness being refinanced, refunded, renewed or extended are recourse, in each case as of the time of such issuance, refinancing, refunding, renewal or extension; and (2) not contain any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included), or cross-defaults (but may include cross-defaults at final stated maturity and cross-acceleration), (C) in the case of clause (iii), after giving pro forma effect to the incurrence of the Indebtedness evidenced by the applicable

Additional Senior Notes, (1) if such Additional Senior Notes are unsecured, the Fixed Charge Coverage Ratio shall be no less than 2.00 to 1.00 and (2) otherwise the Company is in Pro Forma Compliance with the Financial Covenant set forth in Section 7.11; and (D) in the case of case of clauses (iii) and (iv), the Administrative Agent shall have received a certificate from a Responsible Officer of the Company certifying that such resulting Indebtedness (1) complies with the applicable requirements of subclauses (A), (B), and (C) as applicable, of this clause (l) and (2) does not have terms or covenants that, when taken as a whole, are more restrictive on the Company and its Subsidiaries than those applicable to the Senior Notes (or, in the case of a refinancing, refunding renewal or extension of the Additional Senior Notes, the Additional Senior Notes);

(m) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that it shall be a condition precedent to the effectiveness of any Incremental Equivalent Debt that (i) after giving effect thereto, the Incremental Amount does not exceed the Incremental Cap, (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Incremental Equivalent Debt and (iii) in the event such Indebtedness is in the form of term loans that are secured by a lien on the Collateral that is pari passu with the Lien granted in the Security Documents securing the Obligations, such Indebtedness shall meet the Pari Passu Term Loan Debt Requirements;

(n) Permitted Unsecured Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof;

(o) Permitted Pari Passu Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that in the event such Indebtedness is in the form of term loans that are secured by a lien on the Collateral that is pari passu with the lien securing the Obligations, such Indebtedness shall meet the Pari Passu Term Loan Debt Requirements;

(p) Permitted Junior Priority Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof;

(q) Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(r) Indebtedness to the current or former officers, directors, partners, managers, consultants and employees, their respective heirs, estates, spouses or former spouses of any the Company or the Restricted Subsidiaries to finance the purchase or redemption of Equity Interests of the Company, in each case as permitted by Section 7.06(f);

(s) Indebtedness arising under Secured Cash Management / Other Facility Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(t) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(u) Indebtedness incurred in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, pursuant to the requirements of, Environmental Laws or permits or licenses from Governmental Authorities or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(v) Indebtedness incurred by a Foreign Subsidiary, and (without duplication) guaranties thereof by any Subsidiary that is not a Loan Party in an aggregate outstanding principal amount for all such Subsidiaries that are not Loan Parties not to exceed the greater of (a) $10,000,000 and (b) 3.5% of Consolidated EBITDA (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, assuming that the entire committed amount thereof is fully drawn on the effective date thereof);

(w) Indebtedness that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or Dispositions of assets or business permitted under this Agreement, including Permitted Acquisitions and the Acquisition;

(x) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, indemnity, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(y) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(z) Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of; and

(aa) Indebtedness not otherwise permitted by this Section 7.03 to the extent securing liabilities not in excess of $10,000,000, in the aggregate.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, acquire, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Equity Interests or assets (whether now owned or hereafter acquired), of, to or in favor of, any Person, except that, so long as no Default exists or would result therefrom:

(a) (i) any Loan Party (other than a Borrower) may merge or consolidate with (A) the Company; provided that the Company shall be the continuing or surviving Person, or (B) any one or more other U.S. Loan Parties, provided that the U.S. Loan Party shall be the continuing or surviving Person and when any U.S. Loan Party that is a wholly owned Subsidiary is merging with another U.S. Loan Party that is not wholly owned, the U.S. Loan Party that is a wholly owned Subsidiary shall be the continuing or surviving Person; (ii) any Australian Loan Party (other than a Borrower) may merge or consolidate with (A) the Australian Borrower; provided that the Australian Borrower shall be the continuing or surviving Person, or (B) any one or more other Australian Loan Parties; provided that when any Australian Loan Party that is a wholly owned Subsidiary is merging with another Australian Loan Party that is not wholly owned, the

Australian Loan Party that is a wholly owned Subsidiary shall be the continuing or surviving Person; (iii) any Loan Party (other than a Borrower) that is not an Australian Loan Party or a U.S. Loan Party may merge or consolidate with (A) any Designated Borrower that is incorporated or organized under the Laws of the same jurisdiction as such Loan Party; provided that such Designated Borrower shall be the continuing or surviving Person or (B) any other wholly owned Loan Party that is incorporated or organized under the Laws of the same jurisdiction as such Loan Party or that has Guaranteed the Obligations of any Designated Borrower located in the same jurisdiction as such Loan Party; provided that such other wholly owned Loan Party is the continuing or surviving Person; (iv) any wholly owned Restricted Subsidiary that is not a Loan Party may merge or consolidate with (A) any Loan Party; provided that such Loan Party shall be the continuing or surviving Person or (B) any other wholly owned Restricted Subsidiary; provided that when such wholly owned Subsidiary is merging with another wholly owned Subsidiary that is not a Loan Party but whose Equity Interests are pledged to the Administrative Agent or Australian Collateral Agent (as applicable) for the benefit of the Lenders, the wholly owned Subsidiary whose Equity Interests are so pledged shall be the continuing or surviving Person or, subject to the limitations set forth in Section 10.20, the Equity Interests of the continuing or surviving Person shall be pledged to the Administrative Agent or Australian Collateral Agent (as applicable) pursuant to a pledge agreement on terms satisfactory to the Administrative Agent or Australian Collateral Agent (as applicable);

(b) (i) any U.S. Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another U.S. Loan Party; provided that if the transferor in such a transaction is a Loan Party that is a wholly owned Subsidiary, then the transferee must either be the Company or another U.S. Loan Party that is a wholly owned Subsidiary; (ii) any Australian Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Australian Loan Party or a U.S. Loan Party; provided that if the transferor in such a transaction is a wholly owned Subsidiary, then the transferee must either be (A) a Borrower or (B) another U.S. Loan Party or Australian Loan Party that is a wholly owned Subsidiary; provided further that if the transferee in such transaction is a U.S. Loan Party the consideration for such Disposition shall not exceed the fair market value of the assets so Disposed of; (iii) any Loan Party that is not a U.S. Loan Party or an Australian Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party that is incorporated or organized under the Laws of the same jurisdiction as such Loan Party or that has Guaranteed the Obligations of any Designated Borrower located in the same jurisdiction as such Loan Party; provided that if the transferee in such transaction is a U.S. Loan Party the consideration for such Disposition shall not exceed the fair market value of the assets so Disposed of; provided that if the transferor in such a transaction is a wholly owned Subsidiary, then the transferee must either be (A) a Borrower or (B) another Loan Party that is a wholly owned Subsidiary; and (iv) any Restricted Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or a Restricted Subsidiary; provided that if the transferee in such transaction is a Loan Party the consideration for such Disposition shall not exceed the fair market value of the assets so Disposed of;

(c) (i) any Person acquired pursuant to a Permitted Acquisition may merge or consolidate with and into a Loan Party or any wholly owned Restricted Subsidiary in connection with such Permitted Acquisition; provided that the continuing or surviving Person shall be such Loan Party or such Restricted Subsidiary and (ii) all or substantially all of the Equity Interests or assets of any Person may be acquired by a Loan Party or a wholly owned Restricted Subsidiary pursuant to a Permitted Acquisition or an Investment permitted by Section 7.02(l); and

(d) a Restructuring Transaction shall be permitted and any Subsidiary of the Company (other than the Australian Borrower) may be dissolved in connection with a Restructuring Transaction.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (ii) property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any (i) U.S. Loan Party to the Company or to another U.S. Loan Party; provided that if the transferor in such a transaction is a U.S. Loan Party that is a wholly owned Subsidiary, then the transferee must either be the Company or another U.S. Loan Party that is a wholly owned Subsidiary; (ii) Australian Loan Party to another Australian Loan Party or a U.S. Loan Party; provided that if the transferor in such a transaction is an Australian Loan Party that is a wholly owned Subsidiary, then the transferee must either be a U.S. Loan Party that is a wholly owned subsidiary or an Australian Loan Party that is a wholly owned Subsidiary; provided further that if the transferee in such transaction is a U.S. Loan Party the consideration for such Disposition shall not exceed the fair market value of the assets so Disposed of; (iii) any Loan Party that is not a U.S. Loan Party or an Australian Loan Party to another Loan Party that is incorporated or organized under the Laws of the same jurisdiction as such Loan Party or that has Guaranteed the Obligations of any Designated Borrower located in the same jurisdiction as such Loan Party; provided that if the transferee in such transaction is a U.S. Loan Party the consideration for such Disposition shall not exceed the fair market value of the assets so Disposed of; (iv) Restricted Subsidiary that is not a Loan Party to any Loan Party or a Restricted Subsidiary; provided that if the transferee in such transaction is a Loan Party the consideration for such Disposition shall not exceed the fair market value of the assets so Disposed of; and (v)(A) any Loan Party to any Subsidiary that is not a Loan Party and (B) any Loan Party to any other Loan Party to the extent not otherwise permitted under this clause (d), in an aggregate amount for all such Dispositions under this subclause (v) not to exceed $20,000,000;

(e) Dispositions permitted by Section 7.02, 7.04 or 7.06;

(f) Dispositions by the Company and its Subsidiaries of property pursuant to sale-leaseback transactions; provided that the book value of all property so Disposed of shall not exceed $30,000,000;

(g) non-exclusive licenses of IP Rights in the ordinary course of business and the abandonment or other Disposition of IP Rights in the ordinary course of business which are determined by the Company, in its reasonable business judgment, to be no longer material to its business;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(i) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(j) the unwinding of any Swap Contract permitted hereunder pursuant to its terms;

(k) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l) Dispositions not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (l) in any fiscal year shall not exceed the greater of (x) $75,000,000 and (y) 2.5% of Consolidated Total Assets; and

(m) Dispositions by the Company, the Australian Borrower or any of their respective Subsidiaries of (i) Subject Receivables prior to their stated due dates in connection with supply chain financing or (ii) any account receivable in connection with a factoring or other similar arrangements existing on the Closing Date or approved by the applicable Agent; provided that the aggregate book value of the Subject Receivables or other account receivables sold pursuant to this clause (m) in any fiscal year shall not exceed twenty percent (20%) of the projected aggregate net revenue of the Company and its Subsidiaries on a consolidated basis for such fiscal year on a Pro Forma Basis.

provided that any Disposition pursuant to clauses (a), (b), (c), (e) through (h) and (l) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Disqualified Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to (i) the Company and any U.S. Loan Party and (ii) any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person;

(c) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of Qualified Equity Interests;

(d) the Company may declare and pay cash dividends to its stockholders in an aggregate amount not to exceed (x) $14,000,000 in any fiscal year plus (y) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Company could incur $1.00 of Indebtedness pursuant to Section 7.03(j), the portion, if any, of the Available Amount on such date that the Company elects to apply to this Section 7.06(d);

(e) the Company may make Restricted Payments in an aggregate amount of the Available Amount on such date that the Company elects to apply to this Section 7.06(e), (y) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Company could incur $1.00 of Indebtedness pursuant to Section 7.03(j);

(f) netting of shares under stock option plans of the Company to settle option price payments owed to employees and officers of the Company and its Subsidiaries with respect thereto, and netting of shares to settle such employees’ and officers’ federal, state and income tax liabilities (if any) related to restricted stock units and similar stock based awards thereunder;

(g) the Company and the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof;

(h) Restricted Payments by a Subsidiary in connection with a Restructuring Transaction;

(i) Restricted Payments directly in connection with, or to effectuate, the Transaction; and

(j) Restricted Payments not otherwise permitted pursuant to this Section 7.06; provided that so long as after giving pro forma effect to such Restricted Payment and any Indebtedness incurred in connection therewith, (i) the Consolidated Net Leverage Ratio of the Company and its Subsidiaries, determined on a Pro Forma Basis as of the last day of the most recently ended Computation Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Computation Period has passed, as of the last four quarters ended), as if such Restricted Payment and any Indebtedness incurred in connection therewith had been outstanding on the last day of such four quarter period, does not exceed 3.75 to 1.00, (ii) no Default has occurred and is continuing, and (iii) at least $25,000,000 is available to be drawn under the U.S. Revolving Commitment.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially complementary, synergistic, ancillary, related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a Restructuring Transaction, (b) employment and severance arrangements between the Company and its Restricted Subsidiaries and their respective officers and employees, in each case in the ordinary course of business as determined in good faith by the board of directors or senior management of the relevant Person and transactions pursuant to stock option plans and employee benefit plans and arrangements, (c) payments by the Company and its Restricted Subsidiaries pursuant to the tax sharing agreements among the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries, (d) Restricted Payments by the Company and its Restricted Subsidiaries to the extent permitted under Section 7.06, (e) Investments permitted by Section 7.02(b), (f) Indebtedness permitted by Section 7.03(m), and (g) transactions between or among the Company and any of its wholly owned Subsidiaries or between and among any wholly owned Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, or any Secured Cash Management / Other Facility Agreement) that (a) limits the ability (i) of any Loan Party to make Restricted Payments to the Company or any other Loan Party or to otherwise transfer property to the Company or any other Loan Party, (ii) of any Loan Party to Guarantee the Obligations or (iii) of the Company or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted by this Agreement solely to the extent any such negative pledge relates to only the property securing such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that this Section 7.09 shall not restrict the Company and its Subsidiaries from entering into (A) Contractual Obligations containing customary limitations on Liens contained in any agreement with respect to Indebtedness incurred pursuant to Section 7.03(l) that are based upon an incurrence based financial test that is no more restrictive than the financial ratio requirements set forth in Section 7.11, (B) the documentation for the Senior Unsecured Notes Due 2022 and any documentation for the Additional Senior Notes so long as such the provisions with respect to any Additional Senior Notes are of the type referred to in this Section 7.09 contained in such documentation are no more restrictive on the Company and its Subsidiaries than the corresponding provisions of the documentation for the Senior Unsecured Notes Due 2022 executed on the Closing Date and any such documentation referred to in this clause (B) permits, as of the date of execution thereof, Liens to secure the Obligations hereunder as well as the increases in Commitments contemplated pursuant to Section 2.18, (C) Contractual Obligations entered into in connection with Permitted Minority Investments and Permitted JV Acquisitions containing customary limitations on the ability of any Person acquired pursuant to a Permitted JV Acquisition or a Permitted Minority Investment to make Restricted Payments, Guarantee the Obligations and incur Liens, solely to the extent such Contractual Obligations are limited to the Person acquired in connection with such Permitted JV Acquisition or Permitted Minority Investment, as the case may be, and are applicable only for so long as such Person is not a wholly owned Subsidiary; provided that, for purposes hereof, the Person acquired shall include any Subsidiary that is not a Loan Party that issues its Equity Interests as permitted hereby in connection with such Permitted JV Acquisition or Permitted Minority Investment, as the case may be, (D) (x) Contractual Obligations that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement or (y) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) Contractual Obligations related to sale of assets permitted hereunder that apply only to the assets being sold and do not restrict the Administrative Agent’s or Australian Collateral Agent’s (as applicable) Liens on such assets prior to their sale, (F) any encumbrance or restriction pursuant to Swap Contracts; provided that any such restrictions or conditions permit compliance with Section 6.13, (G) any Contractual Obligation in effect at the time a Person becomes a Subsidiary, so long as such Contractual Obligation was not entered into in connection with or in contemplation of such Person becoming a Subsidiary, which restriction or Lien is not applicable to the properties or assets of the Loan Parties, other than the property or assets of the Subsidiary so acquired, and (H) Liens or restrictions arising or existing by reason of applicable Law or any applicable rule, regulation or order, or required by any regulatory authority.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenant. Except with the consent of the Required Financial Covenant Lenders, the Consolidated Secured Net Leverage Ratio as of the last day of any fiscal quarter of the Company shall not exceed the ratios set forth below opposite the period in which such day falls:

Fiscal Quarter Ended During the Periods Below	Maximum Consolidated Secured Net Leverage Ratio
March 31, 2017 through, and includes, June 30, 2019	4.50:1:00
September 30, 2019 and thereafter	4.25:1:00

For the avoidance of doubt, this Section 7.11, shall be solely for the benefit of Lenders under the Revolving Facility and the Term A Facility, and the failure to comply with this Section 7.11 shall not be a Default or Event of Default with respect to the Term B Facility except in the limited circumstances set forth in Section 8.01(b).

7.12 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures (a) so long as no Event of Default has occurred and is continuing or would result, if any, out of the Available Amount on such date that the Company elects to apply to this Section 7.12(a), or (b) which in the aggregate amount of such expenditures in any fiscal year do not exceed seven percent (7%) of the projected aggregate revenue of the Company and its Subsidiaries on a consolidated basis for such fiscal year on a Pro Forma Basis (the “Base Amount”); provided, that so long as no Default has occurred and is continuing or would result from such expenditure, the unused portion of the Base Amount not expended in the fiscal year for which it is permitted may be carried over for expenditure in the following fiscal years. Capital expenditures in any fiscal year shall be deemed to use first, the Base Amount permitted in such fiscal year, second, any amount carried forward to such fiscal year pursuant to the proviso in the previous sentience and third, out of the Available Amount. Notwithstanding the foregoing, the following shall not be considered capital expenditures for the purposes of this Section 7.12: (i) capital expenditures incurred by any Person prior to the date on which such Person became a Subsidiary of the Company, and (ii) assets purchased by the Company or a Subsidiary thereof pursuant to a Permitted Acquisition (including the Acquisition).

7.13 Modification of Certain Documents.

(a) Permit the charter, by-laws or other Organization Documents of any Loan Party or any documentation evidencing the Indebtedness permitted pursuant to Section 7.03(l) to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; or

(b) change, or allow any Loan Party to change, its fiscal year end, its accounting policies or reporting practices (except as required by GAAP) in any material respect, state of formation or its organizational form.

7.14 Prepayments and Cancellation of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Senior Note, any Subordinated Debt, and any Indebtedness permitted under Section 7.03(l) (it being understood that, in each case (x) payments of regularly scheduled interest and mandatory prepayments shall be permitted,), (y) any “AHYDO” payment for the purpose of causing such

Indebtedness not to be treated as “applicable high yield discount obligation” within the meaning of Code Section 163(i) shall be permitted and (z) any prepayment, redemption, purchase, defease or other payment in anticipation of satisfying final maturity due within one year of the date such prepayment, redemption, purchase, defease or other payment shall be permitted), except for:

(i) the refinancing, refunding, renewing or extending the Senior Notes or any Additional Senior Notes in accordance with Section 7.03(l); and

(ii) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Company could incur $1.00 of Indebtedness pursuant to Section 7.03(j), the portion, if any, of the Available Amount on such date that the Company elects to apply to this Section 7.14.

(b) Cancel, or permit any other Loan Party to cancel, any claim or debt owing to it from any other Person (other than the Company or any Subsidiary), except for reasonable consideration or in the ordinary course of business, and except for the cancellation of other debts or claims not to exceed $40,000,000.

7.15 Sanctions. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions in each such case as would violate Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lender, Joint Lead Arranger, Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.16 Anti-Corruption Laws. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach any Anti-Corruption Laws.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform, in any material respect, or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.03(d), 6.05(a), 6.10, or 6.11 or Article VII; provided that a Default as a result of a breach of Section 7.11 (the “Financial Covenant”) shall not in and of itself constitute an Event of Default with respect to any Term Facility (other than the Term A Facility) unless the Required Financial Covenant Lenders have accelerated any Term A Loans and Revolving Credit Loans then outstanding or terminated the Revolving Credit Commitments as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders (other than the Lenders under the Term A Facility) declare an Event of Default in connection therewith; or the Company, any U.S. Loan Party or any Australian Loan Party fails to perform or observe any term, covenant or agreement contained in Section 5 of the U.S. Guaranty and Collateral Agreement or Clause 11 of the Australian Guarantee and Indemnity Deed Poll; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by such Loan Party of written notice thereof from the applicable Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualifier)) on the date as of which the facts therein set forth are stated or certified; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due after giving effect to any applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided that any breach of the Financial Covenant giving rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default under any Term Facility (other than the Term A Facility) unless the Required Financial Covenant Lenders have accelerated any Term A Loans and Revolving Credit Loans then outstanding or terminated the Revolving Credit Commitments as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders (other than the Lenders under the Term A Facility) declare an Event of Default in connection therewith); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount or (iii) an event occurs with respect to a Foreign Government Scheme or Arrangement or Foreign Plan which has resulted or could reasonably be expected to result in liability of the Company or any Borrower in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke, terminate or rescind any provision of any Loan Document other than in accordance with the terms thereof; or

(k) Change of Control. There occurs any Change of Control; or

(l) Security. Any Security Document after delivery thereof for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) ceases or is asserted in writing by any Loan Party to cease to create a legal, valid, perfected and (subject to insolvency and creditors’ rights generally) enforceable Lien, on and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01; except in each case to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or Australian Collateral Agent (as applicable) to maintain possession of certificates representing securities or notes pledged under the Security Documents that have been previously delivered to such Administrative Agent or Australian Collateral Agent (as applicable) (other than due to requests of the Borrowers) or to file UCC continuation statements (if applicable).

8.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing as a result of a failure to observe or perform the Financial Covenant set forth in Section 7.11 the Administrative Agent (and, in the case of sub-paragraph (iv), the Australian Administrative Agent and Australian Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Financial Covenant Lenders, take any or all of the following actions:

(i) in the case of a termination of the Revolving Credit Commitments, declare the commitment of each Lender to make Loans and any obligation of a L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Term A Loans or Revolving Credit Loans, as applicable, all interest accrued and unpaid thereon, and all other amounts with respect thereto, owing or payable hereunder, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) in the case of a termination of the Revolving Credit Commitments, require that the Company or Australian Borrower, as applicable, Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) in the case of a termination of the Revolving Credit Commitments, exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

(b) If (i) any Event of Default (other than a failure to observe or perform a Financial Covenant set forth in Section 7.11) occurs and is continuing or (ii) if an Event of Default occurs and is continuing as a result of a failure to observe or perform a Financial Covenant set forth in Section 7.11 and in the case of this clause (ii), any of the actions set forth in clause (a) above have been taken, the Administrative Agent (and, in the case of sub-paragraph (iv), the Australian Administrative Agent and Australian Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders (or in the case of a termination of the Revolving Credit Commitments, the Required Revolving Credit Lenders), take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) in the case of a termination of the Revolving Credit Commitments, require that the Company or Australian Borrower, as applicable, Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided that, notwithstanding (a) and (b) above, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company or Australian Borrower, as applicable, to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the applicable Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to each Agent and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and amounts relating to Swap Contracts and Secured Cash Management / Other Facility Agreements) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Secured Cash Management / Other Facility Agreements and Swap Contracts incurred in favor of a Cash Management Bank or a Hedge Bank and payment to the Administrative Agent and the Australian Collateral Agent for the account of the respective L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; ratably among the Lenders, the L/C Issuers, the Agents, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law;

provided that (a) Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets and (b) Obligations with respect to each Loan Party that is a Foreign Subsidiary shall be limited to Obligations of the Borrowers and their respective Subsidiaries organized in the same jurisdiction as such Foreign Subsidiary (or in the case of Multi-Color Australia, LLC, Obligations of the Australian Borrowers and their respective Australian Subsidiaries) for purposes of amounts received from such Loan Party or its assets and distributed in accordance with the applicable Guaranty and Collateral Agreements, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

AGENTS

9.01 Appointment and Authority.

(a) Appointment.

(i) Each of the U.S. Lenders and the U.S. L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(ii) Each of the Australian Revolving Sub-facility Lenders and the Australian L/C Issuer hereby irrevocably appoints Citisecurities Limited to act on its behalf as the Australian Administrative Agent hereunder and under the other Loan Documents and authorizes the Australian Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Australian Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(iii) Each of the Australian Revolving Sub-facility Lenders, the Australian L/C Issuer and the Australian Administrative Agent hereby irrevocably appoint Citicorp International Limited to act on its behalf as the Australian Collateral Agent hereunder and under certain other Loan Documents with respect to the Australian Revolving Sub-facility, for purposes of acquiring, holding and enforcing (i) any and all Liens on Collateral granted by any of the Australian Loan Parties, Multi-Color Australia, LLC, or the Company and (ii) any Guarantee given by the Australian Loan Parties or Multi-Color Australia, LLC in each case to secure or guarantee any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent, the Australian Administrative Agent or the Australian Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agents. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents with respect to the U.S. Revolving Sub-facility, the Term A Facility and the Term B Facility, and each of the Lenders (including in its capacity as a counterparty or potential counterparty under any Swap Contract or as a Cash Management Bank or potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the U.S. Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent and the Australian Collateral Agent, as “collateral agents” and any co-agents, sub-agents and attorneys in fact appointed by either of them pursuant to Section 9.05 for the purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) or any Guarantee granted under the Loan Documents or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or the Australian Collateral Agent (as applicable), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys in fact were the applicable “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions. (a)No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent nor its Related Parties:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws, including for the avoidance of doubt any order of court, request, direction or notice (in each case whether or not having the force of law) of any relevant government agency or regulatory body to which an Agent is subject or any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Australian Administrative Agent or the Australian Collateral Agent, as the case may be, or any of its Affiliates in any capacity.

Any action taken by any Agent in accordance with the Loan Documents binds all the Lenders or all the applicable Lenders, as the case may be.

(b) No Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), (ii) in the case of the Australian Collateral Agent upon the instructions of the Australian Administrative Agent or the Required Lenders (as the case may be) or (iii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Company, a Lender or an L/C Issuer.

(c) No Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d) No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender.

(e) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, no Agent shall in any event be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Agent, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where, in the reasonable opinion of the Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (in each case whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Agent is subject.

9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal, amendment or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For the purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Assignment by Agents. The Australian Administrative Agent and the Australian Collateral Agent may at any time assign or otherwise transfer its rights or obligations under this Agreement and the other Loan Documents with the consent of the Company (not to be unreasonably withheld) to an Affiliate by giving notice of the assignment to the Lenders, the L/C Issuers and the Company.

9.07 Resignation of an Agent. Any Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which, with respect to the successor to the Administrative Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and, with respect to the successor to the Australian Administrative Agent, shall be a bank with an office in Australia, or an Affiliate of any such bank with an office in Australia, and, with respect to the successor to the Australian Collateral Agent, shall be a bank with an office in Hong Kong, or an Affiliate of any such bank with an office in Hong Kong. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or an L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each applicable Lender and each applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 9.07. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Agent as of the effective date of such resignation), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.07). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as an Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as U.S. L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties as an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require that the applicable Lenders make Base Rate Loans or fund risk participations in the Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the U.S. Revolving Sub-facility Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring U.S. L/C Issuer and Swing Line Lender, (b) the retiring U.S. L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor U.S. L/C Issuer shall issue letters of credit in substitution for the U.S. Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring U.S. L/C Issuer to effectively assume the obligations of the retiring U.S. L/C Issuer with respect to such U.S. Letters of Credit.

9.08 Non-Reliance on Agents and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Australian Administrative Agent, the Australian Collateral Agent, a Lender, the Australian L/C Issuer or the U.S. L/C Issuer hereunder.

9.10 Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on any Borrower), and solely in the case of any proceeding in Australia, the applicable Agent (with the consent of the Administrative Agent), shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Agents and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Agents under Sections 2.03(i) and (j), 2.09, 2.10(b) and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, administrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the applicable Agent and, in the event that the applicable Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the applicable Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the applicable Agent and its agents and counsel, and any other amounts due the applicable Agent (as applicable) under Sections 2.09, 2.10(b) and 10.04.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment, administration or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the applicable Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the applicable Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the applicable Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the applicable Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the applicable Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the applicable Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (l) of Section 10.01 of this Agreement), (iii) the applicable Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.11 Collateral and Guaranty Matters. Without limitation of Section 9.10, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential counterparty to a Swap Contract), the L/C Issuers and the Australian Administrative Agent irrevocably authorize each Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent or the Australian Collateral Agent (as applicable) under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or otherwise disposed of to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Australian Collateral Agent (as applicable) under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Subsidiary Guarantor from its obligations under any Guaranty and Collateral Agreement, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the Required Lenders will confirm in writing the authority of such Agent to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Guaranty and Collateral Agreement pursuant to this Section 9.11.

No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral (or any portion thereof), the existence, priority or perfection of the Administrative Agent’s or the Australian Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.12 Secured Cash Management / Other Facility Agreements and Swap Contracts. Except as otherwise expressly set forth herein or in the other Loan Documents, no Cash Management Bank or any counterparty to a Swap Contract that obtains the benefits of Section 8.03, any of the Guaranty and Collateral Agreements or any Collateral by virtue of the provisions hereof or of the other Loan Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, no Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management / Other Facility Agreements and Swap Contracts unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from the applicable Cash Management Bank or the counterparty to the Swap Contracts, as the case may be; provided that in no event shall any Agent be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Obligations in the case of a termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit.

9.13 ERISA Representation. Each Lender and each L/C Issuer as of the Closing Date represents and warrants as of the Closing Date to the Agents and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of any Borrower or any other Loan Party, that such Lender or L/C Issuer is not and will not be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the applicable Agent with the consent of the Required Lenders) and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and, solely in the case of an amendment or waiver directly affecting the Australian Revolving Sub-facility or the rights of the Australian Agents, the Australian Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that unless expressly provided otherwise below, the Required Lenders’ consent shall not be required in the following cases, and instead no such amendment, waiver or consent shall:

(a) (i) waive any condition set forth in Section 4.01(c) without the written consent of each Lender; (ii) without limiting the generality of clause (a)(i) of this Section 10.01, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Australian Revolving Lenders, the Required U.S. Revolving Lenders, the Required Term A Lenders or the Required Term B Lenders, as applicable;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that any waiver of any condition precedent in Section 4.02 or of any Default or mandatory reduction of the Commitments is not considered an extension or increase in the Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby or (ii) the order of (x) application of any reduction in the Commitments or (y) any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05 or 2.06, respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Australian Revolving Lenders, in the case of the Australian Revolving Sub-facility, the Required U.S. Revolving Lenders, in the case of the U.S. Revolving Sub-facility, the Required Term A Lenders, in the case of the Term A Facility, or the Required Term B Lenders, in the case of the Term B Facility;

(f) (i) change the definition of “Required Revolving Credit Lenders,” “Required Australian Revolving Lenders,” “Required U.S. Revolving Lenders,” “Required Term A Lenders,” “Required Term B Lenders” or “Required Financial Covenant Lenders” or any other provision hereof specifying the number or percentage of Lenders of any Facility required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, in each case with respect to such Facility, or (ii) change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Class Lenders” or “Required Financial Covenant Lenders” or any other provision hereof or any other provision of any other Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility, in the case of the foregoing clause (i), or each Lender, in the case of the foregoing clause (ii);

(g) release any Subsidiary Guarantor from any Guaranty and Collateral Agreement without the written consent of each Lender directly and adversely affected thereby, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the applicable Agent acting alone);

(h) release all or substantially all of the Collateral, or subordinate all or substantially all of the Liens granted to or held by the Administrative Agent or the Australian Collateral Agent (as applicable) under any Loan Document to the holder of any Lien on such property, in each case in any transaction or series of related transactions without the consent of each Lender;

(i) amend the definition of “Alternative Currency” without the written consent of each Lender;

(j) amend the definition of “Acceptable L/C Currency” without the written consent of each U.S. L/C Issuer;

(k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of such Lender; or

(l) waive or amend Section 7.11 or any defined term (or component defined term) as used therein (or any Default or Event of Default or exercise of remedies by the Required Financial Covenant Lenders in respect or as a result thereof) without the written consent of the Required Financial Covenant Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (iv) any of the agreements specified in the definition of “Fee Letter” may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) the Company shall be permitted to enter into amendments and modifications necessary or appropriate to effectuate customary “amend and extend” transactions with only the consent of the Administrative Agent and those Lenders agreeing to extend the maturity date of their respective Commitments or Loans, as applicable; provided that, in each case under this clause (B), each Lender under the applicable tranche or sub-facility that is being extended shall have been given the opportunity (but shall not be obligated) to participate on a pro rata basis in such extension and provided further that in the case of any amendment and extension of any Commitment under the Credit Facilities, the funding of all Loans and refundings and participations in Letters of Credit and, if applicable, Swing Line Loans under such Credit Facility shall continue to be made in accordance with the Applicable Percentages of each of the Lenders under such Credit Facility (whether or not such Lenders have agreed to participate in the extension) until the original maturity of such Credit Facility. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein (x) the Administrative Agent may, with the prior written consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents (other than the Australian Security Documents to which it is not a party) to cure any ambiguity, omission, mistake, defect or inconsistency; provided that the Administrative Agent shall provide written notice (which may be pursuant to Section 10.02 hereof) to the Australian Administrative Agent and the Australian Collateral Agent of any such amendment, modification or supplement promptly after the effective date thereof and (y) the Australian Collateral Agent may, with the prior written consent of the Company only, amend, modify or supplement the Australian Security Documents to cure any ambiguity, omission, mistake, defect or inconsistency; provided that the Australian Collateral Agent shall provide written notice (which may be pursuant to Section 10.02 hereof) to the Administrative Agent and the Australian Administrative Agent of any such amendment, modification or supplement promptly after the effective date thereof.

In addition, notwithstanding anything to the contrary in this Section 10.01, any Additional Credit Extension Amendment shall be effective in accordance with the terms specifically provided in Sections 2.18, 2.19 or 2.20.

For the purposes of any amendment under this Section 10.01, and any other consent, approval or determination under this Agreement, any consent, approval or determination of a Lender shall constitute the consent, approval and determination by each related Designated Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or email transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower or any other Loan Party, an Agent, an L/C Issuer or the Swing Line Lender, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

Except where expressly provided otherwise, all correspondence under or in relation to the Loan Documents between a Lender on the one hand, and a Borrower on the other, will be addressed to the applicable Agent, and the Lenders and the Borrowers severally agree to deal with and through the applicable Agent in accordance with this Agreement.

(b) Electronic Communications.

(i) Notices and other communications to the Agents, Swing Line Lender, the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FPML Messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, Swing Line Lender or L/C Issuer pursuant to Article II if such Lender, Swing Line Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Swing Line Lender, each L/C Issuer or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Each party to this Agreement acknowledges that there are risks associated with receiving, accepting, delivering or furnishing notices and other communications by electronic communication, including the risk of receiving non encrypted electronic communications containing confidential and/or privileged information.

(iii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or any Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, each Agent, each L/C Issuer and the Swing Line Lender may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Company, the Agents, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agents, L/C Issuers and Lenders. The Agents, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic and electronic notices, Committed Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under any other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers (or in the case of the Australian Security Documents, the Australian Collateral Agent in accordance with Section 8.02 for the benefit of all the applicable Lenders, the Australian Administrative Agent and the Australian L/C Issuer in accordance with the Australian Security Documents); provided that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as such Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an

L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that (A) if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders and (B) if at any time there is no Person acting as the Australian Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Australian Revolving Lenders shall have the rights otherwise ascribed to the Australian Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Australian Revolving Sub-facility Lender may, with the consent of the Required Australian Revolving Lenders, enforce any rights and remedies available to it and as authorized by the Required Australian Revolving Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by each Agent, each Lender and each L/C Issuer (including the fees, charges and disbursements of any counsel for any such Agent, Lender or L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of such Agent, Lender or L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify each Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of an Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), including, without limitation, any assignment being deemed to be void ab initio pursuant to Section 10.06, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such L/C Issuer or Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or L/C Issuer or Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, no Borrower shall assert, and hereby waives on behalf of itself and each Loan Party, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Interest. Notwithstanding anything to the contrary contained in any Loan Document, no Agent shall be liable to account for interest on money paid to it by a Borrower. Money held by it need not be segregated except as required by any applicable Law.

(f) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section 10.04 shall survive the resignation or termination of any Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the applicable Facility Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Facility Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06 or pursuant to Section 9.10, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that, except in the case of an assignment made pursuant to the last paragraph of Section 9.10, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Facility Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of a Term Facility unless each of the applicable Facility Administrative Agents and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the applicable Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that such Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the applicable Facility Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the U.S. Revolving Sub-facility.

(iv) “Know your customer” checks. Performance by the applicable Facility Administrative Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment, the completion of which the applicable Facility Administrative Agent shall promptly notify to the assigning Lender and the assignee Lender.

(v) Assignment and Assumption. The parties to each assignment shall execute and deliver to the applicable Facility Administrative Agent (and in the case of an assignment with respect to the Australian Revolving Sub-facility, a copy to the Administrative Agent), an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the applicable Facility Administrative Agent shall not be obliged to execute the Assignment and Assumption unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such assignee Lender; provided further however, that such Facility Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi) No Assignment to Company. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural Person or (D) any holder of Subordinated Debt.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender that is a Revolving Credit Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to any Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the applicable Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,

3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06, except that any assignment or transfer to any holder of Subordinated Debt shall be void ab initio.

(c) Register. The applicable Facility Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office or the Australian Administrative Agent’s Office, as the case may be, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or any Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (A) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant and (B) the Participant must make payment directly to such Lender. Subject to subsection (e) of this Section 10.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to delivery by such Participant of the documents required pursuant to Sections 3.01(e)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any U.S. Revolving Sub-facility Lender assigns all of its U.S. Revolving Commitment and U.S. Revolving Credit Loans pursuant to subsection (b) above, such U.S. Revolving Sub-facility Lender may, (i) upon 30 days’ notice to the Company and the Lenders, resign as U.S. L/C Issuer and/or (ii) in the case of Bank of America, N.A. only, upon 30 days’ notice to the Company, resign as Swing Line Lender. Notwithstanding anything to the contrary contained herein, if at any time Citibank, N.A., Sydney Branch assigns all of its Australian Revolving Commitment and Australian Revolving Credit Loans pursuant to subsection (b) above, Citibank, N.A., Sydney Branch may, upon 30 days’ notice to the Company and the Lenders, resign as Australian L/C Issuer. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as U.S. L/C Issuer or Swing Line Lender, as the case may be, or the resignation of Citibank, N.A., Sydney Branch as Australian L/C Issuer. If Bank of America or Citibank, N.A., Sydney Branch resigns as U.S. L/C Issuer or Australian L/C Issuer, as the case may be, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Credit Loans or BBSY Loans, as the case may be, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or Citibank, N.A., Sydney Branch, as the case may be, to effectively assume the obligations of Bank of America or Citibank, N.A., Sydney Branch, as the case may be, with respect to such Letters of Credit.

(g) Reliance. Any assignor of a Loan or Commitment hereunder shall be entitled to rely conclusively on a representation of the assignee Lender in the relevant Assignment and Assumption or that such assignee meets the criteria applicable to assignments under this Section 10.06 (including, without limitation, the requirements of Section 10.06(b)(vi)(D)). None of the Joint Lead Arrangers or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, prospective assignees ((including, without limitation, the requirements of Section 10.06(b)(vi)).

(h) Disqualified Lenders.

(i) No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Company’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Company owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Company shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

(i) Assignments to Purchasing Borrower Party. Notwithstanding anything to the contrary contained in this Agreement (including Sections 2.12 and 2.13), any Lender may assign all or a portion of its Term B Loans to any Purchasing Borrower Party pursuant to an open market purchase on a non-pro rata basis; provided that:

(i) any Term B Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(ii) at the time of and immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(iii) no purchase of any Term B Loans shall be made from the proceeds of any Revolving Credit Loan or Swing Line Loans;

(iv) the assignor will deliver to the Purchasing Borrower Party customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(v) upon receipt of notice from the Company of such assignment and cancellation of Term B Loans, the Administrative Agent shall reflect the cancellation of the applicable Term B Loans in the Register.

10.07 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Sections 2.18 or 10.06 or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to a Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or prospective assignee), (g) with the consent of the Company, (h) on a confidential basis to (i) the CUSIP Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (ii) the provider of any Platform or other electronic delivery service used by any Agent, any L/C Issuer or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to any Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section 10.07, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Loan Parties consent to the publication by any Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided that if any such advertising materials includes the Company’s results of operations, or other Information that is to be treated as confidential under this Section 10.07, the Company’s consent shall be required prior to such publication.

Each party to this Agreement acknowledges that the Australian Administrative Agent is acting through its agency division which shall be treated as a separate division from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Section 10.07, any information received by some other division or department of the Australian Administrative Agent may be treated as confidential and shall not be regarded as having been given to the Australian Administrative Agent’s agency division.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or such L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the L/C Issuers and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other

Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by any Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06(b) or any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and each Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the applicable Facility Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any assignment resulting from any Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to such amendment, waiver, consent or release.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY L/C ISSUERS, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by each of the Agents and any Affiliate thereof, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between such Borrower, each other Loan Party and their respective Affiliates, on the one hand, and each of the Agents and, as applicable, its Affiliates, the Joint Lead Arrangers and the Lenders and their Affiliates (collectively, solely for the purposes of this Section 10.16, the “Lenders”), on the other hand, (ii) each of such Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent and its Affiliates, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) no Agent nor any of its Affiliates, nor any of the Joint Lead Arrangers nor any Lender has any obligation to such Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents and their respective Affiliates, the Joint Lead Arrangers and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Loan Parties and their respective Affiliates, and no Agent nor any of its Affiliates, nor any of the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to such Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against any Agent or any of its Affiliates, either Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA PATRIOT Act Notice.

(a) Each Lender that is subject to the USA PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT ACT. The Borrowers and the other Loan Parties agree to, promptly following a request by any Agent or any Lender, provide all such other documentation and information that any Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(b) Nothing in this Agreement shall oblige any Agent to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Agent.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the applicable Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the applicable Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Agent or any Lender in such currency, the applicable Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.19 Facility Allocation Mechanism.

(a) Implementation of FAM.

(i) On the FAM Exchange Date, (x) the Commitments shall, unless, on or prior to the FAM Exchange Date, the majority Lenders under each Facility shall have otherwise directed the Administrative Agent (but without limiting the applicability of any conflicting provision of Article VIII), automatically and without further act be terminated as provided in Article VIII, (y) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.06), unless, on or prior to the FAM Exchange Date, the majority Lenders under each Facility shall have otherwise directed the Administrative Agent, be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall have assumed an interest and/or participated as of such date (including such Lender’s interest in the other Obligations of each Loan Party in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the other Obligations of each Loan Party in respect of each such Facility and each L/C Reserve Account established pursuant to clause (b) below), whether or not such Lender shall previously have participated therein, equal to such Lender’s FAM Percentage thereof and (z) simultaneously with the deemed exchange of interests pursuant to clause (y) above, in the case of any FAM Dollar Lender that has prior to the date thereof notified the Administrative Agent and the Company in writing that it has elected to have this clause (z) apply to it, the interests in the Australian Revolving Credit Loans to be received by such FAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Rate calculated as of such date, of such amount, and on and after such date, all amounts accruing and owed to such FAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided that such FAM Exchange will not affect the aggregate amount of the Obligations of the Borrowers to the Lenders under the Loan Documents. Each Lender and each Loan Party hereby consents and agrees to the FAM Exchange, and each Lender agrees that the FAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the FAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Facilities; provided that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the FAM Exchange.

(ii) As a result of the FAM Exchange, upon and after the FAM Exchange Date, each payment received by the applicable Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the applicable Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective FAM Percentages. Any direct payment received by a Lender upon or after the FAM Exchange Date, including by way of setoff, in respect of any Obligation shall be paid over to the applicable Agent for distribution to the Lenders in accordance herewith.

(iii) Notwithstanding anything in this Section 10.19 to the contrary, no Lender shall receive any interest in any Obligation of a Loan Party in respect of a U.S. Revolving Sub-facility or any rights with respect thereto if such Lender’s receipt of such interest or right would cause the Company or any of its Subsidiaries to include any amount in income under Section 956 of the Code.

(b) Letters of Credit.

(i) In the event that on the FAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part or there shall be any unpaid L/C Obligation under any such Letter of Credit, each applicable Lender shall, before giving effect to the FAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that each such Letter of Credit is denominated, an amount equal to such Lender’s Applicable Percentage of U.S. Revolving Credit Loans or Australian Revolving Credit Loans, as applicable, of each such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such L/C Obligation, as the case may be, together with interest thereon from the FAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a U.S. Revolving Credit Loan that is a Base Rate Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit and/or L/C Obligation pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such

Lender’s FAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (ii), (iii), (iv) or (v) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and/or L/C Obligation and the amounts on deposit in respect of each Letter of Credit and/or L/C Obligation attributable to each Lender’s FAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against such Lender’s Applicable Percentage of the L/C Obligations then outstanding, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.03.

(ii) In the event that after the FAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable L/C Issuer, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s FAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the applicable L/C Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 2.03 (but not of any Borrower under Section 2.03, respectively). In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 10.19, the applicable L/C Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.03, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 10.19(a). Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its FAM Percentage of the defaulted amount.

(iii) In the event that after the FAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(iv) With the prior written approval of the Administrative Agent and the applicable L/C Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable L/C Issuer on demand, its FAM Percentage of such drawing.

(v) Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in cash equivalents. Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (iv) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

(c) Net Payments Upon Implementation of FAM Exchange. Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the FAM Exchange, a Borrower is required to withhold Indemnified Taxes from amounts payable to the applicable Agent, any Lender or any Participant hereunder, or if Indemnified Taxes are otherwise imposed on such amounts, or if the applicable Agent or any Lender or Participant hereunder is required to pay any such Indemnified Taxes, the amounts so payable to the applicable Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the applicable Agent, such Lender or such Participant (i) (after making all required withholding or deductions including withholding or deductions applicable to additional sums payable under this Section 10.19(c) or after payment of Indemnified Taxes) an amount equal to the sum such Agent, Lender or Participant, as the case may be, would have received had no such withholding or deductions been made or had such Indemnified Taxes not been imposed; (ii) the Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority in accordance with applicable Law; and (iii) within 30 days of such payments, the applicable Borrower shall deliver to the applicable Agent the original or certified copy of a receipt or other documentation reasonably satisfactory to the applicable Agent evidencing payment thereof; provided that the Borrowers shall not be required to increase any such amounts payable to such Lender or Participant under this Section 10.19(c) (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 3.01 if such Lender or Participant was prior to or on the FAM Exchange Date already a Lender or Participant with respect to any Borrower). If a Foreign Lender, in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Company under this Agreement, such Foreign Lender shall comply with the requirements of paragraph (e) of Section 3.01 as soon as practicable, and the Company shall not be required to increase any such amounts payable to such Foreign Lender to the extent of any U.S. withholding tax resulting from the failure by a Foreign Lender to so comply. If a Borrower fails to withhold, pay or remit any such Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the applicable Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify, on a joint and several basis, the applicable Agent, the applicable Lenders and the applicable Participants for any taxes, interest, costs or penalties that may be payable by such Agent, such Lenders or such Participants as a result of any such failure. This Section 10.19(c) shall not have any impact on the application of Section 3.01 to any payments to the extent Section 3.01 otherwise applies to such payments.

10.20 Limitations of Liability.

(a) General. The obligations of any Borrower and the rights of the parties (other than the Loan Parties) are subject to this Section 10.20 or any limitations set out in the Designated Borrower Notice executed by such Borrower despite any provision to the contrary in this Agreement or any other Loan Document.

(b) Certain Foreign Subsidiaries. Despite any provision to the contrary in this Agreement or any other Loan Document, no Borrower shall have any obligation directly or indirectly in respect of any Obligations to the extent that any such Obligation would result in an inclusion under section 956 of the Code for the Company or any of its Subsidiaries (calculated assuming in all events no limitation on the “earnings and profits” or “applicable earnings” of the relevant controlled foreign corporation as applied in that section).

10.21 Stamp Duties and GST.

(a) The Company must pay all stamp, transaction and other similar duties and charges in relation to the Loan Documents, and any security and any transaction under them. The Company shall also pay any fines and penalties unless they result from a failure by an Agent or a Lender to lodge a document for stamping in sufficient time, having received the amount of stamp duty and all necessary documents in a timely manner. The Company shall reimburse each Agent and each Lender for all such amounts paid by it with respect to such stamp, transaction and other similar duties and charges.

(b) All payments to be made by any Loan Party under or in connection with any Loan Document have been calculated without regard to GST.

(i) If all or part of any such payment is the consideration for a taxable supply for GST purposes then, when a Loan Party makes the payment:

(A) it must pay to the applicable Agent or Lender, as the case may be, an additional amount equal to that payment (or part) multiplied by the appropriate rate of GST (currently 10% in Australia); and

(B) such Agent or Lender, as the case may be, will promptly provide the Loan Party a tax invoice complying with the relevant GST legislation.

(ii) Where under a Loan Agreement, the Loan Party is required to reimburse or indemnify for an amount, the Loan Party will pay the relevant amount (including any sum in respect of GST) less any GST input tax credit the relevant Indemnitee determines that it is entitled to claim in respect of that amount.

10.22 Other Acknowledgements.

(a) This Agreement takes effect as an agreement between the Company, the Lenders, the Administrative Agent, the Swing Line Lender, the U.S. L/C Issuers, the Australian Administrative Agent, the Australian Collateral Agent and the Australian L/C Issuer on execution of this Agreement by each such party. A party to this Agreement is only bound by its obligations under this Agreement on and from the date it executes this Agreement.

(b) The Australian Collateral Agent acknowledges and agrees that it holds each Australian Security Document in its own capacity and as agent for the Australian Revolving Sub-facility Lenders and the Australian Administrative Agent.

10.23 Parallel Debt; Administrative Agent and the Australian Collateral Agent as Holder of Security.

(a) In this Section:

“Finance Party” means a Lender, the Administrative Agent, the Swing Line Lender, the U.S. L/C Issuers, the Australian Administrative Agent, the Australian Collateral Agent, the Australian L/C Issuer and other Secured Parties.

“Finance Party Claim” means any amount which a Loan Party owes to a Finance Party with respect to or in connection with the Obligations, other than the Administrative Agent Claims.

“Administrative Agent Claim” has the meaning specified in subsection (c) below.

(b) Unless expressly provided to the contrary in any Loan Document, the Administrative Agent and the Australian Collateral Agent (as applicable) hold any security created by a Loan Document governed by any relevant law and the proceeds of that security on trust for the relevant Finance Parties.

(c) Each Loan Party must pay the Administrative Agent and the Australian Collateral Agent (as applicable), as independent and separate creditors, an amount equal to each relevant Finance Party Claim on its due date (the “Administrative Agent Claims”).

(d) Each Administrative Agent Claim is created on the understanding that the Administrative Agent and the Australian Collateral Agent (as applicable) must:

(i) in accordance with the Loan Documents share the proceeds of each Administrative Agent Claim with the other relevant Finance Parties; and

(ii) pay those proceeds to the relevant Finance Parties in accordance with their respective interests in the amounts outstanding under the Loan Documents.

(e) The Administrative Agent and the Australian Collateral Agent (as applicable) may enforce performance of any Administrative Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(f) Each relevant Finance Party must, at the request of the Administrative Agent or the Australian Collateral Agent (as applicable), perform any act required in connection with the enforcement of any Administrative Agent Claim. This includes joining in any proceedings as co-claimant with the Administrative Agent or the Australian Collateral Agent (as applicable).

(g) Unless the Administrative Agent or the Australian Collateral Agent (as applicable) fails to enforce an Administrative Agent Claim within a reasonable time after its due date, a relevant Finance Party may not take any action to enforce the corresponding Finance Party Claim unless it is requested to do so by the Administrative Agent or the Australian Collateral Agent (as applicable).

(h) Each Loan Party irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Administrative Agent or the Australian Collateral Agent (as applicable) in respect of any Administrative Agent Claim.

(i)

(i) Discharge by a Loan Party of a Finance Party Claim will discharge the corresponding Administrative Agent Claim in the same amount.

(ii) Discharge by a Loan Party of an Administrative Agent Claim will discharge the corresponding Finance Party Claim in the same amount.

(j) The aggregate amount of the Administrative Agent Claims will never exceed the aggregate amount of Finance Party Claims.

(k)

(i) A defect affecting an Administrative Agent Claim against a Loan Party will not affect any Finance Party Claim.

(ii) A defect affecting a Finance Party Claim against a Loan Party will not affect any Administrative Agent Claim.

(l) If the Administrative Agent or the Australian Collateral Agent (as applicable) returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a relevant Finance Party, that Finance Party must repay an amount equal to that recovery to the Administrative Agent or the Australian Collateral Agent (as applicable).

10.24 Electronic Execution of Assignments and Certain Other Documents.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the Australian Administrative Agent, the Australian Collateral Agent, any L/C Issuer, the Swing Line Lender nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the Australian Administrative Agent, the Australian Collateral Agent, such L/C Issuer, the Swing Line Lender or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI.

PPSA & PRIVACY

11.01 PPSA Further Steps.

(a) If an Agent determines that a Loan Document (or a transaction in connection with it) is or contains a security interest for the purposes of a PPS Law, each Borrower agrees to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information and procuring that any Subsidiary do the same) which the Agent or any Australian Revolving Sub-facility Lender asks and reasonably considers necessary for the purposes of:

(i) ensuring that the Loan Documents (or any security interest (as defined under PPS Law) or other Lien under any Loan Document) is enforceable, perfected and otherwise effective;

(ii) enabling the Agent to apply for any registration, or give any notification, in connection with the security interest so that the security interest has the priority required by the Agent or Australian Revolving Sub-facility Lender;

(iii) for more satisfactorily assuring or securing to the Finance Parties the property the subject of any such security interest or other Lien in a manner consistent with the Loan Documents; or

(iv) enabling the Agent or any Australian Revolving Sub-facility Lender to exercise rights in connection with the security interest and aiding the exercise of any power in any Loan Document.

(b) Everything the Borrowers are required to do under this Section 11.01 is at that Borrower’s expense. Each Borrower agrees (and will procure that each relevant Loan Party will agree) to pay or reimburse the costs and expenses (including legal costs) of the Agent and Australian Revolving Sub-facility Lenders in connection with anything that Borrower is required to do under this Section 11.01.

11.02 PPSA Waivers.

(a) Without limiting any other provision of this document, or any other Loan Document, each Borrower waives (and will procure that each Loan Party waive) its right to receive any verification statement (or notice of any verification statement) in respect of any financing statement or financing change statement relating to any Lien created under this Agreement or any other Loan Document.

(b) The Australian Collateral Agent and each Borrower agree (and the Borrowers will procure that each relevant Loan Party agrees) that, to the extent permitted by Law and in respect of each Loan Document and each Lien created under a Loan Document, for the purposes of sections 115(1) and 115(7) of the PPSA:

(i) the relevant Loan Party and the Australian Collateral Agent contract out of:

(A) any Agent’s obligation to:

(I) dispose of or retain personal property under section 125 of the PPSA; and

(II) include details of amounts paid to other secured parties in a statement of account under section 132(3)(d) of the PPSA;

(B) section 142 of the PPSA; and

(C) section 143 of the PPSA;

(ii) the relevant Loan Party and the Australian Collateral Agent contract out of that Loan Party’s rights to (and the relevant Loan Party waives its rights to):

(A) receive notice of the removal of an accession under section 95 of the PPSA;

(B) receive notice of the decision of any Agent to enforce any Lien in accordance with land law decisions under section 118 of the PPSA;

(C) receive notice of any action of any Agent to enforce any Lien in liquid assets under section 121(4) of the PPSA;

(D) receive notice of any Agent’s proposal to dispose of personal property under section 130 of the PPSA;

(E) receive a statement of account under section 132(4) of the PPSA;

(F) any other provision of the PPSA notified by the Australian Collateral Agent after the date of this Agreement to the relevant Loan Party and agreed to in writing by that Loan Party (such agreement not to be unreasonably withheld or delayed); and

(iii) the Australian Collateral Agent and each Borrower contract out of (and the Borrowers will procure that each relevant Loan Party contract out of) the application of Part4.3 of the PPSA (other than sections 126, 128, 129(1), 133, 134(1), 138B and 138C) if that Part would apply by virtue of section 116(2) of the PPSA.

11.03 Other Rights.

(a) Where an Agent has powers in addition to, or existing separately from, those in Chapter 4 of the PPSA, those powers will continue to apply and are not limited or excluded (or otherwise adversely affected) by the PPSA. This is despite Section 11.02 or any other provision of a Loan Document.

(b) If an Agent has a security interest (as defined under PPS Law) under any Loan Document, to the extent the law permits, if the Agent with the benefit of the security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the PPS Law unless the Agent states otherwise at the time of exercise. However, this clause does not apply to any right, power or remedy which can only be exercised under the PPS Law.

11.04 PPSA Undertaking. Each Borrower will promptly take (and procure that each Subsidiary will take) all reasonable steps which are prudent for its business under or in relation to PPS Law including doing anything reasonably requested by an Agent for that purpose. For example, it will:

(a) create and implement appropriate policies and systems; and

(b) where appropriate, take reasonable steps, to identify Liens in its favor and to perfect and protect them, with the highest priority reasonably available.

11.05 PPSA Confidentiality. Each party to this Agreement agrees (and each Borrower will procure that each relevant Loan Party agrees) not to disclose under section 275(1) of the PPSA information of the kind mentioned in section 275(1) of the PPSA, except in circumstances required by sections 275(7)(b) to (e) of the PPSA. Each party to this Agreement agrees that each Borrower will only authorize the disclosure of information under section 275(7)(c) or request information under section 275(7)(d) of the PPSA, if the Agent approves.

11.06 Interpretation. In this Article XI, the following words and expressions have the same meanings given to them in the PPSA: control, financing change statement, financing statement, personal property, and verification statement.

11.07 Privacy.

(a) Each Borrower agrees that if a Loan Party gives the Australian Administrative Agent Personal Information about someone else, or directs someone else to give their Personal Information to the Australian Administrative Agent, the Borrower must (and will procure that each relevant Loan Party will) show that person a copy of the Privacy Statement so that they understand the manner in which their Personal Information may be used or disclosed.

(b) Each Borrower acknowledges that the Australian Privacy Principles set out in the Privacy Act 1998 (Cth) apply to all Personal Information collected and disclosed for the purposes of, or in connection with, the Loan Documents by the Australian Administrative Agent.

(c) Each Lender, Agent and L/C Issuer acknowledges:

(i) that the Australian Privacy Principles set out in the Privacy Act 1998 (Cth) apply to all Personal Information collected and disclosed for the purposes of, or in connection with, the Loan Documents (in so far as it relates to the Australian Loan Parties); and

(ii) that if a Lender, Agent and L/C Issuer (“Recipient”) receives Personal Information from another Lender, Agent and L/C Issuer (“Provider”) in connection with the Loan Documents then the Recipient agrees with the Provider to comply with the ‘Australian Privacy Principles’ set out in the Privacy Act 1988 (Cth) with respect to that Personal Information (in so far as it relates to the Australian Loan Parties).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MULTI-COLOR CORPORATION

By:	/s/ Mary T. Fetch
Name: Mary T. Fetch
Title: Vice President and Treasurer

COLLOTYPE INTERNATIONAL HOLDINGS PTY LIMITED ACN 007 628 015 IN ACCORDANCE WITH SECTION 127(1) OF THE CORPORATIONS ACT 2001 (CTH)

By:	/s/ Mary T. Fetch
Name of Director: Mary T. Fetch

By:	/s/ Sharon E. Birkett
Name of Director: Sharon E. Birkett

Multi-Color Corporation

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Liliana Claar
Name: Liliana Claar
Title: Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

CITISECURITIES LIMITED (ABN 51 008 489 610) as Australian Administrative Agent
EXECUTED IN ACCORDANCE WITH SECTION 127(1) OF THE CORPORATIONS ACT 2001 (CTH)

By: /s/ Yun Wang
Name: Yun Wang
Title: Country Controller - Director

By: /s/ MICHAEL FORDE
Name: MICHAEL FORDE
Title: COMPANY SECRETARY

Multi-Color Corporation

Credit Agreement

Signature Page

CITICORP INTERNATIONAL LIMITED, as Australian Collateral Agent
EXECUTED IN ACCORDANCE WITH SECTION 127(1) OF THE CORPORATIONS ACT 2001 (CTH)

By: /s/ Terence Yeung
Name: Terence Yeung
Title: Vice President

By: /s/ Cheran Larn
Name: Cheran Larn
Title: Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender, U.S. L/C Issuer and Swing Line Lender

By:	/s/ Gregory J. Bosio
Name: Gregory J. Bosio
Title: Senior Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

CITIBANK, N.A., as a Lender and U.S. L/C Issuer

By:	/s/ Christopher Wood
Name: Christopher Wood
Title: Managing Director

Multi-Color Corporation

Credit Agreement

Signature Page

CITIBANK N.A., SYDNEY BRANCH as Australian L/C Issuer and Lender,
EXECUTED IN ACCORDANCE WITH SECTION 127(1) OF THE CORPORATIONS ACT 2001 (CTH)

By: /s/ MICHAEL REID
Name: MICHAEL REID
Title: MANAGING DIRECTOR

By: /s/ Mitchell Dow
Name: Mitchell Dow
Title: Witness

By: /s/ LACHLAN TRACEY
Name: LACHLAN TRACEY
Title: DIRECTOR

By: /s/ Maximilian Lawson, CA.
Name: Maximilian Lawson, CA.
Title: Witness

Multi-Color Corporation

Credit Agreement

Signature Page

GOLDMAN SACHS BANK USA, as a Lender and U.S. L/C Issuer

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

Multi-Color Corporation

Credit Agreement

Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and U.S. L/C Issuer

By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

Multi-Color Corporation

Credit Agreement

Signature Page

BANK OF MONTREAL, as a Lender and U.S. L/C Issuer

By:	/s/ Patrick Hartweger
Name: Patrick Hartweger
Title: Managing Director

Multi-Color Corporation

Credit Agreement

Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender and U.S. L/C Issuer

By:	/s/ Kenneth D. Kramp
Name: Kenneth D. Kramp
Title: Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

FIFTH THIRD BANK, as a Lender and U.S. L/C Issuer

By:	/s/ Kelly Wolski
Name: Kelly Wolski
Title: Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender and U.S. L/C Issuer

By:	/s/ William Binder
Name: William Binder
Title: Executive Director

By:	/s/ Timothy J. Devane
Name: Timothy J. Devane
Title: Executive Director

Multi-Color Corporation

Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeffrey L. Stein
Name: Jeffrey L. Stein
Title: Senior Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ Eric Saxon
Name: Eric Saxon
Title: Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sean C. Horridge
Name: Sean C. Horridge
Title: Vice President

Multi-Color Corporation

Credit Agreement

Signature Page

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Thilo Huber
Name: Thilo Huber
Title: Director

By:	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

Multi-Color Corporation

Credit Agreement

Signature Page